Exhibit 10.1

EXECUTION VERSION

Published CUSIP Number:  82907CAC9

Revolving Facility CUSIP Number:  82907CAD7

CREDIT AGREEMENT

dated as of July 27, 2012

among

SIMPSON MANUFACTURING CO., INC.,

as Borrower,

The Subsidiaries of Borrower Party Hereto,

as Guarantors,

and

The Financial Institutions Party Hereto,

as Lenders,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent, Swing Line Lender and L/C Issuer

WELLS FARGO SECURITIES, LLC,

As Sole Lead Arranger and Sole Bookrunner

UNION BANK, N.A.,

As Syndication Agent

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(continued)

(continued)

(continued)

SCHEDULES

2.01	Lenders; Revolving Credit Commitments; Percentage Shares
5.06	Litigation
5.07	Pension Plans
5.09	Environmental
5.15, Part (a)	Equity Interests
5.15, Part (b)	Investments
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
7.08	Transactions with Affiliates
7.09	Burdensome Agreements
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

A	Form of Assignment and Assumption
B	Form of Compliance Certificate
C	Form of Joinder Agreement
D	Form of Loan Notice
E-1	Form of Revolving Loan Note
E-2	Form of Swing Line Loan Note
F	Form of Swing Line Loan Notice
G-1	Form of U.S. Tax Compliance Certificate
G-2	Form of U.S. Tax Compliance Certificate
G-3	Form of U.S. Tax Compliance Certificate
G-4	Form of U.S. Tax Compliance Certificate
H	Borrower’s Investment Policy
I	Form of Pay-Off Letter for the Existing Facility
J	Subordination Provisions

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CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”), dated as of July 27, 2012, is entered among SIMPSON MANUFACTURING CO., INC., a Delaware corporation, as borrower (“Borrower”), the Guarantors party hereto (including for the purposes of Section 10.15), the several financial institutions party to this Agreement as Lenders, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, in its separate capacities as Swing Line Lender and L/C Issuer and as Administrative Agent, for the benefit of the Credit Parties.

RECITALS

A.                                 Borrower has requested that the Lending Parties make certain Credit Extensions available to Borrower, for Borrower’s benefit and for the benefit of each of the other Loan Parties.

B.                                 The Lending Parties have agreed to make such Credit Extensions available to Borrower, for Borrower’s benefit and for the benefit of each of the other Loan Parties, each of which is a direct or indirect wholly-owned Subsidiary of Borrower, but only on the terms and provisions, subject to the conditions and in reliance on the representations and warranties set forth below.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

AGREEMENT

ARTICLE I
Certain Defined Terms; Certain Rules of Construction

Section 1.01                            Certain Defined Terms.

As used in this Agreement, the following terms will mean the following:

“Acquisition” means any transaction or series of related transactions resulting, directly or indirectly, in (a) the acquisition by any Loan Party or any Subsidiary of any Loan Party of (i) all or substantially all of the assets of another Person or (ii) any business unit or division of another Person, (b) the acquisition by any Loan Party or any Subsidiary of any Loan Party of the Equity Interests of another Person resulting in the acquiring Person having the ability to Control the acquired Person, or otherwise causing any other Person to become a Subsidiary of such Person or (c) a merger or consolidation, or any other combination, of any Loan Party or any Subsidiary of any Loan Party with another Person (other than a Person that is a wholly-owned Subsidiary) in which any Loan Party or any Subsidiary of a Loan Party is the surviving Person.

“Acquisition Consideration” has the meaning given such term in clause (e)(i) of the definition of “Permitted Acquisition” set forth in this Section 1.01.

“Additional Alternative Currency” has the meaning given such term in Section 1.02(l).

“Additional Commitment Documentation” has the meaning given such term in Section 2.14(c).

“Additional Commitments Effective Date” has the meaning given such term in Section 2.14(b).

“Additional Revolving Credit Commitment” means the commitment of an Additional Revolving Credit Lender to make Additional Revolving Credit Loans pursuant to Section 2.14.

“Additional Revolving Credit Lender” means, at any time, any lender providing an Additional Revolving Credit Commitment, other than any such Person that thereafter ceases to be a party hereto pursuant to an Assignment and Assumption.

“Additional Revolving Credit Loans” means any loans made in respect of Additional Revolving Credit Commitments.

“Administrative Agent” means, at any time, the administrative agent for the Credit Parties under the Loan Documents as appointed pursuant to Article IX (which, initially, will be Wells Fargo).

“Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as Administrative Agent may from time to time notify Borrower and each Lending Party.

“Administrative Detail Form” means an administrative detail form in a form supplied by, or otherwise acceptable to, Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified (excluding any trustee under, or any committee with responsibility for administering, any Employee Benefit Plan).

“Aggregate Revolving Credit Commitments” means, at any time, the combined Revolving Credit Commitments of all Lenders.  As of the Closing Date, the Aggregate Revolving Credit Commitments of all Lenders is $300,000,000.

“Agreement” means this Credit Agreement.

“Alternative Currency” means Sterling, Euros, Canadian Dollars, Australian Dollars, Hong Kong Dollars, Yen, Danish Kroner, Swiss Francs and each Additional Alternative Currency (other than Dollars) that is approved from time to time in accordance with Section 1.02(l).

“Alternative Currency Available Credit” means, as of any date of determination, the lesser of (a) $200,000,000 less (i) the Dollar Equivalent of the aggregate of all Eurodollar Rate Loans and HKD Rate Loans then outstanding denominated in an Alternative Currency and (ii) the Dollar Equivalent of the aggregate of all Credit Obligations then outstanding in respect of Credits denominated in an Alternative Currency, and (b) the amount by which (A) the Aggregate Revolving Credit Commitments then in effect exceeds (B) the Total Revolving Credit Outstandings as of such date.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Anti-Money Laundering Laws” has the meaning given such term in Section 5.18(d).

“Anti-Terrorism Laws” means any applicable Laws relating to terrorism or money laundering, including Executive Order No. 13224, the PATRIOT Act, the applicable Laws comprising or implementing the Bank Secrecy Act, the applicable Laws administered by OFAC and all Anti-Money Laundering Laws.

“Applicable Margin” means, at any time with respect to, and as included in the computation of the rate of interest for Eurodollar Rate Loans, HKD Rate Loans or Base Rate Loans, or in the computation of Credit Fees, or in the computation of Facility Fees, as the context requires and as otherwise provided in this Agreement, the applicable rate percentage per annum set forth in the grid below, each such percentage being based, subject to Section 2.08(d), upon the corresponding Consolidated Leverage Ratio maintained by Borrower, measured as of the end of the most recent Fiscal Period for which Borrower has furnished a Compliance Certificate to Administrative Agent and the Lenders pursuant to Section 6.01(c).

Pricing Level (Tier)	Consolidated Leverage Ratio	Applicable Margin for Eurodollar Rate Loans and HKD Rate Loans (Revolving Credit Loans and Credit Fees)	Applicable Margin for Base Rate Loans (Revolving Credit Loans and Swing Line Loans)	Applicable Margin for Revolving Credit Facility Fees
I	Less than 1.00:1.00	0.600%	0.000%	0.150%
II	Equal to or greater than 1.00:1.00 and less than 1.50:1.00	0.800%	0.000%	0.200%
III	Equal to or greater than 1.50:1.00 and less than 2.00:1.00	1.125%	0.125%	0.250%
IV	Equal to or greater than 2.00:1.00	1.450%	0.450%	0.300%

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Margin for any period and at anytime will be subject to the provisions of Section 2.08(d).

“Applicable Time” means, with respect to any Borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be reasonably determined by Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Wells Fargo Securities, LLC as sole lead arranger and sole book runner for the transactions contemplated by the Loan Documents.

“Assignment and Assumption” means an assignment and assumption entered into by a Lending Party and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by Administrative Agent, in substantially the form of Exhibit A or any other form approved by Administrative Agent.

“Attributable Debt” means, on any date of determination, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capitalized Lease.

“Australian Dollars” means the lawful currency of Australia.

“Automatic Extension Credit” means a Credit that has automatic extension provisions.

“Availability Period” means the period from the Closing Date to the date that is (a) for Revolving Credit Loans, five Business Days, and (b) for Swing Line Loans, one Business Day, in each case prior to the Revolving Credit Maturity Date.

“Bank Undertaking” means any independent undertaking of L/C Issuer within the meaning of, and complying with the requirements of, 12 C.F.R. §7.1016 as to which the issuer’s obligation to honor depends upon the presentation of specified documents and not upon non-documentary conditions or resolution of any questions of fact or law, issued hereunder pursuant to Section 2.03.  Bank Undertakings may be issued in Dollars or an Alternative Currency as permitted by this Agreement.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. Sections 101 et seq.), and the Bankruptcy Rules promulgated thereunder.

“Base Rate” means, for any day, the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate for such day plus one-half of one percent (0.50%) and (c) the One Month LIBOR Rate for such day (determined on a daily basis as set forth below) plus the difference between the Applicable Margin for Eurodollar Rate Loans and the Applicable Margin for Base Rate Loans for the relevant pricing tier then applicable to outstanding Loans as indicated in the pricing grid set forth in the definition of “Applicable Margin”.  As used in this definition of “Base Rate”, “One Month LIBOR Rate” means, with respect to any interest rate calculation for a Loan or other Obligation bearing interest at the Base Rate, a rate per annum equal to the quotient (rounded upward if necessary to the nearest 1/100th of one percent (0.01%)) of (i) the rate per annum referred to as the BBA (British Bankers Association) LIBOR RATE as reported on Reuters’ LIBOR01 screen, or if not reported by Reuters, as reported by any service selected by Administrative Agent on the applicable day (provided that if such day is not a Business Day for which a LIBOR Rate is quoted, the next preceding Business Day for which a LIBOR Rate is quoted) at or about 11:00 a.m., London time (or as soon thereafter as practicable), for Dollar deposits being delivered in the London interbank eurodollar currency market for a term of one month commencing on such date of determination, divided by (ii) one minus the Reserve Requirement in effect on such day.  If for any reason rates are not available as provided in clause (i) of the preceding sentence, the rate to be used in clause (i) will be, at Administrative Agent’s discretion (in each case, rounded upward if necessary to the nearest 1/100th of one percent (0.01%)), (A) the rate per annum at which Dollar deposits are offered to Administrative Agent in the London interbank eurodollar currency market or (B) the rate at which Dollar deposits are offered to Administrative Agent in, or by Wells Fargo to major banks in, any offshore interbank eurodollar market selected by Administrative Agent, in each case on the applicable day (provided that if such day is not a Business Day for which Dollar deposits are offered to Administrative Agent in the London interbank eurodollar currency market, the next preceding Business Day for which Dollar deposits are offered to Administrative Agent in the London interbank eurodollar currency market) at or about 11:00 a.m., London time (or as soon thereafter as practicable) (for delivery on such date of determination) for a one month term.  Each determination by Administrative Agent pursuant to this definition will be conclusive absent manifest error.

“Base Rate Loan” means a Loan that bears interest based upon the Base Rate.

“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Borrower” has the meaning given such term in the Preamble.

“Borrowing” means a Revolving Credit Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York, New York or San Francisco, California or in such other city and state where Administrative Agent’s Office is located, and will also include:

(a)                                  if such day relates to any interest rate settings as to a Eurodollar Rate Loan denominated in Dollars or as to any Base Rate Loan, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurodollar Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, any day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b)                                 if such day relates to any interest rate settings as to a Eurodollar Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurodollar Rate Loan or Bid Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, any TARGET Day;

(c)                                  if such day relates to any interest rate settings as to a Eurodollar Rate Loan denominated in a currency other than Dollars or Euro or as to a HKD Rate Loan, any day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; or

(d)                                 if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurodollar Rate Loan denominated in a currency other than Dollars or Euro, including any fundings, disbursements, settlements and payments in Hong Kong Dollars in respect of a HKD Rate Loan, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan or HKD Rate Loan (other than any interest rate settings), any day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Dollars” means the lawful currency of Canada.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash” means money, currency or a credit balance in a deposit account.

“Cash Collateralize” means to pledge and deposit with or deliver to Administrative Agent, for the benefit of Administrative Agent or L/C Issuer (as applicable) and the Lenders, as collateral for Credit Obligations, Obligations or obligations of Lenders to fund participations in respect of either thereof (as the context may require), Cash or, if L/C Issuer (in the case of Credit Obligations) will agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) Administrative Agent and (b) L/C Issuer (as applicable).  “Cash Collateral” will have a meaning correlative to the foregoing and will include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, as to any Person, any of the following: (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof; (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s; (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $250,000,000; (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; (e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $4,000,000,000; (f) other short-term investments utilized by Borrower and its Subsidiaries organized under the laws of a jurisdiction outside the United States in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing; (g) other investments made at the discretion of Borrower’s Board of Directors in compliance with its investment policy in effect as of the Closing Date and attached hereto as Exhibit H; and (h) cash balances in bank accounts deposited in the United States maintained with any Lender, which cash balances are (i) invested overnight in an account maintained by a branch or affiliate of such financial institution located outside of the United States, and (ii) returned to such account at the start of business each Business Day.

“Cash Management Agreement” means any agreement to provide cash management services, including credit, debit and purchase cards and the processing thereof, treasury, depository and overdraft services, electronic funds transfers (including Automated Clearing House processing thereof through the direct Federal Reserve Fedline system) and other cash management services and arrangements (collectively, “Cash Management Services”).

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“Cash Management Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by any Person to any Cash Management Bank pursuant to or evidenced by a Cash Management Agreement, irrespective of whether for the payment of money, direct or indirect, absolute or contingent, due or to become due.

“CFC” means a controlled foreign corporation (as that term is defined in the Code).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means any of the following occurs:

(a)                                  any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 35% or more of the Equity Interests of Borrower entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Borrower;

(b)                                 occupation of a majority of the seats (other than vacant seats) on the Board of Directors (or the nominating committee thereof) of Borrower by Persons who were neither (i) nominated by the Board of Directors (or the nominating committee thereof) of Borrower nor (ii) appointed by directors so nominated; or

(c)                                  Borrower fails to own and control, directly or indirectly, 100% of the Equity Interests of each other Loan Party.

“Closing Date” means the first date on which all of the conditions precedent to the initial Credit Extension set forth in Section 4.01 and Section 4.02 are satisfied (or waived in accordance with Section 10.01).

“Code” means the Internal Revenue Code of 1986.

“Communications” means any Specified Materials distributed to Administrative Agent or any Lending Party by means of electronic communications pursuant to Section 10.02(b), including through an Electronic Platform.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” refers, with respect to any Person, to the consolidation of accounts of such Person and its Subsidiaries in accordance with GAAP.

“Consolidated EBIT” means, as calculated in accordance with GAAP for Borrower and its Subsidiaries on a Consolidated basis for any period, Consolidated Net Income for such period, plus (a) the following to the extent deducted in calculating such Consolidated Net Income for such period (without duplication), all (i) Consolidated Interest Expense (net of interest income), (ii) Federal, state, local and foreign taxes on or measured by income accrued during such period by Borrower and its Consolidated Subsidiaries, (iii) amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (iv) extraordinary, unusual or non-recurring expenses or losses and (vi) other charges (including goodwill impairment charges) of Borrower and its Consolidated Subsidiaries reducing such Consolidated Net Income which do not represent a Cash item in such period or any future period; and minus (b) the following to the extent included in calculating such Consolidated Net Income for such period (without duplication), all (1) extraordinary, unusual or non-recurring income or gains and (2) other income of Borrower and its Consolidated Subsidiaries increasing such Consolidated Net Income which does not represent a Cash item in such period or any future period.

“Consolidated EBITDA” means, as calculated in accordance with GAAP for Borrower and its Subsidiaries on a Consolidated basis for any period, Consolidated Net Income for such period, plus (a) the following to the extent deducted in calculating such Consolidated Net Income for such period (without duplication), all (i) Consolidated Interest Expense (net of interest income), (ii) Federal, state, local and foreign taxes on or measured by income accrued during such period by Borrower and its Consolidated Subsidiaries, (iii) amortization of intangibles (including goodwill) and organization costs, (iv) amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (v) depreciation and other amortization expense, (vi) extraordinary, unusual or non-recurring expenses or losses and (vii) other charges (including goodwill impairment charges) of Borrower and its Consolidated Subsidiaries reducing such Consolidated Net Income which do not represent a Cash item in such period or any future period; and minus (b) the following to the extent included in calculating such Consolidated Net Income for such period (without duplication), all (1) extraordinary, unusual or non-recurring income or gains and (2) other income of Borrower and its Consolidated Subsidiaries increasing such Consolidated Net Income which does not represent a Cash item in such period or any future period.

“Consolidated Funded Debt” means, as calculated in accordance with GAAP for Borrower and its Subsidiaries on a Consolidated basis as of any date of determination, the sum of (without duplication) all Indebtedness of a type described in clauses (a) through (h) inclusive (and all Guaranties of such Indebtedness) of the definition of “Indebtedness.”

“Consolidated Interest Expense” means, as calculated in accordance with GAAP for Borrower and its Subsidiaries on a Consolidated basis for any period, the sum of (without duplication) (a) all interest in respect of Indebtedness (including the interest component of any payments in respect of Capitalized Leases) accrued or capitalized during such period, plus (b) dividends accrued on preferred stock, to the extent that such preferred stock is treated as a liability pursuant to GAAP, plus (c) all accrued losses paid or payable to the applicable counterparty under interest rate Swap Contracts during such period to the extent not included in clause (a) of this definition, minus (d) all accrued gains received or receivable from the applicable counterparty under interest rate Swap Contracts during such period.

“Consolidated Interest Coverage Ratio” means, as determined as of the last day of any Fiscal Period, calculated for Borrower and its Subsidiaries on a Consolidated basis for the period consisting of the four consecutive Fiscal Periods ending on such date, the ratio of (a) Consolidated EBIT for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Leverage Ratio” means, as determined as of the last day of any Fiscal Period, calculated for Borrower and its Subsidiaries on a Consolidated basis, the ratio of (a) Consolidated Funded Debt as of such date of determination to (b) Consolidated EBITDA for the period consisting of the four consecutive Fiscal Period ending on such date.

“Consolidated Net Income” means, as calculated in accordance with GAAP for Borrower and its Subsidiaries on a Consolidated basis for any period, the sum of net income (or loss) for such period, but excluding (a) any income of any Person if such Person is not a Subsidiary, except that Borrower’s direct or indirect equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of Cash actually distributed by such Person during such period to Borrower or any Subsidiary as a dividend or other distribution, and (b) the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Subsidiary of that income is prohibited by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary.

“Contractual Obligation” means, as to any Person, any document or other agreement or undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlled” has the meaning correlative thereto.

“Controlled Entity” means any of the Subsidiaries of Borrower and any of their or Borrower’s respective Controlled Affiliates.

“Credit” means any Letter of Credit or Bank Undertaking.

“Credit Advance” means a Lender’s funding of its participation in a Credit Borrowing in accordance with its Revolving Credit Percentage Share.

“Credit Application” means an application and agreement (including any related reimbursement agreement) for the issuance or amendment of a Credit in the form from time to time in use by L/C Issuer.

“Credit Borrowing” means an extension of credit resulting from a drawing under any Credit that has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.  All Credit Borrowings will be denominated in Dollars.

“Credit Expiration Date” means the day that is five Business Days prior to the Revolving Credit Stated Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Credit Extension” means each of the following: (a) a Borrowing, (b) a continuation of any Eurodollar Rate Loan (or portion thereof) into a new Eurodollar Rate Loan of a new Interest Period, (c) a continuation of any HKD Rate Loan (or portion thereof) into a new HKD Rate Loan of a new Interest Period, (d) a conversion of any Base Rate Loan (or portion thereof) into a Eurodollar Rate Loan or a HKD Rate Loan of a new Interest Period or the conversion of any Eurodollar Rate Loan or HKD Rate Loan (or portion thereof) into a Base Rate Loan or (e) an L/C Credit Extension.

“Credit Fee” has the meaning given such term in Section 2.03(i).

“Credit Obligations” means, as determined at any time, the sum of (a) the aggregate amount available to be drawn under all outstanding Letters of Credit and (b) the aggregate of all Unreimbursed Amounts, including all Credit Borrowings.  For purposes of computing the amount available to be drawn under any Credit, the amount of such Credit will be determined in accordance with Section 1.02(i).

“Credit Parties” means, collectively, Administrative Agent, the Lending Parties, the Hedge Banks and the Cash Management Banks.

“Credit Sublimit” means an amount equal to $50,000,000.  The Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Credit Commitments.

“Danish Kroner” means the lawful currency of Denmark.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that, with the giving of notice, the passage of time, or both, would (unless cured or waived in accordance with this Agreement) constitute an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Credit Fees, a per annum interest rate equal to the sum of (i) the Base Rate, plus (ii) the Applicable Margin, if any, applicable to Base Rate Loans, plus (iii) 2.0% per annum; provided that, with respect to a Eurodollar Rate Loan or a HKD Rate Loan, the Default Rate will be a per annum interest rate equal to the sum of (A) the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus (B) 2.0%; and (b) when used with respect to Credit Fees, a per annum interest rate equal to the sum of (1) the Applicable Margin plus (2) 2.0% per annum.

“Defaulting Lender” means, subject to Section 3.07(b), any Lender that (a) has failed to (i) fund all or any portion of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit, within two Business Days of the date any such funding obligation was required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent or any Lending Party any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified Borrower, Administrative Agent or any Lending Party in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender will not be deemed a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 3.07(b)) upon delivery of written notice of such determination to Borrower and each Lending Party.

“Deferred Purchase Price Obligations” means obligations of a Loan Party or any of its Subsidiaries to a seller or its designee in connection with an Acquisition for the payment of (a) obligations evidenced by a seller note, (b) non-contingent installment payments of part or all of the purchase price after the closing of the Acquisition, and (c) amounts determined by reference to the operational results of the Target after the closing of the Acquisition, in each case solely to the extent such obligations are included or characterized as indebtedness or a liability in accordance with GAAP.

“Designated Subsidiary” means as at any date of determination, any Domestic Subsidiary of Borrower that, on an unconsolidated basis, accounts for (a) 20% or more of Consolidated EBITDA of Borrower and its Subsidiaries or (b) 20% of more of net revenue as calculated on a Consolidated basis for Borrower and its Subsidiaries, in each case as measured on a pro forma basis for the last four consecutive Fiscal Periods ended as of the last day of the Fiscal Period most recently ended for which Borrower has delivered financial reports to Administrative Agent pursuant to Section 6.01(a) or Section 6.01(b), as applicable.  For purposes of this definition of “Designated Subsidiary,” measurement on a pro forma basis will mean that credit will be given for a Domestic Subsidiary’s unconsolidated portion of Consolidated EBITDA or gross revenue, as the case may be, as if owned on the first day of the applicable Fiscal Period.

“Disposition” means the sale, assignment, transfer, conveyance, license (other than on a non-exclusive basis), lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer, conveyance or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.  The term “Dispose” has a meaning correlative thereto.  For purposes of clarification, the issuance, sale, assignment, transfer or other disposition by any Person of Equity Interests in itself (or rights with respect thereto) will not be deemed a Disposition by such Person.

“Disqualified Equity Interest” means any Equity Interest of any Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof) or upon the happening of any event (a) matures or is mandatorily redeemable in Cash pursuant to a sinking fund obligation or otherwise, (b) is redeemable in Cash at the option of the holder thereof, or (c) requires or mandates the purchase, redemption, retirement, defeasance or other similar payment (other than dividends and/or distributions) for Cash, in each case on or prior to the Revolving Credit Maturity Date.  The term “Disqualified Equity Interest” will also include any options, warrants or other rights that are convertible into any Disqualified Equity Interest or that are redeemable at the option of the holder, or required to be redeemed, prior to the Revolving Credit Maturity Date.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward) in Dollars as determined by Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Subsidiary” means a Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Electronic Platform” means an electronic system for the delivery of information (including documents), such as DXSyndicateTM, SyndTrak Online TM or Intralinks on Demand WorkspacesTM that may or may not be provided or administered by Administrative Agent or an Affiliate thereof.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Employee Benefit Plan” means any Pension Plan and any employee welfare benefit plan, as defined in Section 3(1) of ERISA, that is maintained for the employees of any Person or any ERISA Affiliate of such Person.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Claims” means all claims, complaints, notices or inquiries, however asserted, by any Governmental Authority or other Person alleging Environmental Liabilities.

“Environmental Laws” means any and all Laws relating to the protection of human health or the environment, including all Laws regulating or relating to the presence, use, production, generation, distribution, use, storage, labeling, testing, processing, treatment, transport, recycling, reporting, disposal, Release or threatened Release (“Release” being herein defined to mean the release, spill, emission, leaking, pumping pouring, injection, deposit, discharge disposal. dispersal, leaching, or migration into the indoor or outdoor environment, of any Hazardous Materials into or through the air, soil, surface or subsurface water), investigation, control, removal, remediation or cleanup of, or exposure to, any Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the actual or alleged presence of or release or threatened release of any Hazardous Materials into the environment on or from any property owned or operated by any Loan Party or any of its Subsidiaries or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party or any Subsidiary thereof within the meaning of Section 414(b) or (c) of the

Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such Person was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; or (i) any Foreign Benefit Event.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurodollar Rate” means for any Interest Period, with respect to a Eurodollar Rate Loan, a rate per annum (rounded upwards, as necessary, to the nearest 1/100th of one percent (0.01%)) obtained by dividing (a) the rate per annum determined by Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the beginning of such Interest Period by reference to the rate of Eurocurrency deposits (the British Bankers’ Association “LIBOR Rate”) for the corresponding deposits in Dollars (or, for determination of the Eurodollar Rate for a Borrowing that is denominated in an Alternative Currency, for deposits in the applicable Alternative Currency) as reported on Reuters’ LIBOR01 screen page or as set forth by any other service (including Bloomberg or Thomson Financial) selected by Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates, in each case in an amount approximately equal to the principal amount to which such Interest Period applies (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that, if an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, then “Eurodollar Rate” will be the interest rate per annum determined by Administrative Agent to be the average of the rates per annum at which deposits in Dollars (or, for determination of the Eurodollar Rate for a Borrowing that is denominated in an Alternative Currency, for deposits in the applicable Alternative Currency) in an amount approximately equal to the principal amount to which such Interest Period applies (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period are offered for such Interest Period by Wells Fargo to major banks in the London interbank offered market in London, England at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the beginning of such Interest Period by (b) one minus the Reserve Requirement in effect on such date.  Each determination by Administrative Agent pursuant to this definition will be conclusive absent manifest error.

“Eurodollar Rate Loan” means a Loan that bears interest based upon the Eurodollar Rate.

“Event of Default” has the meaning given such term in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Revolving Credit Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Revolving Credit Commitment (other than pursuant to an assignment request by Borrower under Section 3.08) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Facility” means the unsecured credit facility described in and evidenced by that Credit Agreement dated as of October 10, 2007, as amended and modified through the Closing Date, among Borrower, the Subsidiaries of the Borrower party thereto as subsidiary guarantors, the financial institutions named therein as lenders, and Wells Fargo, in its separate capacity as the administrative agent for the benefit of such lenders, and the related loan documents executed and delivered in connection therewith.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate”  means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, then the Federal Funds Rate for such day will be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, then the Federal Funds Rate for such day will be the average rate (rounded upward, if necessary, to a whole multiple of one one-hundredth of one percent (0.01%)) charged to Wells Fargo on such day on such transactions as determined by Administrative Agent.

“Fee Letter” means the letter agreement, dated the date of this Agreement, amending, restating and replacing in its entirety the letter agreement dated April 27, 2012, each among Borrower, Administrative Agent and Arranger regarding certain fees to be paid by Borrower in connection with the transactions contemplated by the Loan Documents.

“Fiscal Period” means, as of any date of determination with respect to Borrower or any Subsidiary thereof, each fiscal quarter of Borrower ending on March 31, June 30, September 30 and December 31 of each applicable Fiscal Year.

“Fiscal Year” means each fiscal year of Borrower ending December 31 of each calendar year.

“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority or other Person authorized to grant a waiver, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan and (d) the incurrence of any liability in excess of the Threshold Amount (or the Dollar equivalent thereof in another currency) by Borrower or any of its Subsidiaries under applicable Law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable law and could reasonably be expected to result in the incurrence of any liability by Borrower or any of its Subsidiaries, or the imposition on Borrower or any of its Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable law, in each case in excess of the Threshold Amount (or the Dollar equivalent thereof in another currency).

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Pension Plan” means any benefit plan that is maintained or is contributed to outside the jurisdiction of the United States by Borrower or any of its Subsidiaries and which under applicable law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Subsidiary” means any Subsidiary of Borrower that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to L/C Issuer, such Defaulting Lender’s Revolving Credit Percentage Share of the outstanding Credit Obligations other than Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to Swing Line Lender, such Defaulting Lender’s Revolving Credit Percentage Share of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the

United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranteed Obligations” has the meaning given such term in Section 10.15(a).

“Guarantor Applicable Insolvency Laws” has the meaning given such term in Section 10.15(c)(i)(a).

“Guarantor Specified Lien” has the meaning given such term in Section 10.15(c)(i)(b).

“Guarantor Subordinated Indebtedness” has the meaning given such term in Section 10.15(k).

“Guarantor Subordinated Indebtedness Payments” has the meaning given such term in Section 10.15(j).

“Guarantors” means, collectively, (a) Simpson Strong-Tie, Simpson Strong-Tie International and each other Person that is party to this Agreement and named herein as a Guarantor for the purposes of Section 10.15 (including each Subsidiary of Borrower that at a date subsequent to the Closing Date executes a Joinder Agreement following the date hereof pursuant to Section 6.11 in order to become a Guarantor hereunder for purposes of Section 10.15 following the date hereof) and (b) each other Person who, at a date subsequent to the Closing Date, becomes a guarantor of all or any portion of the Obligations.

“Guaranty” means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation; (b) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation; (c) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; or (d) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), and will include the guaranty set forth in Section 10.15.  The amount of any Guaranty will be deemed to be the amount recognized as a guaranty and shown on the guaranteeing Person’s financial statements in accordance with GAAP provided that if such financial statements of the guaranteeing Person are not reasonably available to Administrative Agent at its reasonable request, the amount of such Guaranty will be deemed to be the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means any chemical, substance, compound or material (i) which is defined as or included in the definition(s) of “hazardous materials,” “hazardous substances,” “hazardous wastes,” “toxic substances,” “toxic wastes” or words of similar meaning or import under any applicable

Environmental Laws, including any petroleum, petroleum products, derivatives or wastes, radioactive materials, asbestos ort asbestos-containing materials, infectious or medical wastes, radon gas, and electrical transformers or other equipment containing polychlorinated biphenyls, or (ii) the use, handling, storage and disposal of, or exposure to which, is regulated or prohibited pursuant to any Governmental Authority.

“Hedge Bank” means any Person that, at the time it enters into a Swap Contract permitted under Section 7.03(e), is a Lender or an Affiliate of a Lender, in its capacity as a counterparty under such Swap Contract.

“Hedging Obligations” means, with respect to the Loan Parties, all liabilities of any Loan Party under Swap Contracts entered into with any Hedge Bank and permitted under Section 7.03(e); provided that such liabilities under any Swap Contract with Hedge Bank that is an Affiliate of a Lender will not constitute “Hedging Obligations” hereunder unless and until such liabilities are certified as such in writing to Administrative Agent by the Lender or its Affiliate as is the counterparty under such Swap Contract.

“HKD Rate” means for any Interest Period, with respect to a HKD Rate Loan, a rate per annum (rounded upwards, as necessary, to the nearest 1/100th of one percent (0.01%)) obtained by dividing (a) the rate per annum determined by Administrative Agent to be the average of the rates per annum at which deposits in Hong Kong Dollars in an amount approximately equal to the principal amount to which such Interest Period applies (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period are being offered for such Interest Period to major banks in the offshore interbank offered market in London, England at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the beginning of such Interest Period by (b) one minus the Reserve Requirement in effect on such date.  Each determination by Administrative Agent pursuant to this definition will be conclusive absent manifest error.

“HKD Rate Loan” means a Loan that bears interest based upon the HKD Rate.

“Hong Kong Dollars” means the lawful currency of Hong Kong, a special administrative region of the People’s Republic of China.

“Honor Date” means, with respect to any Credit, the date of any payment by L/C Issuer in respect of any draw thereunder.

“Indebtedness” means, as to any Person as of any date of determination, without duplication, all of the following, whether or not included or characterized as indebtedness or a liability in accordance with GAAP: (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind received or held by such Person; (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (c) all direct or contingent obligations of such Person arising under letters of credit, bank undertakings, letters of guaranty, surety bonds and similar instruments (including, for each of the foregoing, the stated or available amount that is undrawn or that has been drawn but is unreimbursed); (d) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; (e) all obligations of such Person to pay the deferred purchase price of property or services; (f) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness will have been assumed by such Person or is limited in recourse; (g) all Attributable Debt in respect of all Capitalized Leases and Synthetic Lease Obligations of such Person; (h) all obligations of such Person to purchase, redeem, retire, defease or make other similar payments (other than dividends) in respect of Disqualified Equity Interests in Cash valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (i) all Guarantees of such Person in respect of any of the foregoing; and (j) the Swap Termination Value under all Swap Contracts to which such Person is a party.  The Indebtedness of any Person will include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  Notwithstanding the foregoing, none of the following will constitute Indebtedness for purposes of this Agreement:  (i) trade or other accounts payable incurred in the ordinary course of such Person’s business, (ii) bonuses or other deferred compensation arrangements with respect to officers, directors, employees or agents of such Person, (iii) customer accounts and deposits, accrued employee compensation and other liabilities in the nature of employee compensation accrued, (iv) rebates, credits for returned products, discounts, refunds, allowances for customers and credits against receivables, in each case in this clause (iv) in the ordinary course of such Person’s business, and (v) earn-outs and other deferred payment obligations incurred in connection with an Acquisition to the extent not constituting Deferred Purchase Price Obligations.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the preceding clause (a), Other Taxes.

“Indemnitees” means, collectively, Administrative Agent (and any sub-agent thereof), Arranger, each Lending Party and each Related Party of any of the foregoing Persons.

“Information” has the meaning given such term in Section 10.07.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in the cases of each of the foregoing clauses (a) and (b) undertaken under Federal, state or foreign Law, including the Bankruptcy Code.

“Interest Payment Date” means (a) with respect to (i) a Eurodollar Rate Loan or a HKD Rate Loan, the last day of each Interest Period applicable thereto and, in the case of a Eurodollar Rate Loan or a HKD Rate Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (ii) a Base Rate Loan (other than a Swing Line Loan), the last Business Day of each calendar month, and (iii) a Swing Line Loan, the last Business Day of each calendar month; and (b) in the case of Revolving Credit Loans and Swing Line Loans, the Revolving Credit Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan or HKD Rate Loan, the period commencing on the date such Eurodollar Rate Loan or HKD Rate Loan, as the case may be, is disbursed or converted to or continued as a Eurodollar Rate Loan or a HKD Rate Loan, and ending on the date one, two, three or six months thereafter, as selected by Borrower in the related Loan Notice; provided that (a) any Interest Period that would otherwise end on a day that is not a Business Day will be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period will end on the next preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) will end on the last Business Day of the calendar month at the end of such Interest Period; and (c) no Interest Period for any Revolving Credit Loan will extend beyond the Revolving Credit Stated Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person in another Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or limited liability company interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitutes a business unit, or all or a substantial part of the business of, such Person.  For purposes of calculating compliance with Section 7.02, the amount of any Investment will be the original principal or capital amount thereof without adjustment for subsequent increases or decreases in the value of such Investment, but less all returns of principal or equity thereon and distributions or dividends thereon, and will, if made by the transfer or exchange of Property other than Cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such Property.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any standby Credit, the “International Standby Practices 1998” (exclusive of Rule 3.14 thereof) published by the Institute of International Banking Law & Practice (or, if L/C Issuer agrees at the time of issuance, such later version thereof as may be in effect at the time of issuance of such Credit).

“Issuer Documents” means, with respect to any Credit, the Credit Application relating thereto and any other document entered into by L/C Issuer and Borrower as account party or its permitted designee or otherwise delivered by Borrower or its permitted designee to or for the benefit of L/C Issuer, in each case relating to such Credit.

“Joinder Agreement” means an agreement entered into by a Subsidiary of Borrower following the date hereof to join in the Guaranty set forth in Section 6.11(a), in substantially the form of Exhibit C or any other form approved by Administrative Agent.

“Joint Venture” means a joint venture, partnership, alliance, consortium or similar arrangement, whether in corporate, partnership or other legal form; provided that, as to any such arrangement in corporate form, such corporation will not, as to any Person of which such corporation is a subsidiary, be considered to be a Joint Venture to which such Person is a party.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, concessions, grants, franchises, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law, and including all Debtor Relief Laws, Environmental Laws and Anti-Terrorism Laws.

“L/C Credit Extension” means, with respect to any Credit, the issuance thereof, the extension of the expiry date thereof or the increase of the amount thereof.

“L/C Issuer” means, Wells Fargo in its capacity as issuer of Letters of Credit hereunder, or such other Lender as Borrower may from time to time select as an L/C Issuer hereunder pursuant to Section 2.03; provided that such Lender has agreed to be an L/C Issuer.

“Lender” means, collectively, (a) initially, each Person designated on Schedule 2.01 as a “Lender” and (b) each Person that assumes a Revolving Credit Commitment pursuant to an Assignment and Assumption or pursuant to the applicable Additional Commitment Documentation or which otherwise holds a Revolving Credit Commitment, a Revolving Credit Loan, a risk participation in a Swing Line Loan or a participation in a Credit or a Credit Borrowing.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Detail Form, or such other office or offices as a Lender may from time to time notify Borrower, Administrative Agent and the Lending Parties.

“Lending Parties” means, collectively, Lenders, Swing Line Lender and L/C Issuer.

“Letter of Credit” means any standby or commercial letter of credit issued hereunder.  Letters of Credit may be issued in Dollars or in an Alternative Currency.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any easement, right of way or other encumbrance on title to real property).

“Linked Undertaking” “means a Bank Undertaking with respect to which the L/C Issuer thereof is the beneficiary of a related Letter of Credit issued by such L/C Issuer’s Affiliate supporting such Bank Undertaking on terms substantially identical (other than the beneficiary) to those of such Bank Undertaking.

“Loan” means any Revolving Credit Loan or Swing Line Loan.

“Loan Documents” means this Agreement, the Notes, the Letters of Credit and related Issuer Documents, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.15, the Fee Letter and any and all other agreements, documents and instruments executed and/or delivered by or on behalf of or in support of any Loan Party to Administrative Agent or any Lending Party or their respective authorized designee evidencing or otherwise relating to the Loans or the Credit Borrowings made or the Letters of Credit issued hereunder.

“Loan Notice” means a notice, pursuant to Section 2.02(a), of (a) a borrowing of Loans, (b) a conversion of Loans from one Type to the other or (c) a continuation of Eurodollar Rate Loans or HKD Rate Loans, which notice, if in writing, will be substantially in the form of Exhibit D.

“Loan Parties” means, collectively, Borrower and all Guarantors.

“Margin Stock” means “margin stock” as defined in Regulation U adopted by the FRB (12 C.F.R. Part 221).

“Material Adverse Change” means any of the following: (a) a material adverse change in, or material adverse effect upon, the business, assets, operations, prospects or condition (financial or otherwise) either of Borrower individually or the Loan Parties, taken as a whole; (b) a material impairment of the ability of Borrower or any other Loan Party to perform any of its payment or other obligations under this Agreement or any other Loan Document; or (c) a material adverse effect upon the rights or benefits or remedies available to Administrative Agent or any Lending Party under or in respect of this Agreement or any other Loan Document.

“Material Adverse Effect” means any of the following: (a) a material adverse change in, or material adverse effect upon, the business, assets, operations or condition (financial or otherwise) either of Borrower individually or the Loan Parties, taken as a whole; (b) a material impairment of the ability of Borrower or any other Loan Party to perform any of its payment or other obligations under this Agreement or any other Loan Document; or (c) a material adverse effect upon the rights or benefits or remedies available to Administrative Agent or any Lending Party under or in respect of this Agreement or any other Loan Document.

“Material Contract” means any written contract, license or other written arrangement to which any Loan Party is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have or result in a Material Adverse Effect.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of Borrower and its Subsidiaries in an aggregate principal amount exceeding $5,000,000, including, for purposes of this definition, commitments to advance funds, whether or not drawn.  For purposes of determining Material Indebtedness, the “principal amount” of the Hedging Obligations of Borrower or any Subsidiary in respect of any Swap Contract at any time will be the maximum Swap Termination Value (giving effect to any netting agreements) that Borrower or such Subsidiary would be required to pay if such Swap Contract were terminated at such time.

“Material Subsidiary” means as at any date of determination, any Domestic Subsidiary of Borrower that, on an unconsolidated basis, accounts for (a) 5% or more of Consolidated EBITDA of Borrower and its Subsidiaries or (b) 5% of more of net revenue as calculated on a Consolidated basis for Borrower and its Subsidiaries, in each case as measured on a pro forma basis for the last four consecutive Fiscal Periods ended as of the last day of the Fiscal Period most recently ended for which Borrower has delivered financial reports to Administrative Agent pursuant to Section 6.01(a) or Section 6.01(b), as applicable.  For purposes of this definition of “Material Subsidiary,” measurement on a pro forma basis will mean that credit will be given for a Domestic Subsidiary’s unconsolidated portion of Consolidated EBITDA or gross revenue, as the case may be, as if owned on the first day of the applicable Fiscal Period.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of Cash, an amount equal to 105% of the Fronting Exposure of L/C Issuer with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by Administrative Agent and L/C Issuer in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including any Loan Party or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“National Currency Unit” means a fraction or multiple of one Euro expressed in units of the former national currency of a Participating Member State.

“Non-Consenting Lender” means any Lender that does not (as determined by Administrative Agent in its Reasonable Discretion) approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 10.01 and (b) has been approved by Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means any promissory note executed by Borrower in favor of a Lender pursuant to Section 2.11 in substantially the form of Exhibit E.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Credit or constituting Hedging Obligations or Cash Management Obligations, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” has the meaning given such term in Section 5.18(b).

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing.  A list of OFAC Sanctions Programs may be found at http://www.ustreas.gov/offices/enforcement/ofac/programs/.

“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-United States jurisdiction) of such Person; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement of such Person; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization of such Person and any agreement, instrument, filing or notice with respect thereto filed in connection with such Person’s formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such Person.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.08).

“Outstanding Amount” means, as determined as of any date, (a) with respect to any Loans, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of such Loans, as the case may be, occurring on such date; and (b) with respect to any Credit Obligations on any date, the amount of such Credit Obligations after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the Credit Obligations as of such date, including as a result of any reimbursements by Borrower of Unreimbursed Amounts.

“Participant” has the meaning given to such term in Section 10.06(d).

“Participating Member State” means each country so described in any EMU Legislation.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by any Loan Party and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Percentage Share” means, as to any Lender, its Revolving Credit Percentage Share.

“Permitted Acquisition” means (a) the Acquisition by Borrower or any Subsidiary of (i) all or substantially all of the assets of another Person, (ii) an identifiable business unit or division of another Person or (iii) Equity Interests of another Person resulting in the acquiring Person having the ability to Control the acquired Person or otherwise causing another Person to become a Subsidiary of such Person, or (b) the Acquisition of another Person or an identifiable business unit or division of another Person by Borrower or any Subsidiary in a merger, consolidation, amalgamation, reorganization or other similar transaction (in each case, the Person or identifiable business unit or division being so acquired is referred to as the “Target”), excluding (A) any Acquisition (including those effected through a merger, consolidation, amalgamation, reorganization or other similar transaction) by Borrower of the assets or identifiable business unit or division of, or Equity Interests in, any Subsidiary or (B) any Acquisition (including those effected through a merger, consolidation, amalgamation, reorganization or other similar transaction) by any Subsidiary of the assets or identifiable business unit or division of, or Equity Interests in, any other Subsidiary; provided that:

(a)           no Default or Event of Default has occurred and is continuing on the date of, or will result after giving effect to, any such Acquisition (actually and on a pro forma basis);

(b)           the Target is in the same or a similar or a related line of business (as reasonably determined in good faith by Borrower’s board of directors) as the business conducted by Borrower or any of its Subsidiaries;

(c)           the Acquisition of the Target is completed as a result of an arm’s length negotiation and on a non-hostile basis;

(d)           the Acquisition of the Target is consummated, in all material respects, in accordance with all applicable laws and all applicable authorizations, permits and approvals of Governmental Authorities;

(e)           if the financial statements of the Target (or, in the case of the Acquisition of assets constituting less than all of the assets of a Target, the equivalent of financial statements with respect to such assets) to the extent available, but in no event for less than the immediately preceding most recent twelve month period for which financial statements are available (“Historical Target Financial Statements”) demonstrate, as determined in good faith by Borrower, that such Target’s earnings before interest, taxes, depreciation and amortization (calculated in the same manner as Consolidated EBITDA) (“Target EBITDA”) is:

(i) less than zero, and the consideration paid or payable in Cash or other property, including the issuance of Equity Interests of Borrower or any of its Subsidiaries (with the value of such other property determined as of the closing date of such Acquisition) in connection with such Acquisition or series of related Acquisitions (such consideration, including any deferred portion thereof constituting Deferred Purchase Price Obligations,  “Acquisition Consideration”) is in excess of $35,000,000; or

(ii) zero or greater, and the Acquisition Consideration is in excess of $75,000,000,

then in the case of clauses (e)(i) and (ii) above, Borrower has delivered to Administrative Agent, on or before the earlier to occur of (A) the fifteenth calendar day following the execution of the definitive acquisition (or similar) agreement for such Acquisition (or if such day is not a Business Day, the next succeeding Business Day) and (B) ten calendar days preceding the closing of the Acquisition (or if such day is not a Business Day, the immediately preceding Business Day), each of the following:

(x) the Historical Target Financial Statements; and

(y) pro forma financial statements, reflecting the combined performance of the Loan Parties as of the last day of the most recent Fiscal Period of Borrower for which financial statements of Borrower have been filed with the SEC or delivered to Administrative Agent pursuant to Section 6.01(a) or (b), as the case may be, and of the Target for the most recent twelve month period immediately preceding the consummation of such transaction for which Historical Target Financial Statements are available (or such other appropriate recent twelve month period as may be selected by Borrower and approved by Administrative Agent in its Reasonable Discretion), certified to Administrative Agent and the Lending Parties as being the good faith pro forma financial statements prepared by Borrower, in form and detail acceptable to Administrative Agent in its Reasonable Discretion, which pro forma financial statements shall show that such Acquisition would not result in the occurrence of any Default or Event of Default hereunder;

provided that if (I) Target EBITDA is less than zero, and the Acquisition Consideration is $35,000,000 or less or (II) Target EBITDA is equal to or greater than zero, and the Acquisition Consideration is $75,000,000 or less, then in each such case no financial statements shall be required to be delivered pursuant to this clause (e);

(f)            Borrower is in compliance with the financial covenants set forth in Section 7.14 on a pro forma basis after giving effect to the Acquisition of the Target, as calculated for the Loan Parties as of the last day of the most recent Fiscal Period of Borrower for which financial statements of Borrower have been filed with the SEC or delivered to Administrative Agent pursuant to Section 6.01(a) or (b), as the case may be, and for the Target for the most recent twelve month period immediately preceding the consummation of such transaction for which Historical Target Financial Statements are available (or such other appropriate recent twelve month period as may be selected by Borrower and approved by Administrative Agent in its Reasonable Discretion), and, if the Acquisition meets the threshold in clause (e) above requiring Borrower to deliver financial statements as required in clause (e) above, Borrower will have delivered to Administrative Agent, concurrently with delivery of the financial statements under clause (e) above, a completed Schedule 2 to the Compliance Certificate (i) demonstrating such pro forma compliance, calculated in compliance with GAAP, subject to such qualifications as described in accompanying notes thereto, in a manner reasonably acceptable to Administrative Agent and (ii) certified by a Financial Officer or the chief executive officer of Borrower as to the matters in paragraphs 1 through 5 of the Compliance Certificate;

(g)           if the Target (or any of its Subsidiaries) is to remain a separate Subsidiary and as such would become a Material Subsidiary, all action required under Section 6.11 will be completed substantially concurrently with the consummation of such Acquisition and such Target (and such additional Subsidiaries, if applicable) will be made a party to this Agreement as a Guarantor substantially concurrently with the consummation of such acquisition by executing and delivering to Administrative Agent a Joinder Agreement in the form of Exhibit C and otherwise complying with the terms of Section 6.11;

(h)           if the Consolidated Leverage Ratio, as determined as of the date of the consummation of the Acquisition, is equal to or greater than 2.00:1.00, as calculated either (i) on a pro forma basis after giving effect to the Acquisition of the Target and all Indebtedness to be incurred therewith or (ii) on a historical basis without giving effect to such Acquisition and all Indebtedness to be incurred therewith, in each case calculated for the trailing four consecutive Fiscal Periods ending as of the last day of the most recent Fiscal Period of Borrower for which the Consolidated audited or unaudited financial statements of Borrower have been filed with the SEC or delivered to Administrative Agent pursuant to Section 6.01(a) or (b), as the case may be, and for the Target for the most recent twelve month period immediately preceding the consummation of such transaction for which Historical Target Financial Statements are available (or such other appropriate recent twelve month period as may be selected by Borrower and approved by Administrative Agent in its Reasonable Discretion), then the Acquisition Consideration for such Acquisition, together with all other Acquisition Consideration with respect to Permitted Acquisitions consummated since the Closing Date will not exceed an aggregate of $100,000,000; provided that in the event that the Consolidated Leverage Ratio, as determined as of the last day of each of any two consecutive Fiscal Periods for which the Consolidated audited or unaudited financial statements of Borrower have been filed with the SEC or delivered to Administrative Agent pursuant to Section 6.01(a) or (b), as the case may be, for the trailing four consecutive Fiscal Periods ending on such Fiscal Period-end is less than 2.00:1.00, then the cumulative Acquisition Consideration for all Permitted Acquisitions consummated prior to the last day of such most recent Fiscal Period will be deemed to be $-0- for purpose of re-setting the calculation contemplated by the condition set forth in this clause (h); and

(i)            upon the consummation of such Acquisition, a Responsible Officer of Borrower will deliver a certificate to Administrative Agent confirming that each of the applicable conditions set forth in clauses (a) through (h), inclusive, of this definition to the qualification of such Acquisition as a “Permitted Acquisition” has been or, in the case of the conditions set forth in clause (g) thereof, are being concurrently, satisfied.

“Permitted Encumbrances” means any Cash Collateral or other credit support provided to L/C Issuer in respect of a Defaulting Lender pursuant to clause (D) of Section 2.03(a)(iv).

“Permitted Liens” has the meaning given such term in Section 7.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of any Loan Party or any ERISA Affiliate or any such Plan to which any Loan Party or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Prime Rate” means the per annum rate of interest in effect for such day as publicly announced from time to time by Wells Fargo as its “Prime Rate,” such rate being the rate of interest most recently announced within Wells Fargo at its principal office in San Francisco, California as its “Prime Rate,” with the understanding that Wells Fargo’s “Prime Rate” is one of Wells Fargo’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate.  Wells Fargo’s “Prime Rate” is not intended to be the lowest rate of interest charged by Wells Fargo in connection with extensions of credit to borrowers.  Any change in Wells Fargo’s “Prime Rate” as announced by Wells Fargo will take effect at the opening of business on the day specified in the public announcement of such change.

“Proceeding” has the meaning given such term in Section 6.03(b).

“Reasonable Discretion” means, as to any Person, a determination or judgment made by such Person in the exercise of such Person’s reasonable (from the perspective of a commercial lender) business judgment.

“Recipient” means (a) Administrative Agent and (b) any Lending Party, as applicable.

“Record” means information that is inscribed on a tangible medium or which is stored on an electronic or other medium and is retrievable in perceived form.

“Register” means a register for the recordation of the names and addresses of Lenders and, as applicable, the Revolving Credit Commitments of, and Outstanding Amounts of the Loans and Credit Obligations owing to, each Lender pursuant to the terms hereof from time to time.

“Related Business” means any business that is the same, similar or otherwise reasonably related, ancillary or complementary to the businesses of the Loan Parties (as determined in good faith by Borrower’s Board of Directors) on the Closing Date.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates, and specifically includes, in the case of (a) Wells Fargo, Wells Fargo in its separate capacities as Administrative Agent, as Swing Line Lender and as L/C Issuer, and (b) Wells Fargo Securities, LLC, in its capacity as Arranger.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing of Revolving Credit Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as determined at any time, Lenders holding Total Credit Exposures representing in excess of 50.0% of the Total Credit Exposures of all Lenders at such time; provided that in the event there are two or more Lenders, “Required Lenders” must be comprised of at least two Lenders; and provided further that each determination of Required Lenders will disregard the Total Credit Exposure of any then Defaulting Lender.

“Reserve Requirement” means the stated maximum rate (rounded upwards, as necessary, to the nearest 1/100th of one percent (0.01%)), as in effect on any date of determination of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable on such date to any member bank of the Federal Reserve System in respect of “Eurocurrency liabilities” as defined in Regulation D (or any successor category of liabilities under Regulation D) of the FRB as in effect on such day, whether or not applicable to any Lending Party.

“Responsible Officer” means (a) with respect to Borrower in connection with any Request for Credit Extension to be delivered by Borrower hereunder, the chief executive officer, president, chief financial officer, treasurer or controller of Borrower; (b) with respect to Borrower in connection with any Compliance Certificate or any other certificate or notice pertaining to any financial information required to be delivery by Borrower hereunder or under any other Loan Document, the chief financial officer, treasurer, controller or other officer having primary responsibility for the financial affairs of such Person; and (c) otherwise, with respect to Borrower or any other Loan Party, the chief executive officer, president, chief operating officer, chief financial officer, treasurer or controller of such Person.

“Restricted Payment” means, as to any Person, (a) any dividend or other distribution by such Person (whether in Cash, securities or other property) with respect to any Equity Interest of such Person, (b) any payment (whether in Cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of such Equity Interest or on account of any return of capital to any holder of any such Person’s Equity Interests, (c) the acquisition for value by such Person of any Equity Interests issued by such Person or any other Person that Controls such Person, and (d) with respect to the foregoing clauses (a) through (c) of this definition, any transaction that has a substantially similar effect.

“Revaluation Date” means with respect to any Loan, each of the following: (a) each date of the funding of a Eurodollar Rate Loan or a HKD Rate Loan hereunder denominated in an Alternative Currency, (b) each date of an amendment or modification of any such Loan having the effect of increasing the amount thereof (solely with respect to the increased amount), (c) each date of any prepayment or repayment of any Loan denominated in an Alternative Currency and (d) such additional dates as Administrative Agent or any Lending Party will reasonably determine in accordance with the provisions of this Agreement.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans and HKD Rate Loans, having the same Interest Period made by each Lender pursuant to Section 2.01(a).

“Revolving Credit Commitment” means, as to each Lender at any time, its obligation to do the following pursuant to the terms hereof: (a) make Revolving Credit Loans to Borrower; (b) purchase participations in Credit Obligations; and (c) purchase participations in Swing Line Loans; all in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender became a party hereto or pursuant to the applicable Additional Commitment Documentation, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Lender’s participation in Credit Obligations and Swing Line Loans at such time.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Facility Fee” has the meaning given such term in Section 2.09(a).

“Revolving Credit Loan” has the meaning given such term in Section 2.01(a).

“Revolving Credit Maturity Date” means the earliest of (a) the Revolving Credit Stated Maturity Date, (b) the date of the termination of the Aggregate Revolving Credit Commitments pursuant to Section 2.06 and (c) the date of the termination of the Aggregate Revolving Credit Commitments and of the obligation of L/C Issuer to make L/C Credit Extensions and the acceleration of the Revolving Credit Loans pursuant to Section 8.03.

“Revolving Credit Percentage Share” means as to any Lender at any time, the percentage (expressed as a decimal carried out to the ninth decimal place) of the Aggregate Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment at such time, subject to adjustment as provided in Section 3.07; provided that, if the commitment of each Lender to make Revolving Credit Loans and the obligation of L/C Issuer to issue L/C Credit Extensions have been terminated pursuant to Section 8.03 or if the Aggregate Revolving Credit Commitments have expired, then the Revolving Credit Percentage Share of each Lender will be determined based upon such Lender’s Revolving Credit Percentage Share most recently in effect, giving effect to any subsequent assignments.  The initial Revolving Credit Percentage Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption or pursuant to the applicable Additional Commitment Documentation pursuant to which such Lender became a party hereto, as applicable.

“Revolving Credit Stated Maturity Date” means July 27, 2017.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“SEC” means the Securities Exchange Commission and any successor thereto.

“Simpson Strong-Tie” means Simpson Strong-Tie Company Inc., a California company and a wholly owned Subsidiary of Borrower.

“Simpson Strong-Tie International” means Simpson Strong-Tie International Inc., a California company, a wholly owned Subsidiary of Simpson Strong-Tie and an indirect wholly owned Subsidiary of Borrower.

“Solvent” means, as to any Person at any time, that (a) the fair value of the property of such Person on a going concern basis is greater than the amount of such Person’s liabilities (including contingent liabilities), as such value is established and such liabilities are evaluated for purposes of Section 101(32) of the Bankruptcy Code and, in the alternative, for purposes of the Uniform Fraudulent Transfer Act or any similar state statute applicable to Borrower or any Subsidiary thereof; (b) the present fair salable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including contingent liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.  For the purposes of the foregoing, the amount of contingent liabilities at any time will be computed as the amount that, in light of all facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Lender” means, at any time, any Lender that (a) has (i) requested compensation under Section 3.04 and has not rescinded such request within five Business Days of the making thereof or (ii) to whom Borrower must pay an additional amount (or on whose behalf Borrower must pay an additional amount to a Governmental Authority) pursuant to Section 3.01, and in the case of either of clauses (i) or (ii), such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.06(a); (b) gives a notice pursuant to Section 3.02; (c) is a Defaulting Lender; or (d) is a Non-Consenting Lender.

“Specified Materials” means, collectively, all notices, demands, communications, documents and other materials or information provided by or on behalf of Borrower or any other Loan Party or any of their respective Subsidiaries or Affiliates, as well as documents and other written materials relating to Borrower or any other Loan Party or any of their respective Subsidiaries or Affiliates or any other materials or matters relating to this Agreement or any of the other Loan Documents (including any amendments or waivers of the terms thereof or supplements thereto) or the transactions contemplated herein or therein.

“Spot Rate” for a currency means the rate determined by Administrative Agent or L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m., London time, on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that Administrative Agent or L/C Issuer may obtain such spot rate from another financial institution designated by Administrative Agent or L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided, further, that L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Credit denominated in an Alternative Currency.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subordinated Debt” means any unsecured Indebtedness of Borrower or any Subsidiary that (a) is subordinated by its terms in right of payment to the Loans pursuant to provisions reasonably acceptable to the Required Lenders, (b) is subject to such financial and other covenants and events of defaults as may be reasonably acceptable to the Required Lenders and (c) is subject to such customary interest blockage and delayed acceleration provisions as may be reasonably acceptable to the Required Lenders.

“Subordination Provisions” means the provisions relating to subordination attached as Exhibit J.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Equity Interests having ordinary voting power for the election of directors or other governing body (other than Equity Interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” will refer to a Subsidiary or Subsidiaries of Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement including any such obligations or liabilities under any such master agreement (in each case, together with any related schedules).

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts,  (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a) of this definition, the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means, at any time, the provider of the Swing Line hereunder (which, initially, will be Wells Fargo).

“Swing Line Loan” has the meaning given such term in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, will be substantially in the form of Exhibit F.

“Swing Line Sublimit” means, as determined as of any date, an amount equal to the lesser of (a) $25,000,000 and (b) the Aggregate Revolving Credit Commitments.  The Swing Line Sublimit is a part of, but is not in addition to, the Aggregate Revolving Credit Commitments.

“Swiss Francs” means the lawful currency of Switzerland.

“Synthetic Lease Obligation” means the principal balance outstanding under any lease, funding agreement or other arrangement with respect to any real or personal property pursuant to which the lessor is treated as the owner of such property for accounting purposes and the lessee is treated as the owner of such property for federal income tax purposes, or any tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

“Target” has the meaning given such term in the first sentence of the definition of “Permitted Acquisition” set forth in this Section 1.01.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $15,000,000.

Total Credit Exposure” means, as determined as to any Lender at any time, the sum of (a) such Lender’s unused Revolving Credit Commitment, plus (b) the Outstanding Amount of all Revolving Credit Loans owed to such Lender, plus (c) such Lender’s Revolving Credit Percentage Share of the Outstanding Amount of all Credit Obligations and all Swing Line Loans, in each case at such time.

“Total Revolving Credit Outstandings” means, as determined as at any time, the sum of (a) the aggregate Outstanding Amount of all Revolving Credit Loans, plus (b) the Outstanding Amount of all Credit Obligations and plus (c) the Outstanding Amount of all Swing Line Loans.

“Trading with the Enemy Act” means the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any enabling legislation or executive order relating thereto.

“Type” means, with respect to any Loan, its character as a Base Rate Loan, a Eurodollar Rate Loan or a HKD Rate Loan.

“UCP” means, with respect to any commercial Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, UCP 600, published by the International Chamber of Commerce (or, if L/C Issuer will agree at the time of issuance, such later version thereof as may be in effect immediately prior to the issuance of such Credits, the extension of the expiry date thereof or any increase of the amount thereof).

“U.K. Regulatory Cost” means an addition to the interest rate on a Eurodollar Rate Loan or a HKD Rate Loan denominated in an Alternative Currency to compensate a Lender for the cost imputed to such Lender in respect of any such Eurodollar Rate Loan or HKD Rate Loan denominated in an Alternative Currency made by such Lender hereunder resulting from the imposition from time to time under or pursuant to the Bank of England Act 1998 or by the Bank of England or the Financial Services Authority (the “FSA”) (or other United Kingdom governmental authorities or agencies) of a requirement to place non-interest-bearing deposits or special deposits (whether interest-bearing or not) with the Bank of England to meet cash ratio requirements and/or pay fees to the FSA calculated by reference to liabilities used to fund such Eurodollar Rate Loan or HKD Rate Loan.

“Unreimbursed Amount” means, with respect to any Credit, any amount (in Dollars, or if the applicable Credit is denominated in an Alternative Currency, the Dollar Equivalent thereof) drawn thereunder that Borrower has failed to reimburse to L/C Issuer by 11:00 a.m. on the related Honor Date.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.01(f).

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“Withholding Agent” means any Loan Party and Administrative Agent.

“Yen” and “¥” mean the lawful currency of Japan.

Section 1.02                            Certain Rules of Construction.

(a)                                  General Rules.

(i)                                    Unless the context otherwise clearly requires, the meaning of a defined term is applicable equally to the singular and plural forms thereof.

(ii)                                The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement.

(iii)                            The word “documents” includes instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(iv)                               The words “include” and “including” are not limiting and the word “or” is not exclusive.

(v)                                   In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(vi)                               Unless the context otherwise clearly requires, the words “property,” “properties,” “asset” and “assets” refer to both personal property (whether tangible or intangible, including Cash, securities, accounts and contract rights) and real property.

(vii)                           Whenever a representation or warranty is made to any Person’s knowledge or awareness or with a similar qualification, knowledge or awareness means the actual knowledge of the Responsible Officers, after such investigation into the applicable matter as is customary for the Responsible Officers in the ordinary course of their conduct of the applicable Person’s business.

(viii)                       Whenever this Agreement refers to any “wholly-owned” Subsidiary of any Person, such reference will be deemed to include any Foreign Subsidiary of such Person in which a nominal amount of Equity Interests are held by residents of the jurisdiction in which such Subsidiary is organized in order to comply with requirements of local Law.

(ix)                              Any reference to a Person will be construed to include such Person’s successors and assigns.

(x)                                  Unless the context otherwise clearly requires, (A) Article, Section, subsection, clause, Schedule and Exhibit references are to this Agreement; (B) references to documents (including this Agreement) will be deemed to include all subsequent amendments, renewals, extensions, replacements, restatements and other modifications thereto, but only to the extent such amendments, renewals, extensions, replacements, restatements and other modifications are not prohibited by the terms of any Loan Document; and (C) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(b)                                  Time References.  Unless the context requires otherwise, all references herein to times of day will be references to California time (daylight or standard, as applicable).

(c)                                  Captions.  The captions and headings of this Agreement are for convenience of reference only and will not affect the interpretation of this Agreement.

(d)                                  Cumulative Nature of Certain Provisions.  This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and will be performed in accordance with their respective terms.

(e)                                  No Construction Against Any Party.  This Agreement and the other Loan Documents are the result of negotiations among, and have been reviewed by counsel to, the Loan Parties, Administrative Agent and the Lending Parties and are the products of all parties.  Accordingly, they will not be construed against Administrative Agent or any Lending Party merely because of the involvement of any or all of the preceding Persons in their preparation.

(f)                                    Paid in Full.  Any reference in this Agreement or in any other Loan Document to the satisfaction or repayment in full of the Obligations means the repayment in full in Cash (or, in the case of (i) Letters of Credit, (ii) Cash Management Obligations or (iii) Hedging Obligations, the cash collateralization or support by a standby letter of credit in accordance with the terms hereof) of all Obligations other than unasserted contingent indemnification obligations and other than any Cash Management Obligations or Hedging Obligations described in the parenthetical above that, at such time, are allowed by the applicable Cash Management Bank or Hedge Bank to remain outstanding and not be repaid or cash collateralized.

(g)                                 GAAP.  Unless the context otherwise clearly requires, all accounting terms not expressly defined herein will be construed, and all financial computations required under this Agreement will be made, in accordance with GAAP.  If at any time any change in GAAP or any changes in accounting principles or practices from those used in the preparation of the financial statements are hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or agencies with similar functions) or other regulatory body with jurisdiction over GAAP or any financial reporting by Borrower, that results in a material change in the method of accounting in the financial statements required to be furnished to Administrative Agent hereunder or in the calculation of financial covenants, standards or terms contained in this Agreement, and either Borrower or Required Lenders will so request, Administrative Agent, the Lending Parties and Borrower will negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Required Lenders); provided that, until so amended:  (i) such ratio or requirement will continue to be computed in accordance with GAAP prior to such change therein; and (ii) Borrower will provide to Administrative Agent and the Lending Parties financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(h)                                 Rounding.  Any financial ratios required to be maintained by the Loan Parties or any of them pursuant to the Loan Documents will be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number using the common — or symmetric arithmetic — method of rounding (in other words, rounding-up if there is no nearest number).

(i)                                    Computations of Certain Covenants.

(i)                                  For purposes of computing the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio as of any date (including on a pro forma basis in the definition of “Permitted Acquisition” set forth in Section 1.01), all components of such ratios will include or exclude, as the case may be, for the period consisting of the four Fiscal Periods ending on such date all financial results (without duplication of amounts) attributable to any business or assets that are the subject of any Acquisition or Disposition by Borrower or any Subsidiary thereof effected during such period, as reviewed and confirmed by Administrative Agent in its Reasonable Discretion on a pro forma basis for such period (including pro forma adjustments, in each case (A) determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act or (B) otherwise reasonably agreed to by Administrative Agent) as if such Acquisition or Disposition had occurred (and any Indebtedness incurred or repaid in connection therewith had been incurred and repaid, as the case may be) (1) in the case of any Acquisition for which the Acquisition Consideration is less than the Threshold Amount or any Disposition for which the all-in consideration paid or payable in Cash or other property, including any deferred consideration included or characterized as indebtedness or a liability in accordance with GAAP, is less than the Threshold Amount, on the date of consummation of such Acquisition or Disposition, and (2) in the case of any other Acquisition or Disposition, for any balance sheet item, on the last day of such measurement period, and otherwise on the first day of such measurement period.

(ii)                               For the purposes of computing the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio as of any date, to the extent that any Joint Venture is included in Borrower’s Consolidated financial statements, such calculations will disregard the ratable portion of such Joint Venture attributable to the ownership of any Joint Venture by any Person who is not a Loan Party or a Subsidiary of a Loan Party.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of Borrower and its Subsidiaries will be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825-10-25 (relating to “fair value” accounting for financial assets and financial liabilities) for purposes of the calculation of, and compliance with, financial covenants will be disregarded.

(iii)                            Notwithstanding anything to the contrary contained in this Agreement, the parties hereto agree that the Consolidated Leverage Ratio, as computed as of September 30, 2011, December 31, 2011 and March 31, 2012, in each case for the four consecutive Fiscal Periods ending on such Fiscal Period end date, was a ratio that was less than 2.00:1.00.

(j)                                    Calculations with Respect to Letters of Credit.  Unless otherwise specified herein, the amount of a Credit at any time will be deemed to be the stated amount of such Credit in effect at such time; provided that, with respect to any Credit that, by its terms or the terms of any Issuer

Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Credit will be deemed to be the maximum stated amount of such Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

(k)                                Documents Executed by Responsible Officers.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party will be conclusively presumed to have been authorized by all necessary corporate or other organizational action on the part of such Loan Party and such Responsible Officer will be conclusively presumed to have acted on behalf of such Loan Party.

(l)                                    Additional Alternative Currencies.  Borrower may from time to time request that Loans be made in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars.  Each such request will be subject to the prior approval of all Lenders.  Any such request will be made to Administrative Agent not later than 11:00 a.m., ten Business Days prior to the desired date for making the requested Loan.  Administrative Agent will notify Borrower, not later than 9:00 a.m., five Business Days after receipt of such request whether the Lenders have consented, in their sole discretion, to the making of the requested Loan in such requested currency.  Any failure by Administrative Agent to respond to such request within the time period specified in the preceding sentence will be deemed to be a refusal by the Lenders to permit such Loan to be made in such requested currency.  If the Lenders consent to the making of such Loan in such requested currency (an “Additional Alternative Currency”), such Additional Alternative Currency will thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of such Loan.

(m)                              Exchange Rates.  Administrative Agent will determine the Spot Rates as of each Revaluation Date to be used for calculating the Dollar Equivalent of Loans and other Obligations outstanding hereunder denominated in Alternative Currencies.  Such Spot Rates will become effective as of such Revaluation Date and will be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of the audited and unaudited financial statements to be prepared and delivered by Borrower pursuant to Section 6.01(a) and Section 6.01(b) or the calculation of financial covenants hereunder, including pursuant to Section 7.14 or except as otherwise provided herein, the applicable amount of any currency for purposes of the Loan Documents will be such Dollar Equivalent as so determined by Administrative Agent.

(n)                                 Redenomination of Certain Foreign Currencies; New Currency.

(i)                                    Each obligation of Borrower to make a payment denominated in the National Currency Unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof will be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation).  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency will be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis will be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Loan denominated in the currency of such member state is outstanding immediately prior to such date, such replacement will take effect, with respect to such Loan, at the end of the then current Interest Period.

(ii)                                If, after the making of any Loan in any Alternative Currency, currency control or exchange regulations are imposed in the country which issues such Alternative Currency with the result that different types of such Alternative Currency (the “New Currency”) are introduced and the type of currency in which the Loan was made (the “Original Currency”) no longer exists or Borrower is not able to make payment to Administrative Agent for the account of the Lending Parties or

Administrative Agent in such Original Currency, then all payments to be made by Borrower hereunder in such currency will be made to Administrative Agent in such amount and such type of the New Currency as will be equivalent to the amount of such payment otherwise due hereunder in the Original Currency, it being the intention of the parties hereto that Borrower takes all risks of the imposition of any such currency control or exchange regulations.  In addition, notwithstanding the foregoing provisions of this Section 1.02(n), if, after the making of any Loan in any Alternative Currency, Borrower is not able to make payment to Administrative Agent for the account of the Lenders or Administrative Agent in the type of currency in which such Loan was made because of the imposition of any such currency control or exchange regulation, then such Loan will instead be repaid when due in Dollars in a principal amount equal to the Dollar Equivalent (as of the date of repayment) of such Loan.

(iii)                            If, after the making of any Eurodollar Rate Loan denominated in Euros with respect to the business operations of Borrower in any member state of the European Union, that member state ceases to use the Euro as its lawful currency, then Borrower and Administrative Agent will negotiate in good faith to determine whether such Eurodollar Rate Loan shall be redenominated into the National Currency Unit of such state and, if so, the terms on which such redenomination will be made.

(o)                                  Currency of Account.  Dollars are the currency of account and payment for each and every sum at any time due from Borrower hereunder in each case except as expressly provided in this Agreement; provided that, subject to Section 1.02(n):

(i)                                    each repayment of a Loan or a part thereof will be made in the currency in which such Loan is denominated at the time of that repayment;

(ii)                                each payment of interest will be made in the currency in which such principal or other sum in respect of which such interest is payable, is denominated;

(iii)                            each payment of fees will be in Dollars;

(iv)                               each payment in respect of costs, expenses and indemnities will be made in the currency in which the same were incurred or the Dollar Equivalent thereof; and

(v)                                   any amount expressed to be payable in a currency other than Dollars will be paid in that other currency.

No payment to Administrative Agent or any Lending Party (whether under any judgment or court order or otherwise) will discharge the obligation or liability in respect of which it was made unless and until Administrative Agent or such Lending Party will have received payment in full in the currency in which such obligation or liability was incurred, and to the extent that the amount of any such payment will, on actual conversion into such currency, fall short of such obligation or liability actual or contingent expressed in that currency, Borrower agrees to indemnify and hold harmless Administrative Agent or such Lending Party, as applicable, with respect to the amount of the shortfall, with such indemnity surviving the termination of this Agreement and any legal proceeding, judgment or court order pursuant to which the original payment was made which resulted in the shortfall.

(p)                                  Currency Fluctuations.  If, on any Revaluation Date, the Dollar Equivalent of the Total Revolving Credit Outstandings under the Revolving Credit Facility exceeds the Aggregate Revolving Credit Commitments at such time for three or more consecutive Business Days, then Borrower will repay or prepay the relevant Loans in accordance with this Agreement within five Business Days from such third consecutive Business Day (or on the Revolving Credit Maturity Date, as applicable) in an aggregate principal amount such that, after giving effect thereto, the Total Revolving Credit Outstandings under the Revolving Credit Facility (expressed in Dollars) no longer exceeds the Aggregate Revolving Credit Commitments (expressed in Dollars).  Borrower will not be required to pay any amount under Section 3.05 in connection with any repayment or prepayment of Loans to the extent, but only to the extent, such repayment or prepayment is mandated by this Section 1.02(p).

ARTICLE II
Credit Extensions

Section 2.01                            Revolving Credit Loans.

(a)                                  Revolving Credit Loans.  Upon the terms, subject to the conditions and in reliance upon the representations and warranties of Borrower and each other Loan Party set forth in this Agreement and in the other Loan Documents, each Lender having a Revolving Credit Commitment severally (but not jointly) agrees to make loans (each such loan, a “Revolving Credit Loan”) of immediately available funds to Borrower, on a revolving basis from time to time on any Business Day during the Availability Period, in an aggregate principal amount outstanding not to exceed at any time such Lender’s Revolving Credit Commitment as then in effect, provided that, and notwithstanding the foregoing, after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings will not exceed the Aggregate Revolving Credit Commitments, and (ii) the sum of (A) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender plus (B) such Lender’s Revolving Credit Percentage Share multiplied by the Outstanding Amount of all Credit Obligations plus (C) such Lender’s Revolving Credit Percentage Share multiplied by the Outstanding Amount of all Swing Line Loans will not exceed such Lender’s Revolving Credit Commitment, and so long as any such circumstance exists the Lenders will not be obligated to fund any Revolving Credit Loans.  Each Revolving Credit Loan will be denominated in Dollars or in an Alternative Currency as permitted by this Agreement and no Lender will be obligated to make any Revolving Credit Loan if the requested Revolving Credit Loan is to be denominated in a currency other than Dollars or an Alternative Currency as permitted under this Agreement.  Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01.  Revolving Credit Loans may be requested and made as Base Rate Loans, Eurodollar Rate Loans or HKD Rate Loans, as further provided herein. All Revolving Credit Loans to be denominated in an Alternative Currency will be Eurodollar Rate Loans or, in the case of Revolving Credit Loans to be denominated in Hong Kong Dollars, HKD Rate Loans.

(b)                                  Loans Generally.  Each Revolving Credit Loan will be made as part of a Revolving Credit Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Revolving Credit Commitments; provided, however, that the failure of any Lender to make any Revolving Credit Loan will not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender will be responsible for the failure of any other Lender to make any Revolving Credit Loan required to be made by such other Lender).

Section 2.02                            Procedures for Borrowing.

(a)                                  Notices of Borrowing, Conversion and Continuation.  Each Borrowing (other than a Swing Line Borrowing), each conversion of Loans from one Type to the other and each continuation of Eurodollar Rate Loans and HKD Rate Loans will be made upon Borrower’s irrevocable notice to Administrative Agent, which may, subject to the provisions of Section 10.02, be given by telephone or by approved electronic communication.  Each such notice must be received by Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing (other than a Swing Line Borrowing) of, conversion to or continuation of Eurodollar Rate

Loans or HKD Rate Loans or of any conversion of Eurodollar Rate Loans or HKD Rate Loans to Base Rate Loans and (ii) one Business Day prior to the requested date of any Borrowing (other than a Swing Line Borrowing) of Base Rate Loans; provided that in the case of any requested Eurodollar Rate Loan or HKD Rate Loan to be denominated in an Alternative Currency, such notice, subject to Section 1.02(l), must be received by Administrative Agent not later than 11:00 a.m., five Business Days prior to the requested date of such Borrowing.  Notwithstanding anything to the contrary contained herein, but subject to the provisions of Section 10.02, any telephonic notice or other electronic communication by Borrower pursuant to this Section 2.02(a) may be given by an individual who has been authorized in writing to do so by an appropriate Responsible Officer of Borrower.  Each such telephonic notice or other electronic communication must be confirmed promptly by delivery to Administrative Agent of a written Loan Notice, appropriately completed and signed by an appropriate Responsible Officer of Borrower.  Further, and notwithstanding anything to the contrary set forth in this Agreement, including this Section 2.02(a), the Lenders will have no obligation to make, convert or continue make any Eurodollar Rate Loan denominated in an Alternative Currency or any HKD Rate Loan denominated in Hong Kong Dollars to the extent the principal amount of such requested Eurodollar Rate Loan or HKD Rate Loan exceeds the Alternative Currency Available Credit as of the date of the requested Borrowing, conversion or continuation.

(b)                                  Amount of Borrowing, Conversion or Continuation.  (i) Each Borrowing (other than a Swing Line Borrowing) of, conversion to or continuation of Eurodollar Rate Loans or HKD Rate Loans will be in a principal amount of $3,000,000 or a whole multiple of $500,000 in excess thereof, or, in the case of a Borrower denominated in an Alternative Currency, in a principal amount of a Dollar Equivalent of $3,000,000 or a whole multiple of a Dollar Equivalent of $500,000 in excess thereof; and (ii) except as provided in Sections 2.03(c) and Section 2.04(c), each Borrowing of or conversion to Base Rate Loans will be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.

(c)                                  Loan Notices Generally.  Each Loan Notice (whether telephonic or written (including by electronic communication to the extent permitted by this Agreement)) will specify (i) that Borrower is requesting, as applicable:  (A) a Revolving Credit Borrowing, (B) a conversion of outstanding Loans from one Type to the other or (C) a continuation of Eurodollar Rate Loans or HKD Rate Loans; (ii) the requested date (which will be a Business Day) of such Borrowing, conversion or continuation, as the case may be; (iii) the principal amount of the Loans to be borrowed, converted or continued; (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted; (v) whether such Borrowing is to be denominated in Dollars or in an Alternative Currency, and if the latter, which Alternative Currency; and (vi) if applicable, the duration of the Interest Period with respect thereto.  If Borrower fails to specify a Type of Loan in a Loan Notice or if Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans will be made as, or converted to, Base Rate Loans; provided, however, that notwithstanding the foregoing, so long as no Default or Event of Default has occurred and is continuing, Borrower will be deemed to have elected to continue any Loan constituting a Eurodollar Rate Loan into a new Eurodollar Rate Loan having an Interest Period of one month and any Loan constituting a HKD Rate Loan into a new HKD Rate Loan having an Interest Period of one month.  Any such automatic conversion to a Base Rate Loan (or continuation of a Eurodollar Rate Loan or a HKD Rate Loan into a new Eurodollar Rate Loan or HKD Rate Loan, as the case may be, having an Interest Period of one month) will be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans or HKD Rate Loans.  If Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans or HKD Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(d)                                  Procedures Concerning the Making of Loans.  Following receipt of a Loan Notice, Administrative Agent will promptly notify each applicable Lender of the amount of its applicable

Percentage Share of the requested Borrowing.  If Borrower does not timely provide notice of a conversion or continuation, then Administrative Agent will notify each applicable Lender of the details of any automatic conversion to Base Rate Loans to the extent described in the preceding subsection.  Each Lender will make the amount of its applicable Loan available to Administrative Agent in immediately available funds at Administrative Agent’s Office (or, at the request of Administrative Agent, in the case of a Eurodollar Rate denominated in an Alternative Currency or a HKD Rate Loan denominated in Hong Kong Dollars), at such bank as Administrative Agent may designate to the Lenders not later than 11:00 a.m. on the Business Day specified in the applicable Loan Notice.  Subject to the prior satisfaction as of the Closing Date of the conditions precedent set forth in Section 4.01, upon the satisfaction of the applicable conditions precedent set forth in Section 4.02,  Administrative Agent will make all funds so received available to Borrower in like funds as received by Administrative Agent either by:  (i) crediting the account of Borrower on the books of Wells Fargo with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Administrative Agent by Borrower; provided that, if, on the date the Loan Notice with respect to such Borrowing is given by Borrower, there are Credit Borrowings outstanding, then the proceeds of such Borrowing will be applied, first, to the payment in full of any such Credit Borrowings and, second, to Borrower as provided in this Section 2.02(d).

(e)                                  Special Provisions Applicable to Continuation or Conversions of Eurodollar Rate Loans and HKD Rate Loans.  Subject to Section 3.05, a Eurodollar Rate Loan or a HKD Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan or HKD Rate Loan, as applicable.  During the existence of an Event of Default:  (i) no Loans may be requested as, converted to or continued as Eurodollar Rate Loans or HKD Rate Loans without the consent of Administrative Agent or Required Lenders; and (ii) Required Lenders may demand that any or all of the then outstanding Revolving Credit Loans that are Eurodollar Rate Loans or HKD Rate Loans be converted immediately to Base Rate Loans, whereupon Borrower will pay any amounts due under Section 3.05 in accordance with the terms thereof due to any such conversion.

(f)                                    Notification of Interest Rate.  Administrative Agent will promptly notify Borrower and the applicable Lenders of the interest rate (including the Applicable Margin, if any) applicable to any Interest Period for Eurodollar Rate Loans or HKD Rate Loans, as the case may be, upon determination of such interest rate.

(g)                                 Limitation on Interest Periods.  After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there will not be more than ten Interest Periods in effect with respect to Revolving Credit Loans.

Section 2.03                            Letters of Credit.

(a)                                  Credit Subfacility.  Subject to the terms and conditions set forth herein:

(i)                                    Upon the terms, subject to the conditions and in reliance upon the representations and warranties of Borrower and each of the other Loan Parties set forth in this Agreement and in the other Loan Documents and upon the agreements of the Lenders set forth in this Section 2.03, L/C Issuer agrees (A) from time to time on any Business Day, during the period from the Closing Date until the Credit Expiration Date, to issue Letters of Credit denominated in Dollars in accordance with this Agreement for the account of Borrower on behalf of Borrower (or such Subsidiaries of Borrower as Borrower designates) and amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) of this Section 2.03; and (B) to honor drawings under the Letters of Credit.

(ii)                                Each Lender severally agrees to participate in each Credit issued by L/C Issuer and each drawing thereunder; provided that, after giving effect to any L/C Credit Extension with respect to any Credit, (A) the Total Revolving Credit Outstandings will not exceed the Aggregate Revolving Credit Commitments; (B) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus an amount equal to such Lender’s Revolving Credit Percentage Share multiplied by the Outstanding Amount of all Credit Obligations, plus an amount equal to such Lender’s Revolving Credit Percentage Share multiplied by the Outstanding Amount of all Swing Line Loans will not exceed such Lender’s Revolving Credit Commitment; and (C) the Outstanding Amount of the Credit Obligations will not exceed the Credit Sublimit.  Each request by Borrower for the issuance or amendment of a Credit will be deemed to be a representation by Borrower that each such issuance or amendment complies with the applicable conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, Borrower’s ability to obtain Letters of Credit will be fully revolving, and, accordingly, Borrower may, during the period described in Section 2.03(a)(i), obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(iii)                            Subject to Section 2.03(b)(vi), L/C Issuer will not issue or extend any Credit if (A) the expiry date of such requested Credit would occur more than twelve months after the date of issuance or last extension, unless Required Lenders will have approved such expiry date, or (B) the expiry date of such requested Credit would occur after the Credit Expiration Date, unless all Lenders will have approved such expiry date.

(iv)                               L/C Issuer will not have any obligation to issue a Credit if:

(A)                               any order, judgment or decree of any Governmental Authority or arbitrator will by its terms purport to enjoin or restrain L/C Issuer from issuing such Credit, or any Law applicable to L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over L/C Issuer will prohibit, or request that L/C Issuer refrain from, the issuance of letters of credit generally or such Credit in particular or will impose upon L/C Issuer with respect to such Credit any restriction, reserve or capital requirement (for which L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or will impose upon L/C Issuer any unreimbursed loss, cost or expense that was not applicable on the Closing Date and which L/C Issuer in good faith deems material to it;

(B)                               the issuance of such Credit would violate one or more policies of L/C Issuer;

(C)                               such Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(D)                               in the case of any Credit to be denominated in an Alternative Currency, L/C Issuer does not, as of the issuance date of such requested Credit, issue Credits in the requested currency;

(E)                                 any Lender is at that time a Defaulting Lender, unless L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to L/C Issuer (in its sole discretion) with Borrower or such Lender to eliminate L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 3.07(a)(iv)) with respect to the Defaulting Lender arising from either the Credit then proposed to be issued or that Credit and all other Credit Obligations as to which L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(F)                                 such Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(v)                                   L/C Issuer will have no obligation to amend any Credit if L/C Issuer would not be obligated to issue such Credit in its amended form under the terms hereof or if the beneficiary of such Credit does not accept the proposed amendment to such Credit.

(vi)                               L/C Issuer will act on behalf of all Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and L/C Issuer will have all of the benefits and immunities (A) provided to Administrative Agent in Article IX with respect to any acts taken or omissions suffered by L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to L/C Issuer.

(b)                                  Procedures for Issuance and Amendment of Letters of Credit; Automatic Extensions of Letters of Credit.

(i)                                    Each Credit will be issued or amended, as the case may be, upon the request of Borrower delivered to L/C Issuer (with a copy to Administrative Agent) in the form of a Credit Application, appropriately completed and signed by a Responsible Officer of Borrower.  Such Credit Application must be received by L/C Issuer and Administrative Agent (i) in the case of any Credits to be denominated in an Alternative Currency or any Bank Undertakings, not later than 11:00 a.m. at least ten Business Days prior to the proposed issuance date or date of amendment, as the case may be, and (ii) in the case of any other Credits, not later than 11:00 a.m. at least two Business Days prior to the proposed issuance date or date of amendment, as the case may be, or in each case such other date or time as L/C Issuer and Administrative Agent may agree in a particular.  In the case of a request for an initial issuance of a Credit, such Credit Application will specify in form and detail satisfactory to L/C Issuer (A) the proposed issuance date of the requested Credit (which will be a Business Day), (B) the stated amount and currency thereof, (C) the expiry date thereof, (D) the name and address of the beneficiary thereof, (E) the documents to be presented by such beneficiary in case of any drawing thereunder, (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder, (G) whether the Credit is a Bank Undertaking or a Credit, and if any Linked Undertaking will exist in respect of the issuance of any Credit; and (H) such other matters as L/C Issuer may require.  In the case of a request for an amendment of any outstanding Credit, such Credit Application will specify in form and detail satisfactory to L/C Issuer (1) the Credit to be amended, (2) the proposed date of the amendment thereof (which will be a Business Day), (3) the nature of the proposed amendment and (4) such other matters as L/C Issuer may require.  Additionally, Borrower will furnish to L/C Issuer and Administrative Agent such other documents and information pertaining to such requested Credit issuance or amendment, including any Issuer Documents, as L/C Issuer or Administrative Agent may require.

(ii)                                Promptly after receipt of any Credit Application at the address provided pursuant to Section 10.02 for receiving Credit Applications and related correspondence, L/C Issuer will confirm with Administrative Agent (by telephone or in writing) that Administrative Agent has received a copy of such Credit Application from Borrower and, if not, L/C Issuer will provide Administrative Agent with a copy thereof (provided that such confirmation will not be required if L/C Issuer and Administrative Agent are the same Person).  Unless L/C Issuer has received written notice from any Lender, Administrative Agent or any Loan Party at least one Business Day prior to the requested date of issuance or amendment of the applicable Credit that one or more applicable conditions in Article IV will not then be satisfied, then, subject to the terms and conditions hereof, L/C Issuer will, on the requested date, issue the Credit requested by Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with L/C Issuer’s usual and customary business practices.

(iii)                            L/C Issuer will promptly notify Administrative Agent in writing, and Administrative Agent will in turn notify each Lender in writing, of each such issuance of a Credit (including the amount, the expiry date and the beneficiary thereof).  Immediately upon the issuance of each Credit, each Lender will be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from L/C Issuer a risk participation in such Credit equal to such Lender’s Revolving Credit Percentage Share multiplied by the face amount of such Credit.

(iv)                               Promptly after its delivery of any Credit or any amendment to a Credit to an advising bank with respect thereto or to the beneficiary thereof, L/C Issuer will also deliver to Borrower and Administrative Agent a true and complete copy of such Credit or amendment.

(v)                                   If Borrower specifically requests in any applicable Credit Application, L/C Issuer may issue an Automatic Extension Credit.  Unless otherwise directed by L/C Issuer, Borrower will not be required to make a specific request to L/C Issuer for any such extension.  Once an Automatic Extension Credit has been issued, Lenders will be deemed to have authorized (but may not require) L/C Issuer to permit the extension of such Automatic Extension Credit at any time to an expiry date not later than the Credit Expiration Date; provided that L/C Issuer will not permit any such extension if (A) L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Automatic Extension Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.03(a) or otherwise), or (B) L/C Issuer has received notice (which may be by telephone or in writing) on or before the day that is thirty days before any date provided for in such Automatic Extension Credit as the last day by which notice of the non-extension thereof must be given (1) from Administrative Agent that Required Lenders have elected not to permit such extension, or (2) from Administrative Agent, any Lender or Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing L/C Issuer not to permit such extension.

(c)                                  Drawings and Reimbursements; Funding of Participations.

(i)                                    Upon receipt from the beneficiary of any Credit of any drawing under such Credit (or any notice thereof), L/C Issuer will notify Borrower and Administrative Agent thereof.  If L/C Issuer will make any payment in respect of a Credit, Borrower will reimburse L/C Issuer the amount of such payment not later than 12:00 noon on the related Honor Date if Borrower will have received notice of such payment prior to 10:00 a.m. on the Honor Date, or, if such notice has not been received by Borrower prior to 10:00 a.m. on such Honor Date, then not later than 10:00 a.m. on the Business Day immediately following the day that Borrower receives such notice.  If Borrower fails to so reimburse L/C Issuer, then Administrative Agent will promptly notify each Lender of the related Honor Date, the Unreimbursed Amount and the amount of such Lender’s Revolving Credit Percentage Share of such Unreimbursed Amount.  In such event, Borrower will be deemed to have requested a Revolving Credit Borrowing consisting of Base Rate Loans to be disbursed on such Honor Date in an amount equal to such Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice).  Any notice given by L/C Issuer or Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation will not affect the conclusiveness or binding effect of such notice.

(ii)                                Each Lender will, upon receipt of any notice pursuant to Section 2.03(c)(i), make funds available (and Administrative Agent may apply Cash Collateral provided for this purpose) for the account of L/C Issuer at Administrative Agent’s Office in an amount equal to such Lender’s Revolving Credit Percentage Share multiplied by the Unreimbursed Amount not later than 12:00 noon on the Business Day specified in such notice by Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available will be deemed to have made a Revolving Credit Loan that is a Base Rate Loan to Borrower in such amount on the Honor Date.  Administrative Agent will remit the funds so received to L/C Issuer.

(iii)                            With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing pursuant to Section 2.03(c)(ii), whether because each of the conditions (other than the delivery of a Loan Notice) set forth in Section 4.02 cannot be satisfied or otherwise, Borrower will be deemed to have incurred from L/C Issuer a Credit Borrowing on the Honor Date in the amount of the Unreimbursed Amount that is not so refinanced, which Credit Borrowing will be due and payable on demand (together with interest) and will bear interest at the Default Rate.  In such event, each Lender’s payment to Administrative Agent for the account of L/C Issuer pursuant to Section 2.03(c)(ii) will be deemed payment in respect of its participation in such Credit Borrowing and will constitute a Credit Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)                               Until each Lender funds its Revolving Credit Loan or Credit Advance pursuant to this Section 2.03(c) to reimburse L/C Issuer for any amount drawn under any Credit, interest in respect of the amount of such Lender’s Revolving Credit Percentage Share of such amount will be solely for the account of L/C Issuer.

(v)                                   Each Lender’s obligation to make Revolving Credit Loans or Credit Advances to reimburse L/C Issuer for amounts drawn under Letters of Credit issued by it, as contemplated by this Section 2.03(c), will be absolute and unconditional and will not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against L/C Issuer, Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by Borrower of a Loan Notice).  No such making of a Credit Advance will relieve or otherwise impair the obligation of Borrower to reimburse L/C Issuer for the amount of any payment made by L/C Issuer under any Credit, together with interest as provided herein.

(vi)                               If any Lender fails to make available to Administrative Agent for the account of L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, L/C Issuer will be entitled to recover from such Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by L/C Issuer in connection with the foregoing.  A certificate of L/C Issuer submitted to any Lender (through Administrative Agent) with respect to any amounts owing under this clause (vi) will be conclusive absent manifest error.

(d)                                  Repayment of Participations.

(i)                                    If, at any time after L/C Issuer has made a payment under any Credit and has received from any Lender such Lender’s Credit Advance in respect of such payment in accordance with Section 2.03(c), Administrative Agent receives for the account of L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Borrower or otherwise, including proceeds of Cash Collateral applied thereto by Administrative Agent), Administrative Agent will distribute to such Lender an amount that equals its Revolving Credit Percentage Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Credit Advance was outstanding) in the same funds as those received by Administrative Agent.

(ii)                                If any payment received by Administrative Agent for the account of L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by L/C Issuer in its discretion), each Lender will pay to Administrative Agent for the account of L/C Issuer an amount equal to its Revolving Credit Percentage Share thereof on the demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of Lenders under this clause (ii) will survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                  Obligations Absolute.  The obligation of Borrower to reimburse L/C Issuer for each drawing under each Credit and to repay each Credit Borrowing is absolute, unconditional and irrevocable and will be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)                                    any lack of validity or enforceability of such Credit, this Agreement or any other Loan Document;

(ii)                                the existence of any claim, counterclaim, setoff, defense or other right that Borrower or any other Loan Party may have at any time against any beneficiary or any transferee of such Credit (or any Person for whom any such beneficiary or any such transferee may be acting), L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Credit or any agreement or instrument relating thereto, or any unrelated transaction (including any underlying transaction between any Loan Party or any of their respective Subsidiaries and the beneficiary for which any Credit was procured);

(iii)                            any draft, demand, certificate or other document presented under such Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)                               any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Credit;

(v)                                   any payment by L/C Issuer under such Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Credit;

(vi)                               any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower or of any other Loan Party or of any of their respective Subsidiaries;

(vii)                           the fact that a Default or Event of Default will have occurred and be continuing;

(viii)                       any payment made by L/C Issuer under such Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(ix)                              any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or any other Loan Party or any of their respective Subsidiaries.

Borrower will promptly examine a copy of each Credit and each amendment thereto that is delivered to it and will notify L/C Issuer in writing of any claim of noncompliance with Borrower’s instructions or other irregularity.  Borrower will be conclusively deemed to have waived any such claim against L/C Issuer and its correspondents unless Borrower will have given written notice thereof to L/C Issuer within three Business Days of L/C Issuer’s delivery to Borrower of a copy of the such Credit or amendment thereto, as applicable.

(f)                                    Role of L/C Issuer.  Each Lender and Borrower agree that, in paying any drawing under a Credit, L/C Issuer will not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Credit issued, or requested to be issued, by it) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of L/C Issuer, Administrative Agent, any of their respective Related Parties and any correspondent, participant or assignee of L/C Issuer will be liable to any Lender for:  (i) any action taken or not taken, at the request or with the approval of Lenders or Required Lenders, as applicable, in connection with a Credit or any Issuer Document; (ii) in the absence of gross negligence or willful misconduct of L/C Issuer under the circumstances in question, as determined in a final, nonappealable judgment by a court of competent jurisdiction, any action taken or not taken in connection with a Credit or any Issuer Document; or (iii) the due execution, effectiveness, validity or enforceability of any document related to any Credit or Issuer Document.  As between Borrower and L/C Issuer, Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Credit; provided that this assumption is not intended to, and will not, preclude Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of L/C Issuer, Administrative Agent or any of their respective Related Parties or any correspondent, participant or assignee of L/C Issuer will be liable or responsible for any of the matters described in clauses (i) through (x) of Section 2.03(e); provided that, notwithstanding anything to the contrary contained in such clauses, Borrower may have a claim against L/C Issuer, and L/C Issuer may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower that Borrower proves were caused by L/C Issuer’s willful misconduct or gross negligence or L/C Issuer’s willful or grossly negligent failure to pay under any Credit issued by it after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Credit, as determined by a court of competent jurisdiction by final and nonappealable judgment.  In furtherance and not in limitation of the foregoing, L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and L/C Issuer will not be responsible for the validity or sufficiency of any document transferring or assigning or purporting to transfer or assign a Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason.

(g)                                 Applicability of ISP and UCP.  Unless otherwise expressly agreed by L/C Issuer and Borrower, when a Credit is issued, (i) the rules of the ISP and Article 5 of the UCC will apply to each standby Credit, provided that in the event of a conflict between applicable provisions of the ISP and Article 5 of the UCC, the ISP will govern and (ii) the rules of the UCP and Article 5 of the UCC will apply to each commercial Credit, provided that in the event of a conflict between applicable provisions of the UCP and Article 5 of the UCC, the UCP will govern.

(h)                                 Letters of Credit Issued for the Benefit of the Issuers Thereof. The parties hereto recognize that some or all of the Letters of Credit from time to time issued under this Agreement will be issued by L/C Issuer for the benefit of itself or its Affiliate in connection with the simultaneous issuance of a Linked Undertaking.  Notwithstanding anything to the contrary in the ISP or the UCP (to the extent applicable to a Credit) or under applicable Laws, it is the express intention of the parties that (i) each such Letter of Credit shall constitute, and be governed by the rules generally applicable to, a Letter of Credit hereunder and a “credit” under the ISP, the UCP and other applicable Laws as if the L/C Issuer of and beneficiary under such Letter of Credit were different Persons, (ii) Borrower’s reimbursement obligation hereunder shall exist, without duplication, with respect to any such Letter of Credit issued by or outstanding from L/C Issuer as well as any Linked Undertaking, and (iii) the L/C Issuer of a Letter of Credit and a Linked Undertaking will be entitled to funding of participations by the Lenders with respect to either the Letter of Credit or the Linked Undertaking, but not with respect to both.

(i)                                    Credit Fees.  Borrower will pay to Administrative Agent for the account of each Lender in accordance with its Revolving Credit Percentage Share a fee (the “Credit Fee”) equal to (i) for each standby Credit, the Applicable Margin corresponding to the Eurodollar Rate Loans multiplied by the actual daily amount available to be drawn under such Credit and (ii) for each commercial Credit, a rate per annum to be determined by L/C Issuer and Administrative Agent consistent with then prevailing market terms for issuances of commercial letters of credit, multiplied by the actual daily amount available to be drawn under such commercial Credit; provided, however, any Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to L/C Issuer pursuant to Section 2.15 will be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Revolving Credit Percentage Share allocable to such Credit pursuant to Section 3.07(a)(iv), with the balance of such fee, if any, payable to L/C Issuer for its own account.  For purposes of computing the actual daily amount available to be drawn under all Credits, the amount of each Credit will be determined in accordance with Section 1.02(j).  Credit Fees will be (i) computed on a quarterly basis in arrears and (ii) due and payable on the last Business Day of each March, June, September and December (in each case for the calendar quarter then ending), commencing with the first such date to occur after the issuance of such Credit, on the Credit Expiration Date and thereafter on demand.  If there is any change in the Applicable Margin during any quarter, then the actual daily amount available to be drawn under all Credits will be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.  Notwithstanding anything to the contrary contained herein, while any Event of Default exists, upon written notice to Borrower from Required Lenders, all Credit Fees will accrue at the Default Rate.

(j)                                    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  Borrower will pay directly to L/C Issuer for its own account in respect of any Credits issued by or outstanding from L/C Issuer, a fee (the “Fronting Fee”) in Dollars with respect to each such Credit equal to 0.125% per annum, computed quarterly in arrears on the Dollar Equivalent of the daily maximum amount available to be drawn thereunder, due and payable quarterly in arrears on the last Business Day of each March, June, September and December (in each case for the calendar quarter then ending), commencing with the first such date to occur after the issuance of such Credit, on the Credit Expiration Date and thereafter on demand.  In addition, Borrower will pay directly to L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of L/C Issuer relating to letters of credit and bank undertakings as from time to time in effect, in Dollars. Such customary fees and standard costs and charges are due and payable on demand of L/C Issuer and are nonrefundable.

(k)                                Conflict with Issuer Documents.  If a conflict exists between the terms hereof and the terms of any Issuer Document, the terms hereof will control.

Section 2.04                            Swing Line Loans.

(a)                                  The Swing Line.  Upon the terms, subject to the conditions and in reliance upon the representations and warranties of Borrower and each of the other Loan Parties set forth in this Agreement and in the other Loan Documents and upon the agreements of the Lenders set forth in this Section 2.04, Swing Line Lender may in its sole and absolute discretion make loans (each such loan, a “Swing Line Loan”) in immediately available funds denominated in Dollars to Borrower on a revolving basis from time to time on any Business Day from the Closing Date through the tenth Business Day immediately preceding the last day of the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Revolving Credit Percentage Share of the Outstanding Amount of Revolving Credit Loans and Credit Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided that, after giving effect to any Swing Line Loan,  (i) the Total Revolving Credit Outstandings will not exceed the Aggregate Revolving Credit Commitments; and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender (other than Swing Line Lender in such capacity), plus such Lender’s Revolving Credit Percentage Share of the Outstanding Amount of all Credit Obligations, plus such other Lender’s Revolving Credit Percentage Share of the Outstanding Amount of all Swing Line Loans will not exceed such Lender’s Revolving Credit Commitment.  Each Swing Line Loan will be a Base Rate Loan.  Immediately upon the making of a Swing Line Loan, each Lender will be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to such Lender’s Revolving Credit Percentage Share multiplied by the amount of such Swing Line Loan.

(b)                                  Swing Line Borrowing Procedures.  Each Swing Line Borrowing will be made upon Borrower’s irrevocable notice (a “Swing Line Loan Notice”) to Swing Line Lender and Administrative Agent, which may, subject to the provisions of Section 10.02, be given by telephone or by approved electronic communication.  Each such notice must be received by Swing Line Lender and Administrative Agent not later than 11:00 a.m. on the requested borrowing date, and must specify (i) the amount to be borrowed, which will be a minimum of $100,000, and (ii) the requested borrowing date, which must be a Business Day.  Each such telephonic notice or notice by electronic communication must be confirmed promptly by delivery to Swing Line Lender and Administrative Agent of a separate written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of Borrower.  Promptly after receipt by Swing Line Lender of any telephonic or electronic communication Swing Line Loan Notice, Swing Line Lender will confirm with Administrative Agent (by telephone or in writing, including by electronic communication) that Administrative Agent has also received such Swing Line Loan Notice and, if not, Swing Line Lender will notify Administrative Agent (by telephone or in writing) of the contents thereof.  Unless (A) the Swing Line has been terminated or suspended by Swing Line Lender as provided in this Agreement, including Section 2.04(a), (B) Swing Line Lender has received notice (by telephone or in writing, including by electronic communication) from Administrative Agent (including at the request of any Lender) prior to 12:00 noon on the date of the proposed Swing Line Borrowing (1) directing Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (2) that at least one of the applicable conditions specified in Article IV is not then satisfied, or (C) Swing Line Lender has otherwise determined, in its sole and absolute discretion, not to fund the Swing Line Borrowing requested by Borrower in such Swing Line Loan Notice, then, subject to the terms and conditions hereof, Swing Line Lender will, not later than 2:00 p.m. on the borrowing date specified in the related Swing Line Loan Notice, make the amount of its Swing Line Loan available to Borrower at its office by crediting the account of Borrower on the books of Swing Line Lender in immediately available funds.  Lenders agree that Swing Line Lender may agree to modify the borrowing procedures used in connection with the Swing Line in its discretion and without affecting any of the obligations of Lenders hereunder other than notifying Administrative Agent of a Swing Line Loan Notice.

(c)                                  Refinancing of Swing Line Loans.

(i)                                    Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of Borrower (which hereby irrevocably authorizes Swing Line Lender to so request on its behalf), that each Lender make a Revolving Credit Loan that is a Base Rate Loan in an amount equal to such Lender’s Revolving Credit Percentage Share of the then aggregate Outstanding Amount of Swing Line Loans.  Such request will be made in writing (which written request will be deemed to be a Swing Line Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Revolving Credit Commitments and the conditions set forth in Section 4.02.  Swing Line Lender will furnish Borrower with a copy of the applicable Swing Line Loan Notice promptly after delivering such notice to Administrative Agent.  Each Lender will make an amount equal to its Revolving Credit Percentage Share multiplied by the aggregate amount of the requested Revolving Credit Loans specified in such Swing Line Loan Notice available to Administrative Agent in immediately available funds (and Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of Swing Line Lender at Administrative Agent’s Office not later than 12:00 noon on the day specified in such Swing Line Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available will be deemed to have made a Revolving Credit Loan that is a Base Rate Loan to Borrower in such amount.  Administrative Agent will promptly remit the funds so received to Swing Line Lender.

(ii)                                If for any reason the outstanding amount of all Swing Line Loans cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), then the request for Revolving Credit Loans that are Base Rate Loans submitted by Swing Line Lender as set forth herein will be deemed to be a request by Swing Line Lender that each Lender fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to Administrative Agent for the account of Swing Line Lender pursuant to Section 2.04(c)(i) will be deemed payment in respect of such participation.

(iii)                            If any Lender fails to make available to Administrative Agent for the account of Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), Swing Line Lender will be entitled to recover from such Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Swing Line Lender in connection with the foregoing.  A certificate of Swing Line Lender submitted to any Lender (through Administrative Agent) with respect to any amounts owing under this clause (iii) will be conclusive absent manifest error.

(iv)                               Each Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) will be absolute and unconditional and will not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against Swing Line Lender, Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations will relieve or otherwise impair the obligation of Borrower to repay Swing Line Loans together with interest as provided herein.

(d)                                  Repayment of Participations.

(i)                                    If, at any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, Swing Line Lender receives any payment on account of such Swing Line Loan, then Swing Line Lender will distribute to such Lender an amount equal to its Revolving Credit Percentage Share multiplied by such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by Swing Line Lender.

(ii)                                If any payment received by Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by Swing Line Lender in its discretion), each Lender will pay to Swing Line Lender an amount equal to its Revolving Credit Percentage Share multiplied by the amount to be returned on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  Administrative Agent will make such demand upon the request of Swing Line Lender.  The obligations of Lenders under this clause will survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                  Interest for Account of Swing Line Lender.  Swing Line Lender will be responsible for invoicing Borrower for interest on Swing Line Loans.  Until each Lender funds its Revolving Credit Loan that is a Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Revolving Credit Percentage Share of any Swing Line Loan, interest in respect of such proportionate share will be solely for the account of Swing Line Lender.

(f)                                    Payments Directly to Swing Line Lender.  Borrower will make all payments of principal and interest in respect of Swing Line Loans directly to Swing Line Lender.

Section 2.05                            Payments and Prepayments.

(a)                                  Payments of the Swing Line Loans.  Subject to the other terms and provisions of this Agreement, including the acceleration of the Obligations outstanding hereunder and under the other Loan Documents pursuant to Section 8.03 following the occurrence of an Event of Default, Borrower will repay each Swing Line Loan (A) on the tenth Business Day following the Borrowing thereof, provided that if as a result of such repayment the Outstanding Amount of all Swing Line Loans would be less than $100,000, Borrower may defer repayment of that portion of the repayment required by this clause (A) that would cause, if made, the Outstanding Amount of all Swing Line Loans to be less than $100,000 until the next succeeding Business Day on which such deferred portion may be repaid without causing the Outstanding Amount of all Swing Line Loans to be less than $100,000, and (B) to the extent outstanding on the Revolving Credit Maturity Date, on the Revolving Credit Maturity Date.

(b)                                  Voluntary Prepayments.

(i)                                    Borrower may, upon notice to Administrative Agent, at any time or from time to time voluntarily prepay Revolving Credit Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Revolving Credit Loans that are Eurodollar Rate Loans denominated in Dollars, (2) five Business Days prior to any date of prepayment of Revolving Credit Loans that are Eurodollar Rate Loans denominated in any Alternative Currency permitted hereunder or HKD Rate Loans denominated in Hong Kong Dollars and (3) one Business Day prior to any date of prepayment of Revolving Credit Loans that are Base Rate Loans; and (B) any prepayment of Revolving Credit Loans that are Eurodollar Rate Loans or HKD Rate Loans will be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, or that are Base Rate Loans will be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, or, if less, the entire principal amount thereof then outstanding.  Each such notice will specify the date and amount of such prepayment and the Type(s) of Revolving Credit Loans to be prepaid.  Administrative Agent will promptly notify each Lender of its receipt of each such notice and of the amount of such Lender’s Revolving Credit Percentage Share thereof.  If Borrower gives such notice, then Borrower’s prepayment obligation will be irrevocable, and Borrower will make such prepayment and the payment amount specified in such notice will be due and payable on the date specified therein.  Notwithstanding the foregoing, any such notice of prepayment delivered in connection with any refinancing of all of the Obligations hereunder with the proceeds of such refinancing or of any incurrence of Indebtedness, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence and may be revoked by Borrower in the event such refinancing is not consummated.  Any prepayment of a Revolving Credit Loan that is a Eurodollar Rate Loan or a HKD Rate Loan will be accompanied by any additional amounts required pursuant to Section 3.05 (including amounts required pursuant to Section 3.05(c) and any foreign exchange losses).  Subject to Section 3.07, each such prepayment will be applied to the Revolving Credit Loans of the Lenders in accordance with their respective Revolving Credit Percentage Shares.

(ii)                                Borrower may, upon notice to Swing Line Lender (with a copy to Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that:  (A) such notice must be received by Swing Line Lender and Administrative Agent not later than 11:00 a.m. on the date of the prepayment; and (B) any such prepayment will be in a minimum principal amount of $100,000 or, if the aggregate Outstanding Amount of Swing Line Loans is less, the entire Outstanding Amount thereof.  Each such notice will specify the date and amount of such prepayment.  If Borrower gives such a notice, then Borrower’s prepayment obligation will be irrevocable, and Borrower will make such prepayment and the payment amount specified in such notice will be due and payable on the date specified therein.

(c)                                  Mandatory Prepayments.

(i)                                    If, on any date, and for any reason, including following any reduction of the Aggregate Revolving Credit Commitments pursuant to Section 2.06, the Outstanding Amount of Credit Obligations exceeds the Credit Sublimit, Borrower will promptly (and in any event within three Business Days thereof) Cash Collateralize the Outstanding Amount of such Credit Obligations in an amount equal to such excess.  Any Cash Collateral required to be provided pursuant to this Section 2.05 will be subject to release in accordance with Section 2.15(d).

(ii)                                If, on any date the Total Revolving Credit Outstandings, less the amount of Credit Obligations Cash Collateralized, exceeds the Aggregate Revolving Credit Commitments then in effect, including after giving effect to any reduction of the Aggregate Revolving Credit Commitments pursuant to Section 2.06, Borrower will immediately, and without notice or demand, prepay the outstanding principal amount of the Revolving Credit Loans, Swing Line Loans and Credit Borrowings by an amount equal to the applicable excess.  Any such prepayment will be applied, first, to any Credit Borrowings, second, to prepay any outstanding Swing Line Loans and third, to prepay any outstanding Revolving Credit Loans.

(iii)                            If, following any reduction of the Aggregate Revolving Credit Commitments pursuant to Section 2.06, the aggregate Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit (including as reduced by such reduction), Borrower will prepay on the reduction date the Outstanding Amount of Swing Line Loans by an amount equal to the amount by which such Outstanding Amount exceeds the Swing Line Sublimit.

(d)                                  Application of Certain Payments.             Subject to the other provisions of this Agreement applicable to the prepayment of Loans, any prepayment of Loans will be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans or HKD Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to Section 3.05.

Section 2.06                            Termination or Reduction of Aggregate Revolving Credit Commitments.

Borrower may, upon notice to Administrative Agent, terminate the Aggregate Revolving Credit Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments; provided that (a) any such notice will be irrevocable and received by Administrative Agent not later than 11:00 a.m. three Business Days prior to the requested effective date of such termination or reduction; (b) any such partial reduction will be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof; (c) Borrower will not terminate or reduce the Aggregate Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Aggregate Revolving Credit Commitments; and (d) if, after giving effect to any reduction of the Aggregate Revolving Credit Commitments, the Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Credit Commitments, such sublimit(s) will be automatically reduced by the amount of such excess.  Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Revolving Credit Commitments.  Any reduction of the Aggregate Revolving Credit Commitments will be applied to the commitment of each Lender according to its Revolving Credit Percentage Share thereof.  All Revolving Credit Facility Fees accrued until the effective date of any termination of the Aggregate Revolving Credit Commitments will be paid on the effective date of such termination.

Section 2.07                            Final Repayment of Revolving Credit Loans and Swing Loans.

On the Revolving Credit Maturity Date, Borrower will repay (i) to Lenders in full the aggregate Outstanding Amount of all Revolving Credit Loans and (ii) to Swing Line Lender in full the aggregate Outstanding Amount of all Swing Line Loans, and in each case all accrued and unpaid interest thereon.

Section 2.08                            Interest; Applicable Margins.

(a)                                  Interest Generally.  Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan and HKD Rate Loan will bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate or HKD Rate Loan, as applicable, for such Interest Period plus the Applicable Margin then in effect corresponding to Eurodollar Rate Loans or HKD Rate Loans, as the case may be, and (ii) each Base Rate Loan (including each Swing Line Loan) will bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin then in effect corresponding to Base Rate Loans.

(b)                                  Default Rate.

(i)                                    If (A) an Event of Default occurs under Section 8.01(a) as a result of Borrower’s failure to timely make any payment on the Obligations when due and payable under this Agreement or any of the other Loan Documents, whether at stated maturity, by acceleration or otherwise, or (B) an Event of Default occurs under Section 8.01(f) or Section 8.01(g) or (C) an Event of Default occurs under Section 8.01(k) as the result of the occurrence of a Change of Control, then in any such event the entire outstanding Obligations under this Agreement and the other Loan Documents (except for undrawn Letters of Credit) will thereafter, from the date such Event of Default occurred and continuing until the related Event of Default has been cured or waived in accordance with Section 10.01, without any required notice from Lenders or Administrative Agent, bear interest at a fluctuating rate per annum at all times equal to the Default Rate, to the fullest extent permitted by applicable Laws.

(ii)                                If any Event of Default occurs (other than an Event of Default under Section 8.01(a), Section 8.01(f), Section 8.01(g) or Section 8.01(k)), then, without limitation of and in addition to clause (i) of this Section 2.08(b), upon written notice to Borrower from Required Lenders (or from Administrative Agent at the direction of Required Lenders), the outstanding Obligations under this Agreement and the other Loan Documents will, effective as of the date of delivery of such written notice to Borrower and continuing until the related Event of Default has been cured or waived in accordance with Section 10.1 of this Agreement, will bear interest at a fluctuating rate per annum at all times equal to the Default Rate, to the fullest extent permitted by applicable Laws.

(iii)                            Accrued and unpaid interest on past due amounts (including interest on past due interest) will be due and payable upon demand.

(c)                                  Payment Dates; Accrual of Interest.  Interest on each Loan will be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder (including interest at the Default Rate, to the extent applicable in accordance with Section 2.08(b)) will be due and payable in accordance with the terms hereof both before and after judgment, and both before and after the commencement of any proceeding under any Debtor Relief Law.

(d)                                  Increases and Decreases of Applicable Margins.  Any increase or decrease in any Applicable Margin resulting from a change in the Consolidated Leverage Ratio will become effective as of the date that is the earlier of (i) the last date by which Borrower is otherwise required to deliver a Compliance Certificate in accordance with Section 6.01(c) for given period (each such date, a “calculation date”) and (ii) the date that is two Business Days after the date on which Borrower actually delivers a Compliance Certificate in accordance with Section 6.01(c) for a given period; provided that the Applicable Margins in effect from the Closing Date to the date that is two Business Days following receipt by Administrative Agent of a timely delivered Compliance Certificate with respect to the Fiscal Period ending September 30, 2012 will be set at levels corresponding to Tier I as indicated on the grid set forth in the definition of “Applicable Margin”; provided, further, that, if any Compliance Certificate required to be delivered in accordance with Section 6.01(c) is not delivered to Administrative Agent on or before the related calculation date, then the levels corresponding to Tier IV as indicated on the grid set forth in the definition of “Applicable Margin” will apply, effective on the related calculation date until two Business Days after such Compliance Certificate is actually received by Administrative Agent.

Notwithstanding the foregoing and for the avoidance of doubt, if, as a result of any restatement of or other adjustment to the financial statements of Borrower or for any other reason, Borrower or Administrative Agent (which may be at the direction of Required Lenders) determine that (A) the Consolidated Leverage Ratio as calculated by Borrower as of any applicable date was inaccurate and (B) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, Borrower will immediately and retroactively be obligated to pay to Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by Administrative Agent accompanied by calculations supporting Administrative Agent’s determination (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, automatically and without further action by Administrative Agent, any Lender or L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  The foregoing will in no way limit the rights of Administrative Agent to impose the Default Rate of interest pursuant to Section 2.08(b) or to exercise any other remedy available at law or as provided hereunder or under any of the other Loan Documents.

Section 2.09                            Fees.

In addition to certain fees described in Sections 2.03(i) and (j):

(a)                                  Revolving Credit Facility Fee.  Subject to Section 3.07(a)(iii), Borrower will pay to Administrative Agent for the account of each Lender (other than a Defaulting Lender) in accordance with its Revolving Credit Percentage Share, a facility fee (the “Revolving Credit Facility Fee”) equal to the Applicable Margin then in effect corresponding to Revolving Credit Facility Fees multiplied by the Aggregate Revolving Credit Commitments, subject to adjustment as provided in Section 3.07; provided that the Applicable Margin in effect from the Closing Date to the date that is two Business Days following receipt by Administrative Agent of a timely delivered Compliance Certificate with respect to the Fiscal Period ending September 30, 2012 will be set at levels corresponding to Tier I as indicated on the grid set forth in the definition of “Applicable Margin”; provided, further, that, if any Compliance Certificate required to be delivered in accordance with Section 6.01(c) is not delivered to Administrative Agent on or before the related calculation date, then the levels corresponding to Tier IV as indicated on the grid set forth in the definition of “Applicable Margin” will apply, effective on the related calculation date until two Business Days after such Compliance Certificate is actually received by Administrative Agent.  The Revolving Credit Facility Fee will accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and will be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Revolving Credit Maturity Date.  The Revolving Credit Facility Fee will be calculated quarterly in arrears, and if there is any change in the Aggregate Revolving Credit Commitments or in the Facility Fee Applicable Margin during any quarter, the actual daily amount will be computed and multiplied by such Aggregate Revolving Credit Commitments or such Facility Fee Applicable Margin separately for each period during such quarter that such Aggregate Revolving Credit Commitments or such Facility Fee Applicable Margin was in effect.

(b)                                  Administrative Agent’s, L/C Issuer’s and Arranger’s Fees.  Borrower will pay to Administrative Agent for Administrative Agent’s or L/C Issuer’s own account, as applicable, and to Arranger for Arranger’s own account such fees as are specified as owing to such Person in the Fee Letter.

Section 2.10                            Computations of Interest and Fees.

All computations of interest for Base Rate Loans based on the Prime Rate will be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of interest and fees hereunder will be made on the basis of a year of 360 days and actual days elapsed (which results in more interest being paid than if computed on the basis of a year of 365 or 366 days, as applicable), or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice.  All computations of interest and fees hereunder will be made on the basis of a year of 360 days and actual days elapsed.  Interest will accrue on each Loan for the day on which the Loan is made, and will not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made will, subject to Section 2.12(a), bear interest for one day.  Each determination by Administrative Agent of an interest rate or fee hereunder will be conclusive and binding for all purposes, absent manifest error.  Without limitation of the foregoing, in computing the interest on any Eurodollar Rate Loan denominated in an Alternative Currency or any HKD Rate Loan denominated in Hong Kong Dollars, such Loan will have added to it the U.K. Regulatory Cost, if any, associated with such Loan.

Section 2.11                            Evidence of Indebtedness.

(a)                                  Evidence of Payments.  The Credit Extensions made by each Lender will be evidenced by one or more accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of business, including the Register as described in Section 10.06(c).  The accounts or records maintained by Administrative Agent and each Lender will be conclusive absent manifest error of the amount of the Credit Extensions made by Lenders to Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so will not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations.  If any conflict exists between the accounts and records maintained by any Lender and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent will control in the absence of manifest error.  Upon the request of any Lender or the Swing Line Lender made through Administrative Agent, Borrower will execute and deliver to such Lending Party (through Administrative Agent) a Note, which Note will be, for Revolving Credit Loans, a “Revolving Credit Note” substantially in the form attached as Exhibit E-1, and for Swing Line Loans, a “Swing Line Note” substantially in the form attached as Exhibit E-2, each of which will evidence such Lending Parties’ Loans in addition to such accounts or records.  Each Lending Party may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)                                  Evidence of Certain Participations.  In addition to the accounts and records referred to in Section 2.11(a), each Lender and Administrative Agent will maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  If any conflict exists between the accounts and records maintained by Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of Administrative Agent will control in the absence of manifest error.

Section 2.12                            Payments Generally; Right of Administrative Agent to Make Deductions Automatically.

(a)                                  Payments Generally.

(i)                                    All payments to be made by Borrower will be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by Borrower hereunder will be made to Administrative Agent, for the account of the respective Lender to which such payment is owed, at Administrative Agent’s Office in Dollars and in immediately available funds not later than (i) 12:00 noon on the date specified herein or (ii) after the Applicable Time specified by Administrative Agent in the case of payments in an Alternative Currency. If, for any reason, Borrower is prohibited by any requirement of applicable Law from making any required payment hereunder in an Alternative Currency, Borrower will make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount.  Administrative Agent will promptly distribute to each Lender its Percentage Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lending Party’s Lending Office.  All payments received by Administrative Agent after 12:00 noon will be deemed received on the next succeeding Business Day and any applicable interest or fee will continue to accrue; provided, however, that at the request of Administrative Agent, payments of interest on Eurodollar Rate Loans denominated in an Alternative Currency will be made in the applicable Alternative Currency, and payments of interest on HKD Rate Loans will be made in Hong Kong Dollars, in each case in immediately available funds to such account at such bank as Administrative Agent may designate to Borrower, no later than 12:00 noon (local time in the place where such bank is located) on the due date.  If any payment to be made by Borrower will come due on a day other than a Business Day, payment will be made on the next following Business Day, and such extension of time will be reflected in computing interest or fees, as the case may be.

(ii)                                Borrower hereby authorizes Administrative Agent (A) to deduct automatically all principal, interest or fees when due hereunder or under any Note from any account of Borrower maintained with Administrative Agent and (B) if and to the extent any payment of principal, interest or fees under this Agreement or any Note is not made when due to deduct any such amount from any or all of the accounts of Borrower maintained at Administrative Agent.  Administrative Agent agrees to provide written notice to Borrower of any automatic deduction made pursuant to this Section 2.12(a)(ii) showing in reasonable detail the amounts of such deduction.  Each Lender agrees to reimburse Borrower based on its applicable Percentage Share for any amounts deducted from such accounts in excess of amount due hereunder and under any other Loan Documents.

(b)                                  Fundings by the Lenders, Payments by Borrower and Presumptions by Administrative Agent.

(i)                                    Unless Administrative Agent will have received notice from a Lender (A) in the case of Base Rate Loans (including Swing Line Loans), two hours prior to the proposed time of such Borrowing, and (B) otherwise prior to the proposed date of any Borrowing that such Lender will not make available to Administrative Agent such Lender’s share of such Borrowing, Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Administrative Agent, then the applicable Lender, on the one hand, and Borrower, on the other hand, each severally agrees to pay to Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from the date such amount is made available to Borrower to the date of payment to Administrative Agent, at (1) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Administrative Agent in connection with the foregoing; and (2) in the case of a payment to be made by Borrower, the interest rate applicable to Revolving Credit Loans that are Base Rate Loans.  If Borrower and such Lender will pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent will promptly remit to Borrower the amount of such interest paid by Borrower for such period.  If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid will constitute such Lender’s Loan included in such Borrowing.  Any payment by Borrower will be without prejudice to any claim Borrower may have against a Lender that will have failed to make such payment to Administrative Agent.

(ii)                                Unless Administrative Agent will have received notice from Borrower prior to the date on which any payment is due hereunder to Administrative Agent for the account of the Lenders or L/C Issuer that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or L/C Issuer, as the case may be, the amount due.  In such event, if Borrower has not in fact made such payment, then the Lenders and L/C Issuer, as the case may be, each severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lenders or L/C Issuer, as the case may be, in immediately available funds with interest thereon, for each day from the date such amount is distributed to it to the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.  A notice of Administrative Agent to any Lender or Borrower with respect to any amount owing under this Section 2.12(b) will be conclusive, absent manifest error.

(c)                                  Failure to Satisfy Conditions Precedent.  Subject to Section 2.03 and Section 2.04, if any Lender makes available to Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II and such funds are not made available to Borrower by Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, Administrative Agent will return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)                                  Obligations of the Lenders are Several and not Joint.  The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments under Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder will not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender will be responsible for the failure of any other Lender to so make its Loan, purchase its participation or to make its payment under Section 2.12(b)(ii), Section 10.04(c) or Section 10.05.

(e)                                  Funding Sources.  Nothing herein will be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.  Without limitation of the preceding sentence, neither Administrative Agent nor any Lender will be required actually to acquire eurodollar or Hong Kong Dollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the Eurodollar Rate or the HKD Rate, as the case may be.  The provisions of this Section 2.12(e) will apply as if each Lender had match funded any Obligation as to which interest is accruing (i) at the Eurodollar Rate by acquiring eurodollar deposits for each Interest Period in the amount of the Eurodollar Rate Loans or (ii) at the HKD Rate by acquiring Hong Kong Dollar deposits for each Interest Period in the amount of the HKD Rate Loans.

Section 2.13                            Sharing of Payments.

If any Lender will, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in

Credit Obligations or in Swing Line Loans held by it, resulting in such Lender receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its Percentage Share (or other applicable share as provided herein) thereof as provided herein, then the Lender receiving such greater proportion will: (a) notify Administrative Agent of such fact; and (b) purchase (for Cash at face value) participations in the Loans and subparticipations in Credit Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as will be equitable, so that the benefit of all such payments will be shared by Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:  (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations will be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this Section 2.13 will not be construed to apply to (A) any payment made by or on behalf of Borrower pursuant to and in accordance with the express terms of this Agreement, including the application of funds arising from the existence of a Defaulting Lender, (B) the application of Cash Collateral provided for in Section 2.15 or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in Credit Obligations or Swing Line Loans to any assignee or participant, other than an assignment to any Loan Party or any Affiliate thereof (as to which the provisions of this Section 2.13 will apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

Section 2.14                            Increase in Aggregate Revolving Credit Commitments.

(a)                                  Increase in Aggregate Revolving Credit Commitments Generally.  So long as the Aggregate Revolving Credit Commitments have not previously been voluntarily reduced pursuant to Section 2.06, and subject to the further conditions set forth in Section 2.14(c), upon notice to Administrative Agent, at any time after the Closing Date but not less than thirty days prior to the Revolving Credit Maturity Date, Borrower may request one or more Additional Revolving Credit Commitments; provided that (i) after giving effect to any such addition, the aggregate amount of Additional Revolving Credit Commitments that have been added pursuant to this Section 2.14 will not exceed $200,000,000 and (ii) any such addition will be in an aggregate amount of $25,000,000 or any whole multiple of $5,000,000 in excess thereof; provided that such amount may be less than $5,000,000 if such amount represents all remaining availability under the aggregate limit in respect of Additional Revolving Credit Commitments set forth in clause (i) of this proviso.

(b)                                  Certain Provisions Regarding Increase of Aggregate Revolving Credit Commitments.  If any Additional Revolving Credit Commitments are added in accordance with this Section 2.14, Administrative Agent and Borrower will determine the effective date (the “Additional Commitments Effective Date”) of such addition and the amount of, and the Persons who will provide, such Additional Revolving Credit Commitments; provided that no existing Lender will have any obligation to provide all or any portion of such Additional Revolving Credit Commitments.  Administrative Agent will promptly notify Borrower and Lending Parties of the final amount of such addition and the Additional Commitments Effective Date, as well as in the case of each notice to any Lender, the respective interests in such Lender’s Revolving Credit Loans, in each case subject to the assignments contemplated by this Section 2.14.  As conditions precedent to each such addition:  (i) the representations and warranties contained in Article V and the other Loan Documents (including all documents required pursuant to Section 2.14(c)) will be true and correct on and as of the Additional Commitments Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they will have been true and correct as of such earlier date, and except that, for purposes of this Section 2.14(b), the representations and warranties contained in Section 5.12 will be deemed to refer to the most recent financial statements furnished pursuant to Section 6.01(a) and Section 6.01(b), respectively; (ii) no Default or Event of Default will exist immediately before or immediately after giving effect to such addition; (iii) Borrower will be in compliance with the financial covenants set forth in Section 7.14 after giving pro forma effect to the making of Additional Revolving Credit Loans in connection with such addition; (iv) Borrower, Administrative Agent and Lending Parties (including any new Lending Parties being added in connection with such addition) will have entered into all documents required pursuant to Section 2.14(c), and Borrower will have complied with all of the conditions precedent to the effectiveness of such addition as provided in such documents (including any requirement to pay fees and expenses to any or all of Administrative Agent, Arranger and the Lending Parties, including any new Lending Parties); and (v) Borrower will have delivered to Administrative Agent a certificate dated as of the Additional Commitments Effective Date signed by a Responsible Officer of Borrower, certifying as to the truth, accuracy and correctness of the matters set forth in the immediately preceding clauses (i), (ii) and (iii).  On each Additional Commitments Effective Date, each applicable Lender, Eligible Assignee or other Person who is providing an Additional Revolving Credit Commitment will become a “Lender” for all purposes of this Agreement and the other Loan Documents.  Any Additional Revolving Credit Loan will be a “Revolving Credit Loan” for all purposes of this Agreement and the other Loan Documents.  In furtherance of the foregoing, on any Additional Commitments Effective Date on which Additional Revolving Credit Commitments are made, subject to the satisfaction of the other terms and conditions contained in this Section 2.14, (1) each of the existing Lenders will assign to each Person providing an Additional Revolving Credit Commitment, and each such Person will purchase from each of the existing Lenders, in an amount equal to the Outstanding Amount thereof (together with accrued but unpaid interest thereon), such interests in the Revolving Credit Loans outstanding on such date as will be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit Loans will be held by existing Lenders and the Person making the Additional Revolving Credit Commitments ratably in accordance with their Revolving Credit Percentage Shares after giving effect to the addition of such Additional Revolving Credit Commitments to the existing Revolving Credit Commitments; and (2) each Person making an Additional Revolving Credit Commitment will be deemed for all purposes to have made a Revolving Credit Commitment and each Additional Revolving Credit Loan will be deemed, for all purposes, a Revolving Credit Loan.

(c)                                  Terms and Documentation.  The terms of and documentation entered into in respect of any Additional Revolving Credit Commitments made pursuant to this Section 2.14 (collectively, the “Additional Commitment Documentation”) will be consistent with the Revolving Credit Commitments or otherwise reasonably satisfactory to Administrative Agent and Borrower; provided that if the Additional Revolving Credit Commitments contain any increase in any Applicable Margin or other interest rate or any increase in the Revolving Credit Facility Fee or any other fee as compared to the existing Revolving Credit Commitments (taking into account any prior Additional Revolving Credit Commitments), the corresponding Applicable Margin or other interest rate or the corresponding Revolving Credit Facility Fee or other fee with respect to the existing Revolving Credit Commitments will be automatically increased to equal the increased Applicable Margin or other interest rate or the increased Revolving Credit Facility Fee or other fee, as the case may be, applicable to the Additional Revolving Credit Commitments.  Any Additional Revolving Credit Commitments made or provided pursuant to this Section 2.14 will be evidenced by one or more entries in the Register maintained by Administrative Agent in accordance with the provisions set forth in Section 10.06(c).

Section 2.15                            Cash Collateral.

(a)                                  Certain Credit Support Events.

(i)                                 Upon the request of Administrative Agent or L/C Issuer, if, as of the Credit Expiration Date, any Credit Obligation for any reason remains outstanding, or, in the case of any Bank Undertakings, such Bank Undertakings have not been surrendered, Borrower will immediately Cash Collateralize the Outstanding Amount of all Credit Obligations.

(ii)                             At any time that there exists a Defaulting Lender, within one Business Day following the written request of Administrative Agent or L/C Issuer (with a copy to Administrative Agent) Borrower will Cash Collateralize L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 3.07(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than 100% of such Fronting Exposure.

(b)                                  Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) will be maintained in blocked, non-interest bearing deposit accounts at Wells Fargo.  Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender hereby grants to (and subjects to the control of) Administrative Agent, for the benefit of L/C Issuer, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of Credit Obligations, to be applied pursuant to Section 2.15(c).  If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent and L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, Borrower will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency after giving effect to any Cash Collateral provided by the Defaulting Lender.

(c)                                  Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Section 3.07 in respect of Letters of Credit will be held and applied to the satisfaction of the applicable Defaulting Lender’s obligations to fund participations in respect of Credit Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)                                  Release.  Cash Collateral (or the appropriate excess portion thereof in the case of clause (ii) below) provided to reduce L/C Issuer’s Fronting Exposure will no longer be required to be held as Cash Collateral pursuant to this Section 2.15 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender) or (ii) the determination by Administrative Agent and L/C Issuer that there exists excess Cash Collateral; provided, however, (A) that Cash Collateral furnished by or on behalf of a Loan Party will not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.15 may be otherwise applied in accordance with Section 8.04); and (B) the Person providing Cash Collateral and L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral will not be released but instead held to support future anticipated Fronting Exposure or other obligations.

ARTICLE III
Taxes, Yield Protection and Illegality

Section 3.01                            Taxes.

(a)                                  Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document will be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent will be entitled to make such deduction or withholding and will timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party will be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)           Payment of Other Taxes by the Loan Parties.  Without limiting the provisions of Section 3.01(a), the Loan Parties will timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)           Indemnification.

(i)           Indemnification by Each Loan Party.  The Loan Parties will  jointly and severally indemnify each Recipient, within ten days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate setting forth in reasonable details the amount or amounts of such payment or liability delivered to Borrower by a Lending Party (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lending Party, will be conclusive absent manifest error.

(ii)          Indemnification by the Lending Parties.  Each Lending Party will severally indemnify Administrative Agent, within ten days after written demand therefor, for (i) any Indemnified Taxes attributable to such Lending Party (but only to the extent that any Loan Party has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lending Party’s failure to comply with the provisions of Section 10.06(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lending Party, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate setting forth in reasonable details the amount or amounts of such payment or liability delivered to any Lending Party by Administrative Agent shall be conclusive absent manifest error.  Each Lending Party hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lending Party under any Loan Document or otherwise payable by Administrative Agent to the Lending Party from any other source against any amount due to Administrative Agent under this Section 3.01(e).

(d)           Delay in Making Demand for Indemnity.  Failure or delay on the part of any Recipient to demand indemnity pursuant to the provisions of Section 3.01(c) will not constitute a waiver of such Recipient’s right to demand such indemnification; provided that no Loan Party will be required to indemnify a Recipient pursuant to the provisions of Section 3.01(c) for any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, to the extent (i) such Indemnified Taxes were actually paid by such Recipient to the applicable Governmental Authority (or other Person entitled thereto) or (ii) such Recipient received any payment from which such Indemnified Taxes were actually withheld or deducted, in each case more than 180 days prior to the date that such Recipient delivers to Borrower its demand for indemnification of the amount or amounts so paid, withheld or deducted, as the case may be.

(e)           Evidence of Payments.  If and to the extent requested by Administrative Agent, in its Reasonable Discretion, as soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority as provided in this Section 3.01, such Loan Party will deliver to  Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment satisfactory to  Administrative Agent, in its Reasonable Discretion.

(f)            Status of Lenders.

(i)            Any Lending Party that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document will deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lending Party, if reasonably requested by Borrower or Administrative Agent, will deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lending Party is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(f)(ii)(A), (B) and (D)) will not be required if in the Lending Party’s reasonable judgment such completion, execution or submission would subject such Lending Party to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lending Party.

(ii)           Without limiting the generality of the foregoing,

(A)          any Lending Party that is a U.S. Person will deliver to Borrower and Administrative Agent on or prior to the date on which such Lending Party becomes a Lending Party under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of IRS Form W-9 certifying that such Lending Party is exempt from U.S. federal backup withholding tax;

(B)          any Foreign Lender will, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lending Party under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(1)          in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)          executed originals of IRS Form W-8ECI;

(3)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “ten percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4)          to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)          any Foreign Lender will, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lending Party under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(D)          if a payment made to a Lending Party under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lending Party will deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by  Borrower or Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lending Party has complied with such Lending Party’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

Each Lending Party agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it will update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

(g)           Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it will pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, will repay to such indemnified party the amount paid over pursuant to this Section 3.01(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this

Section 3.01(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.01(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This Section 3.01(g) will not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

Section 3.02         Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank offered market, then, on written notice thereof by such Lender to Borrower through Administrative Agent, (a) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Revolving Credit Loans that are Base Rate Loans to Eurodollar Rate Loans will be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender will, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (i) Borrower will, upon written demand from such Lender (with a copy to Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender will, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans as indicated by a written notice from such Lender to Administrative Agent and Borrower, and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, Administrative Agent will during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate.  Upon any such prepayment or conversion, Borrower will also pay accrued interest on the amount so prepaid or converted and all amounts due under Section 3.05 in accordance with the terms thereof due to such prepayment or conversion.  A Lender seeking payment of any amount under this Section 3.02 will use commercially reasonable efforts to deliver to Borrower a certificate setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 3.02, which certificate will be conclusive absent manifest error; provided that the failure to deliver a certificate hereunder will not relieve Borrower from any liability that it may have under this Section 3.02.

Section 3.03         Inability to Determine Rates.

If (a) Administrative Agent determines in connection with any request for a Borrowing or continuation of, or a conversion to, a Eurodollar Rate Loan denominated in Dollars that (i) Dollar deposits are not being offered to banks in the London interbank offered market for the applicable amount and Interest Period of such Eurodollar Rate Loan or (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (b) Required Lenders determine in connection with any request for a Borrowing or continuation of, or a conversion to, a

Eurodollar Rate Loan that the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then Administrative Agent will promptly so notify Borrower and each Lender in writing.  Thereafter, (A) the obligation of the Lenders to make or maintain Eurodollar Rate Loans will be suspended, and (B) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate will be suspended, in each case until Administrative Agent (upon the instruction of Required Lenders) revokes such notice.  Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Revolving Credit Borrowing consisting of Base Rate Loans in the amount specified therein.

Section 3.04         Increased Costs.

(a)           Increased Costs Generally.  If any Change in Law will:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lending Party (except any reserve requirement reflected in the Eurodollar Rate); or

(ii)           impose on any Lender or L/C Issuer or the London interbank offered market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Credit or participation therein;

and the result of any of the foregoing will be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or L/C Issuer of participating in, issuing or maintaining any Credit (or of maintaining its obligation to participate in or to issue any Credit), or to reduce the amount of any sum received or receivable by such Lending Party hereunder (whether of principal, interest or any other amount), then, upon request of such applicable Lending Party, Borrower will pay to such Lending Party such additional amount or amounts as will compensate such Lending Party for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lending Party determines that any Change in Law affecting such Lending Party or the Lending Office of such Lending Party or such Lending Party’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lending Party’s capital or on the capital of such Lending Party’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitments of any such Lender or the Loans made by, or participations in Letters of Credit held by, any such Lender, or the Letters of Credit issued by L/C Issuer, to a level below that which such Lending Party or such Lending Party’s holding company could have achieved but for such Change in Law (taking into consideration such Lending Party’s policies and the policies of such Lending Party’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lending Party such additional amount or amounts as will compensate such Lending Party or such Lending Party’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  L/C Issuer or the Lender seeking payment of any amount under this Section 3.04 will use commercially reasonable efforts to deliver to Borrower a certificate setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as the case may be, as specified in Sections 3.04(a) and 3.04(b), as well as the basis for determining such amount or amounts, which certificate will be conclusive absent manifest error; provided that the failure to deliver a certificate hereunder will not relieve Borrower from any liability that it may have under this Section 3.04.  Borrower will pay such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 will not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation; provided that Borrower will not be required to compensate a Lender or L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or L/C Issuer, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to in this subsection (d) will be extended to include the period of retroactive effect thereof).

Section 3.05         Compensation for Losses.

Upon written demand of any Lender (with a copy to Administrative Agent) from time to time, Borrower will promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), (b) any failure by Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than to continue a Loan as, or to convert a Loan to, a Base Rate Loan on the date or in the amount notified by Borrower or (c) any assignment of a Eurodollar Rate Loan other than on the last day of the Interest Period applicable thereto, in the case of each of the foregoing clauses (a) through (c) for any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or redeployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  Borrower will also pay any customary administrative fees charged by such Lender in connection with the foregoing.  For purposes of calculating amounts payable by Borrower to Lenders under this Section 3.05, each Lender will be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank offered market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.  For purposes of calculating amounts payable to any Lender under this Section 3.05, such Lender will be deemed to have funded each Eurodollar Rate Loan denominated in an Alternative Currency made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.  A Lender seeking payment of any amount under this Section 3.05 will use commercially reasonable efforts to deliver to Borrower a certificate setting forth in reasonable detail the amount or amounts necessary to compensate such Lender as specified in this Sections 3.05, as well as the basis for determining such amount or amounts, which certificate will be conclusive absent manifest error; provided that the failure to deliver a certificate hereunder will not relieve Borrower from any liability that it may have under this Section 3.05.  Borrower will pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

Section 3.06         Mitigation Obligations; Additional L/C Issuer.

Notwithstanding anything to the contrary contained in Section 10.01:

(a)           Mitigation by Lending Parties.  If any Lending Party requests compensation under Section 3.04, or Borrower is required to pay additional amounts to any Lending Party or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lending Party gives a notice pursuant to Section 3.02, then such Lending Party, at the request of Borrower, will use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lending Party, such designation or assignment:  (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable; and (ii) in each case, would not subject such Lending Party to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lending Party as reasonably determined by such Lending Party.  Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lending Party in connection with any such designation or assignment.

(b)           Additional L/C Issuer.  If L/C Issuer may not issue Letters of Credit as a result of the limitations set forth in Section 2.03(a)(iv)(A), then Borrower may, if no Event of Default exists and with the prior written consent of Administrative Agent (which consent will not be unreasonably withheld or delayed), (i) request one of the other Lenders (with such other Lender’s consent) to issue Letters of Credit or (ii) designate a supplemental bank or financial institution, which is an Eligible Assignee and otherwise satisfactory to Administrative Agent, to issue Letters of Credit and become an additional “L/C Issuer” hereunder.

Section 3.07         Defaulting Lenders.

(a)           Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)            Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement will be restricted as set forth in Section 10.01.

(ii)           Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to Administrative Agent by that Defaulting Lender pursuant to Section 10.08), will be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize L/C Issuer’s Fronting Exposure with respect to that Defaulting Lender in accordance with Section 2.15; fourth, as Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (1) satisfy that Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (2) Cash  Collateralize L/C Issuer’s future Fronting Exposure with respect to that Defaulting Lender with respect to future Letters of Credit issued under this Agreement in accordance with Section 2.15; sixth, to the payment of any amounts owing to the Lenders, L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or Credit Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (2) such Loans were made or the related Credits were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment will be applied solely to pay the Loans of, and Credit Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Credit Borrowings owed to, that Defaulting Lender until such time as all Loans and funded and unfunded participations in Credit Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Revolving Credit Commitments under the Revolving Credit Facility without giving effect to Section 3.07(a)(iv).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 3.07(a)(ii) will be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)         Certain Fees.

(A)          No Defaulting Lender will be entitled to receive any Revolving Credit Facility Fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and Borrower will not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)          A Defaulting Lender will be entitled to receive Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Credit Percentage Share of the stated amount of Credits for which it has provided Cash Collateral pursuant to Section 2.15.

(C)          With respect to any Revolving Credit Facility Fee or Credit Fee not required to be paid to any Defaulting Lender pursuant to the preceding clauses (A) or (B), Borrower will (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Credit Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to Section 3.07(a)(iv), (2) pay to L/C Issuer and the Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv)          Reallocation of Participations to Reduce Fronting Exposure.  All or any part of that Defaulting Lender’s participation in Credit Obligations and Swing Line Loans will be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Percentages Shares (calculated without regard to that Defaulting Lender’s Revolving Credit Commitment) but only to the extent that (A) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless Borrower will have otherwise notified  Administrative Agent at such time, Borrower will be deemed to have represented and warranted that such conditions are satisfied at such time), and (B) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment.  No reallocation hereunder will constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)            Cash Collateral, Repayment of Swing Line Loans.  If the reallocation described in Section 3.07(a)(iv) cannot or can only partially be effected, Borrower will, without prejudice to any right or remedy available to it hereunder or under applicable Law, first, prepay all Swing Line Loans then outstanding in an amount equal to the Swing Line Lenders’ Fronting Exposure and second, Cash Collateralize L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.15.

(b)           Defaulting Lender Cure.  If Borrower, Administrative Agent, L/C issuer and Swing Line Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Credit Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Revolving Credit Percentage Share (without giving effect to Section 3.07(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)           New Swing Line Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender will not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) L/C Issuer will not be required to issue, extend, renew or increase any Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 3.08         Replacement of Lenders.

(a)           Notwithstanding anything to the contrary contained in Section 10.01, Borrower may, with respect to any Specified Lender, at its sole expense and effort and upon written notice to such Lender and Administrative Agent, require such Specified Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06(b)), all of its interests, rights (except to the extent provided in Section 3.07(b)) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)            Borrower will have paid to Administrative Agent the assignment fee (if any) specified in Section 10.06(b);

(ii)           such Specified Lender will have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other Obligations payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05)

from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(iii)         in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)          such assignment does not conflict with applicable Law; and

(v)            in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee will have consented to the applicable amendment, waiver or consent;

provided; however, that a Lender will not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

Each Lender hereby grants to Administrative Agent a power of attorney (which power of attorney, being coupled with an interest, is irrevocable) to execute and deliver, on behalf of such Lender, as assignor, any Assignment and Assumption necessary to effectuate any assignment of such Lender’s interests hereunder in circumstances contemplated by this Section 3.08(a).

(b)           Certain Rights as a Lender.  Upon the prepayment of all amounts owing to any Specified Lender and the termination of such Lender’s Commitments pursuant to this Section 3.08, such Specified Lender will no longer constitute a “Lender” for purposes hereof; provided that such Specified Lender will continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the date on which all amounts owing to such Specified Lender were prepaid in full and the Revolving Credit Commitments of such Specified Lender were terminated pursuant to this Section 3.08.

(c)           Evidence of Replacement.  Promptly following the replacement of any Specified Lender in accordance with this Section 3.08, Administrative Agent will distribute an amended Schedule 2.01, which will be deemed incorporated into this Agreement, to reflect changes in the identities of Lenders and adjustments of their respective Revolving Credit Commitments or Percentage Shares, as applicable, resulting from any such removal or replacement.

Section 3.09         Survival.

All obligations of the Loan Parties under this Article III will survive termination of the Aggregate Revolving Credit Commitments and repayment of all other Obligations.

ARTICLE IV
Conditions Precedent

Section 4.01         Conditions to the Effectiveness of this Agreement.

The effectiveness of this Agreement and the agreement of the Lending Parties to provide the Credit Extensions described herein (including the initial Credit Extensions hereunder) is subject to the satisfaction of the following conditions precedent:

(a)           Receipt of Certain Documents.  Administrative Agent will have received the following, each of which will be, unless otherwise specified herein or otherwise required by Administrative Agent, originals (or facsimiles or portable document format versions thereof (in either such case, promptly followed by originals thereof), each, to the extent to be executed by a Loan Party, duly executed by a Responsible Officer of such Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date), all, in the case of originals, in sufficient number as Administrative Agent will separately identify (including, if specified by Administrative Agent, for purposes of the distribution thereof to Administrative Agent, the Lending Parties and Borrower):

(i)            This Agreement.  This Agreement, executed by Borrower and each of Borrower’s other Material Subsidiaries (as the initial Guarantors hereunder), each Lending Party and Administrative Agent, together with all completed Schedules to this Agreement;

(ii)           Notes.  If requested by any Lender, separate Notes executed by Borrower in favor of each such requesting Lending Party evidencing, as applicable, the Swing Line Loans or the Revolving Credit Loans to be made by such Lender, duly executed by Borrower;

(iii)         Secretary’s Certificates.  Separate certificates, executed by the secretary or assistant secretary of each Loan Party on behalf of such Loan Party, certifying, among other things, (A) that such Loan Party has the authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is a party, (B) that attached to such certificate are true, correct and complete copies of (1) the Organizational Documents of such Loan Party then in full force and effect, (2) the resolutions then in full force and effect adopted by the Board of Directors of such Loan Party authorizing and ratifying the execution, delivery and performance by such Loan Party of the Loan Documents to which it is a party and (3) a certificate of good standing or status from the secretary of state of the state under whose laws such Loan Party was incorporated or organized, as applicable, (C) the name(s) of the Responsible Officers of such Loan Party authorized to execute Loan Documents on behalf of such Loan Party, together with incumbency samples of the true signatures of such Responsible Officers, and (D) that Administrative Agent and the Lending Parties may conclusively rely on such certificate;

(iv)          Bring-Down Certificate.  A certificate executed by a Responsible Officer of each Loan Party, certifying that the conditions specified in Section 4.02 to the initial Credit Extension have been satisfied;

(v)            Opinions of the Loan Parties’ Counsel.  Such favorable opinion(s) of counsel to the Loan Parties and counsel to Administrative Agent, reasonably acceptable to Administrative Agent and its counsel, addressed to Administrative Agent and each Lending Party, as to such matters as are reasonably required by Administrative Agent or any Lending Party with respect to the Loan Parties and the Loan Documents; and

(vi)          Fee Letter.  The Fee Letter, executed among Borrower, Administrative Agent and Arranger.

(b)           Repayment of Existing Facility.  Administrative Agent will have received evidence, including in the form of a pay-off letter substantially in the form of Exhibit I, acceptable to Administrative Agent in its Reasonable Discretion, that all commitments under the Existing Facility have been terminated not later than the Closing Date and that all outstanding amounts thereunder have been paid in full.

(c)           Governmental Consents.  All material consents, approvals, orders and authorizations, and all registrations, declarations and filings with any Governmental Authority necessary for the consummation of the financing transactions contemplated by the Loan Documents have been obtained and are in form and substance acceptable to Administrative Agent, in its Reasonable Discretion.

(d)           Third-Party Consents.  All material consents, approvals and authorizations from third Persons (other than any Governmental Authority) required under any Material Contract or other document necessary for the consummation of the financing transactions contemplated by the Loan Documents.

(e)           Insurance.  Administrative Agent will have received documentation satisfactorily demonstrating that all insurance required to be maintained pursuant to Section 6.06 has been obtained and is in effect.

(f)            No Litigation.  No Proceeding instituted by any Person (including any Governmental Authority) will be pending in any court or before any arbitrator or mediator or before any Governmental Authority, or will have been threatened in writing by any Person (including any Governmental Authority) to be instituted, (i) with respect to this Agreement or any of the related Loan Documents, or (ii) which could, if adversely determined, reasonably be expected to have or result in a Material Adverse Change.

(g)           Financial Performance.  Administrative Agent will have received and approved (i) copies of satisfactory audited Consolidated financial statements for Borrower and its Subsidiaries for the three Fiscal Years most recently ended for which financial statements are available and interim unaudited Consolidated financial statements for each quarterly Fiscal Period ended since the last audited financial statements for which financial statements are available, and (ii) projections prepared by management of Borrower in form and substance reasonably satisfactory to Administrative Agent.  Administrative Agent acknowledges and confirms that it has received copies, satisfactory to Administrative Agent, of (A) the audited Consolidated financial statements for Borrower and its Subsidiaries for Borrower’s fiscal years ended December 31, 2009, December 31, 2010 and December 31, 2011 in the form of Borrower’s annual report on Form 10-K, (B) the interim unaudited Consolidating financial statements in the form of Borrower’s Form 10-Q for the Fiscal Period ended March 31, 2012, and (C) the projections prepared by management of Borrower contemplated by clause (ii) above.

(h)           Know Your Customer.  Administrative Agent will have received, at least five Business Days prior to the Closing Date, all documentation and other information from the Loan Parties required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(i)            No Material Adverse Change.  Since December 31, 2011, there has been no development, event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Change.

(j)            Payment of Fees.  Borrower will have paid (i) all fees required to be paid to Administrative Agent, Arranger and any Lending Party on or before the Closing Date and (ii) unless Administrative Agent will have agreed in writing to any delay in such payment, all fees, charges and disbursements of counsel to Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as will constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate will not thereafter preclude a final settling of accounts between Borrower and Administrative Agent).

Notwithstanding anything to the contrary contained herein, this Agreement will not become effective or be binding on any party hereto unless all of the conditions precedent to the effectiveness of this Agreement as specified in this Section 4.01(a) are satisfied (or are otherwise waived in writing in accordance with this Agreement) at or before 2:00 p.m. on July 27, 2012.  Administrative Agent will promptly notify each Borrower and each Lending Party of the occurrence of the Closing Date, and such notice will be conclusive and binding on all parties hereto.  For purposes of determining compliance with the conditions specified in this Section 4.01 (but without limiting the generality of the provisions of Section 9.04), each (a) Lending Party that has signed this Agreement will be deemed to have consented to, approved or accepted or become satisfied with, each document or other matter required hereunder to be consented to or approved by or to be acceptable or satisfactory to a Lending Party unless Administrative Agent will have received written notice from such Lending Party prior to the proposed Closing Date specifying its objection thereto and (b) the making or issuance of the initial Credit Extension hereunder by a Lending Party being conclusively deemed to be its satisfaction or waiver of the conditions precedent set forth in this Section 4.01 and in Section 4.02 with respect to such initial Credit Extension.

Section 4.02         Conditions to All Credit Extensions.

Commencing with the Closing Date and the satisfaction of the conditions precedent set forth in Section 4.01, the obligation of each Lending Party to make any Credit Extension (including its initial Credit Extensions) hereunder or to honor any Request for Credit Extension is further subject to the satisfaction, as determined by Administrative Agent, of each of the following separate and additional conditions precedent:

(a)           Truth and Correctness of Representations and Warranties.  The representations and warranties of Borrower and each other Loan Party contained in this Agreement (including Article V) or in any other Loan Document will be true and correct in all material respects (except that such materiality qualifier will not be applicable to any portion of any representation and warranty that is already qualified or modified by materiality in the text thereof) on and as of the date of such Credit Extension, except to the extent that any such representation or warranty specifically refer to an earlier date, in which case such representation or warranty will be true and correct in all material respects (except that such materiality qualifier will not be applicable to any portion of any representation and warranty that is already qualified or modified by materiality in the text thereof) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Section 5.12 will be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b).

(b)           No Default or Event of Default.  No Default or Event of Default will then exist, or will result from such proposed Credit Extension or from the application of the proceeds thereof or from the honoring of any Request for Credit Extension.

(c)           No Material Adverse Change.  Since December 31, 2011, there has been no development, event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Change.

(d)           Requests for Credit Extensions.  Administrative Agent and, if applicable, the Swing Line Lender or L/C Issuer will have received the applicable Request for Credit Extension.

(e)           Alternative Currencies.  In the case of a Credit Extension to be denominated in an Alternative Currency, there will not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in an Alternative Currency) or L/C Issuer (in the case of any Credit to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

(f)            Other Matters.  Administrative Agent will have received, in form and substance satisfactory to it, such other assurances, documents or consents related to the foregoing as Administrative Agent or Required Lenders may require in their Reasonable Discretion.

ARTICLE V
Representations and Warranties

As of the Closing Date, each Loan Party, in order to induce Administrative Agent and each Lending Party to enter into this Agreement and the Lending Parties to make or issue the Credit Extensions hereunder, hereby represents and warrants to Administrative Agent and each Lending Party as follows, and will be deemed to have been brought down and to apply anew (other than representations and warranties made as of a specific date, which will be deemed to have been made as of such specified date) to the making or issuance of each Credit Extension hereunder.

Section 5.01         Corporate Existence and Power.

Each Loan Party and each of its Subsidiaries (a) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation (subject to such changes after the date hereof as are permitted under the Loan Documents); (b) has the legal power and authority (i) to own its assets and carry on its business substantially as currently conducted by it and such business as contemplated to be conducted by it upon and following the consummation of the transactions contemplated by the Loan Documents, and (ii) to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party; and (c) is duly qualified as a foreign corporation, partnership or limited liability company, as applicable, and is licensed and in good standing under the laws of each jurisdiction where its ownership, leasing or operation of property or the conduct of its business requires such qualification or license, except to the extent that the failure to do so could not reasonably be expected to have or result in a Material Adverse Effect.

Section 5.02         Corporate Authorization; No Contravention.

The execution and delivery by each Loan Party, and the performance by each Loan Party of its obligations under each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organizational Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Material Contract to which such Person is a party or affecting such Person or the properties of such Person or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law applicable to any Loan Party or any of its Subsidiaries or any of their respective properties.

Section 5.03         Governmental Authorization; Compliance with Laws.

(a)           Governmental Authorizations.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (i) the execution, delivery or performance by, or enforcement against, any Loan Party or any of its Subsidiaries of this Agreement or any other Loan Document or (ii) the exercise by Administrative Agent or any Lending Party of its rights under the Loan Documents, except as have been obtained or made as of the Closing Date and are in full force and effect or than a filing with the SEC on Form 8-K in accordance with the Exchange Act describing the Loan Parties’ entering into the Credit Agreement.

(b)           Compliance with Laws.  Each Loan Party and each of its Subsidiaries is in compliance in all material respects with the requirements of all Laws applicable to such Person or any of its properties and with all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have or result in a Material Adverse Effect.  Each Loan Party and each of its Subsidiaries has all material governmental licenses, authorizations, consents and approvals required or otherwise necessary to own its assets and carry on its business substantially as currently conducted by it and such business as contemplated to be conducted by it upon and following the consummation of the transactions contemplated by the Loan Documents.

Section 5.04         Material Contracts.

No Loan Party (nor, to the knowledge of each Loan Party, any other party thereto) is in breach of or in default under any Material Contract, except to the extent that any such breach or default could not reasonably be expected to have or result in a Material Adverse Effect.

Section 5.05         Binding Effect.

This Agreement has been, and each other Loan Document (when delivered hereunder) will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement and each other Loan Document to which any Loan Party is a party constitute the legal, valid and binding obligations of such Person, enforceable against such Person in accordance with their respective terms, except as enforcement thereof may be limited by Debtor Relief Laws or other applicable Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 5.06         Litigation.

Except as specifically disclosed on Schedule 5.06, (a) there are no Proceedings pending or, to each Loan Party’s knowledge, threatened in writing against any Loan Party or any of its respective Subsidiaries, or against any of such Persons’ properties, at law or in equity, before any court, arbitrator, mediator or other Governmental Authority, and (b) to each Loan Party’s knowledge, there is no investigation by any Governmental Authority of any Loan Party’s or any such Subsidiary’s affairs or properties, except (in the cases of the preceding clauses (a) and (b)) for such claims, actions, suits, proceedings, litigation and investigations as (i) could not reasonably be expected to be determined adversely to any Loan Party or any of its Subsidiaries or, if determined adversely, could not reasonably be expected to have or result in a Material Adverse Effect, and (ii) notwithstanding the preceding clause (i), as do not purport to affect or pertain to any Loan Document or any of the transactions contemplated thereby.

Section 5.07         ERISA Compliance.

(a)           Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal, foreign or, to the extent not pre-empted by ERISA, state Laws.

Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code or is entitled to rely upon an opinion or notification letter issued to the sponsor of an IRS-approved master or prototype plan or volume submitter plan document or an application for such a letter is currently being processed by the IRS.  Each trust related to any such Plan is exempt from Federal income tax under Section 501(a) of the Code.  To the knowledge of each Loan Party, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)           There are no pending or, to the knowledge of each Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to have or result in a Material Adverse Effect.

(c)           (i)  No ERISA Event has occurred, and no Loan Party is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60.0% or higher and no Loan Party knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60.0% as of the most recent valuation date; (iv) neither any Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof or by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan, in the case of each of the foregoing clauses (i) through (vi), to the extent that such event or occurrence could reasonably be expected to result in a Material Adverse Effect.

(d)           Neither any Loan Party nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (i) on the Closing Date, those listed on Schedule 5.07 and (ii) thereafter, Pension Plans not otherwise prohibited by this Agreement.

(e)           Each Foreign Pension Plan is in compliance in all material respects with all requirements of Law applicable thereto and the respective requirements of the governing documents for such plan except to the extent such non-compliance could not reasonably be expected to result in a Material Adverse Effect.  With respect to each Foreign Pension Plan, none of Borrower, its Subsidiaries  or any of their respective directors, officers, employees or agents has engaged in a transaction which would subject Borrower or any of its Subsidiaries, directly or indirectly, to a tax or civil penalty which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.  With respect to each Foreign Pension Plan, reserves have been established in the financial statements furnished to Administrative Agent and the Lenders in respect of any unfunded liabilities in accordance with applicable Law or, where required, in accordance with ordinary accounting practices, if any, in the jurisdiction in which such Foreign Pension Plan is maintained.  The aggregate unfunded liabilities with respect to such Foreign Pension Plans could not reasonably be expected to result in a Material Adverse Effect.  There are no actions, suits or claims (other than routine claims for benefits) pending or threatened against Borrower or any of its Subsidiaries with respect to any Foreign Pension Plan which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.08         Use of Proceeds.

Borrower will use the proceeds of the Loans and other Credit Extensions made available hereunder solely for the purposes set forth in and as permitted by Section 7.09.

Section 5.09         Environmental Compliance.

Except as set forth on Schedule 5.09, (a) each Loan Party and each of its Subsidiaries is in compliance with all applicable Environmental Laws, except where any such failure or failures to comply, individually or in the aggregate, could not reasonably be expected to have or result in a Material Adverse Effect, (b) to the knowledge of each Loan Party, (i) none of the operations of any Loan Party nor any of its Subsidiaries (including any of their respective owned or leased properties or assets) is the subject of any federal, state or local investigation, inquiry, notice of violation, demand, order, consent decree or notice of potential liability, or is otherwise subject to any Environmental Claim or Environmental Liability that, either individually or in the aggregate could reasonably be expected to have or result in a Material Adverse Effect, and (ii) none of the owned or leased properties or assets of any Loan Party or any of its Subsidiaries has been designated or identified as a Hazardous Materials disposal site pursuant to any Environmental Law, and (c) no Loan Party nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any real property owned or operated by a Loan Party or its Subsidiaries, other than Permitted Liens.

Section 5.10         Title to Properties.

Each Loan Party has good record and marketable title in fee simple to, or valid leasehold interests in, or valid rights to use (including easements) all real property necessary to the ordinary conduct of their respective businesses, except for Permitted Liens and for non-material defects in title that do not interfere with such Loan Party’s ability to conduct its business or to use such property for its intended purpose.  As of the Closing Date, no property owned by any Loan Party or any of its respective Subsidiaries is subject to any Liens other than Permitted Liens.

Section 5.11         Taxes.

All material Federal, state, local and foreign tax returns, reports and statements required to be filed by any Loan Party or any of its Subsidiaries have been filed with the appropriate Governmental Authorities and all material taxes, assessments, fees and other governmental charges and impositions shown thereon to be due and payable by such Person have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, or any such fine, penalty, interest, late charge or loss has been paid, or such Person is diligently contesting its liability therefor in good faith by appropriate proceedings and has fully reserved all such amounts in the audited and unaudited Consolidated financial statements of Borrower, as the case may be delivered to Administrative Agent and the Lenders pursuant to Sections 6.01(a) and (b), respectively.  Proper and accurate amounts have been withheld by Borrower and each of its Subsidiaries from their employees for all periods in material compliance with the tax, social security and unemployment withholding provisions of applicable Federal, state, local and foreign law and such withholdings have been timely paid to the respective Governmental Authorities except in each case where failure to do so could not reasonably be expected to have or result in a Material Adverse Effect.

Section 5.12         Financial Condition; No Material Adverse Change; No Event of Default.

(a)           All balance sheets, and all statements of income, of stockholders’ equity, and of changes in cash flow furnished to Administrative Agent and the Lenders by or on behalf of Borrower for the purposes of or in connection with this Agreement or any of the other Loan Documents have been prepared in accordance with GAAP consistently applied (from period to period except as and to the extent disclosed in the financial statements; provided, that any such disclosed changes will continue to be in accordance with GAAP) throughout the periods involved and such data, together with all other financial data (other than projections and financial data calculated on a pro forma basis) will present fairly in all material respects the financial condition of the entities involved as of the dates thereof and the result of their operations for the periods covered thereby (except that interim financial statements will be subject to customary nonmaterial year-end adjustments and may not have footnotes).  All financial projections and forecasts which have been furnished to Administrative Agent and the Lenders for purposes of or in connection with this Agreement were prepared in good faith on the basis of assumptions which were, in the opinion of the management of Borrower, reasonable at the time made; and at the time of delivery, the management of Borrower believed, in good faith, that the assumptions used in preparation of the financial projections and forecasts remain reasonable (it being understood that such financial projections and forecasts are subject to uncertainties and contingencies, many of which are beyond the control of any Loan Party, and no assurances can be given that such financial projections and forecasts will be realized).

(b)           Since December 31, 2011, there has been no development, event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have or result in a Material Adverse Effect.

(c)           No Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 5.13         Margin Regulations; Regulated Entities.

No Loan Party nor any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock.  No Loan Party nor any of its Subsidiaries nor any Person controlling Borrower is required to register as an “investment company” within the meaning of the Investment Company Act of 1940.

Section 5.14         Intellectual Property.

Each Loan Party and each of its Subsidiaries owns or is licensed or otherwise has the right to use all of the patents, copyrights, trademarks, service marks, trade names, contractual franchises and other intellectual property rights that are reasonably necessary for the operation of its respective businesses as currently conducted by it, except to the extent that failure to hold such ownership, license or other right could not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect.  The use of such intellectual property by such Loan Party or such Subsidiary and the operation of its business does not infringe any valid and enforceable intellectual property rights of any other Person, except to the extent any such infringement could not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect.  No claim or litigation regarding any of the foregoing is pending nor, to each Loan Party’s knowledge, overtly threatened, except for such claims or litigation as both (a) could not reasonably be expected to have or result in a Material Adverse Effect, and (b) do not purport to affect or pertain to any Loan Document or any of the transactions contemplated thereby.

Section 5.15         Capitalization and Subsidiaries.

As of the Closing Date, Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.15, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party free and clear of all Liens.  Set forth on Part (a) of Schedule 5.15 is a complete and accurate list of all Loan Parties, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and each jurisdiction in which it is qualified to business.  The copy of each Organizational Document of each Loan Party provided pursuant to Section 4.01(a)(iii) is a true and correct copy of such document, and is valid and in full force and effect as of the Closing Date.  Aside from its Subsidiaries disclosed in Part (a) of Schedule 5.15, as of the Closing Date no Loan Party owns, of record or beneficially, any Equity Interests in any other Person other than those specifically disclosed in Part (b) of Schedule 5.15.

Section 5.16         Labor Relations.

There are no strikes, lockouts or other material labor disputes against any Loan Party nor any Subsidiary thereof, nor to each Loan Party’s knowledge, threatened against or affecting any Loan Party or any Subsidiary thereof, and no significant unfair labor practice complaint is pending against any Loan Party or any its Subsidiaries nor, to the knowledge of each Loan Party, threatened against any of them before any Governmental Authority, in each case except which would not reasonably be expected to have or result in a Material Adverse Effect.

Section 5.17         Solvency.

Borrower is, and the Loan Parties, taken as a whole, are, Solvent, including upon the consummation of the transactions contemplated by this Agreement to be consummated on the Closing Date.

Section 5.18         Anti-Terrorism Laws/Foreign Asset Control Regulations.

(a)           No Loan Party nor any Controlled Entity is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction  that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b)           No Loan Party nor any Controlled Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, U.S. Department of Treasury (“OFAC”) (an “OFAC Listed Person”) or (ii) a department, agency or instrumentality of, or is otherwise controlled by or acting on behalf of, directly or indirectly, (A) any OFAC Listed Person or (B) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program (each OFAC Listed Person and each other Person, entity, organization and government of a country described in this clause (ii), a “Blocked Person”).

(c)           No part of the proceeds of the Loans and other Credit Extensions made or issued hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used, directly by Borrower or indirectly through any other Loan Party or Controlled Entity, in connection with any investment in, or any transactions or dealings with, any Blocked Person.

(d)           To each Loan Party’s actual knowledge after making due inquiry, no Loan Party nor any Controlled Entity (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any applicable Law (collectively, “Anti-Money Laundering Laws”), (ii) has been assessed civil penalties under any Anti-Money Laundering Laws or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws.  Each Loan Party has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law) to ensure that each Loan Party and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws.

(e)           No part of the proceeds of the Loans and other Credit Extensions made or issued hereunder will be used, directly or indirectly, for any improper payments to any governmental official or employee, political party, official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage.  Each Loan Party has taken reasonable measures appropriate to the circumstances (in any event as required by applicable law) to ensure that each Loan Party and each Controlled Entity is and will continue to be in compliance with all applicable current and future anti-corruption laws and regulations.

(f)            No Loan Party nor any Controlled Entity has engaged in any business or activity prohibited by the Trading with the Enemy Act.

Section 5.19         Insurance.

The assets, properties and businesses of each Loan Party and each of its Subsidiaries are insured with financially sound and reputable insurance companies that are not Affiliates of any Loan Party, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties and as required to be maintained pursuant to Section 6.06.

Section 5.20         Senior Indebtedness Status.

The Obligations of each Loan Party under this Agreement and each of the other Loan Documents ranks and shall continue to rank senior in priority of payment to all Subordinated Debt and at least pari passu with all other unsecured Indebtedness of each such Person and is designated as “Senior Indebtedness” under all instruments and documents, now or in the future, relating to all Subordinated Indebtedness and all other unsecured Indebtedness of such Person.

Section 5.21         Full Disclosure.

No financial statement, material report, material certificate or other material information furnished (whether in writing or orally) by or on behalf of any Loan Party or any Subsidiary thereof to Administrative Agent or any Lending Party in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken together as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

ARTICLE VI
Affirmative Covenants

Each Loan Party hereby covenants that, until the Obligations have been paid in full and each of the Revolving Credit Commitments hereunder have terminated, it will, and will cause each of its Subsidiaries to:

Section 6.01         Financial Statements.

Deliver to Administrative Agent, in form and detail satisfactory to Administrative Agent (which will promptly make such information available to the Lending Parties in accordance with its customary practice):

(a)           Annual Financial Statements.  As soon as available and in any event no later than ninety days after the end of each Fiscal Year, a Consolidated (and separate consolidating) balance sheet as at the end of such year and related Consolidated (and, as to statements of income only, separate consolidating) statements of income, stockholders’ equity and cash flows of Borrower and its Consolidated Subsidiaries prepared for such Fiscal Year, setting forth, in comparative form the figures for the previous year, all in reasonable detail and (i) in the case of such Consolidated financial statements, accompanied by a report thereon of PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing, which report will not contain an adverse opinion, a disclaimer of opinion or be qualified or limited because of a restricted or limited examination by such accountant of any material portion of the records of Borrower or any of its Consolidated Subsidiaries or be unqualified but subject to a “going concern” uncertainty or other similar required explanatory language, and will state that such financial statements present fairly in all material respects the financial position of Borrower and its Subsidiaries on a Consolidated basis as at the dates indicated and the results of its operations and changes in its financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise stated therein) and that the examination by such accountants in connection with such Consolidated financial statements has been made in accordance with generally accepted auditing standards and (ii) in the case of such consolidating financial statements, certified by a Responsible Officer of Borrower having responsibility for financial matters;

(b)           Fiscal Period Financial Statements.  As soon as available and in any event no later than fifty days after the end of each Fiscal Period (excluding each Fiscal Period corresponding to the end of a Fiscal Year), a Consolidated (and separate consolidating) balance sheet as at the end of such period and the related Consolidated (and as to statements of income only, consolidating) statements of income, stockholders’ equity and cash flows of Borrower and its Consolidated Subsidiaries prepared for such Fiscal Period and for such Fiscal Year to date, setting forth in each case in comparative form the figures for the corresponding period(s) of the previous Fiscal Year, all in reasonable detail and certified by a Responsible Officer of Borrower having responsibility for financial matters that they (i) present fairly in all material respects the financial condition of Borrower and its Consolidated Subsidiaries as at the dates indicated and the results of its operations and changes in their cash flow for the periods indicated, (ii) disclose all liabilities of Borrower and its Consolidated Subsidiaries that are required to be reflected or reserved against under GAAP, whether liquidated or unliquidated, fixed or contingent, and (iii) have been prepared in accordance with GAAP, subject to the absence of footnotes and changes resulting from audit and customary year-end adjustments;

(c)           Compliance Certificate.  Together with the financial statements delivered pursuant to Sections 6.01(a) and (b), a Compliance Certificate dated as of the last day of such reporting period, in each case certified by a Responsible Officer of Borrower having responsibility for financial matters (which delivery may, unless Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and will be deemed to be an original authentic counterpart thereof for all purposes);

(d)           Financial Forecasts.  As soon as available and in any event no later than twenty  Business Days after approval thereof by Borrower’s Board of Directors, a final annual operating budget for the forthcoming Fiscal Year prepared on a quarterly basis (or monthly basis, if available) and otherwise in form and substance reasonably satisfactory to Administrative Agent; provided that in the event any budget is materially revised in any Fiscal Year, such revised budget will be delivered to Administrative Agent promptly and in any event no later than twenty Business Days after approval thereof by Borrower’s Board of Directors; and provided further that each such budget shall be prepared on a reasonable basis and in good faith, based on assumptions believed by Borrower to be reasonable at the time made;

(e)           Accountants’ Statement.  Together with each delivery of audited financial statements pursuant to Section  6.01(a), a written statement by the independent public accountants giving the report thereon (i) stating that their audit examination has included a review of the terms of this Agreement as it relates to accounting matters, and (ii) stating whether they obtained knowledge during the course of their examination of such financial statements of any Event of Default to the extent such Event of Default relates to accounting matters (which certificate may be limited to the extent required by accounting rules or guidelines); provided, that such accountants will not be responsible for any failure to obtain knowledge of a Default or Event of Default that would not be disclosed in the course of their audit examination, and

(f)            Other Reports.  Promptly upon any request by Administrative Agent or any Lending Party, a copy of any detailed audit reports, management letters or recommendations submitted to the Board of Directors (or the audit committee of the Board of Directors) of Borrower by independent accountants in connection with the accounts or books of Borrower or any Subsidiary thereof, or any audit of any of them.

Section 6.02         Other Information.

Deliver to Administrative Agent, in form and detail satisfactory to Administrative Agent (which will promptly make such information available to the Lending Parties in accordance with its customary practice):

(a)           Equity Interest Reports and Public Filings.  Promptly after the same are available, copies of each annual report, proxy or financial statement or other material report or communication sent to the holders of Equity Interests of Borrower in their capacity as shareholders, and copies of all annual, regular, periodic and special reports and registration statements that Borrower or any of its Subsidiaries may file or be required to file with the SEC under Section 13 or Section 15(d) of the Exchange Act, and, in each case, not otherwise required to be delivered to Administrative Agent pursuant hereto;

(b)           Materials from Governmental Authorities.  Promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each material notice or other material non-routine correspondence received from any Governmental Authority concerning any investigation or possible investigation or other inquiry by such agency regarding any material financial or other material operational results of Borrower and Subsidiaries, together or individually, except to the extent that such Loan Party is not permitted to disclose such notice or correspondence by applicable Law or the request of the Governmental Authority;

(c)           Updates of Disclosure Schedules.  Should any of the information or disclosures provided on any of the Schedules attached to this Agreement become outdated or incorrect in any material respect, promptly provide Administrative Agent in writing with such revisions or updates to such

Schedule as may be necessary or appropriate to update or correct same; provided that no Schedule will be deemed to have been amended, modified or superseded by any such correction or update, nor will any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until Administrative Agent (which may request the consent of the Required Lenders) has accepted in writing such revisions or updates to such Schedule, which acceptance will not be unreasonably withheld or delayed.

(d)           Insurance Reports.  Promptly upon the request of Administrative Agent, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for Borrower and its Subsidiaries and containing such additional information as Administrative Agent may reasonably specify (it being understood that, as of the Closing Date, neither Borrower nor any of its Subsidiaries maintains in force employer liability, errors and omissions, earthquake or flood insurance).

(e)           “Know Your Customer”.  Promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable “know your customer” and Anti-Money Laundering Laws (including the PATRIOT Act), as from time to time reasonably requested by Administrative Agent or any Lending Party;

(f)            Additional Information.  Promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary thereof or compliance with the terms of the Loan Documents, as Administrative Agent or any Lending Party may from time to time reasonably request; and

(g)           Accounting Policies and Financial Reporting Practices. Promptly upon the occurrence thereof, notice of any material change in Borrower’s or any of its Consolidated Subsidiaries’ accounting policies or financial reporting practices, except changes required by GAAP.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(a), (b) or (g) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, will be deemed to have been delivered on the date (i) on which Borrower posts such documents, or provides a link thereto on Borrower’s website on the Internet at the website address listed on Schedule 10.02; (ii) on which such documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website or whether sponsored by Administrative Agent); or (iii) on which such documents are posted to EDGAR; provided that (A) Borrower will deliver paper copies of such documents to Administrative Agent upon its request to Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by Administrative Agent and (B) Borrower will notify Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents within three Business Days after such documents have been posted.  Administrative Agent will have no obligation to request the delivery of or to maintain paper copies of the documents referred to above.

Section 6.03         Notices.

Promptly, and in no event more than five Business Days after any Responsible Officer or any other senior executive officer of any Loan Party becomes aware thereof, notify Administrative Agent (which will promptly make such information available to the Lending Parties in accordance with its customary practice):

(a)           Defaults and Events of Default.  The occurrence of any Default or Event of Default;

(b)           Litigation.  The (i) institution of any investigation, litigation, alternative dispute proceeding (including any Insolvency Proceeding) or other similar suit or proceeding (a “Proceeding”) (or written threat to institute any of the foregoing) by any Person, including any Governmental Authority, (A) with respect to which there is a reasonable likelihood of a finding adverse to a Loan Party, which adverse finding, if made, could reasonably be expected to have or result in a Material Adverse Effect, or (B) which seeks in any manner to invalidate any Loan Document or any provision thereof or to otherwise enjoin the performance of any Loan Document or any provision thereof, and (ii) of any material development in any Proceeding described in the foregoing clause (i);

(c)           ERISA Events.  The occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of  Borrower and its Subsidiaries in an aggregate amount exceeding the Threshold Amount;

(d)           Certain Events.  The occurrence of a Change of Control;

(e)           Material Subsidiaries.  (i) The formation of any Subsidiary that is, or is reasonably expected to become within the four consecutive Fiscal Periods following such date of formation, a Material Subsidiary; (ii) the consummation and, if earlier, the entry by Borrower or any of its Subsidiaries into a written agreement to consummate, an Acquisition, the Target of which is or includes any Person that upon the consummation of such Acquisition is, or is reasonably expected to become within the four consecutive Fiscal Periods following such date of consummation of such Acquisition, a Material Subsidiary; and (iii) any Subsidiary becoming a Material Subsidiary for any reason, including as the result of its own internal growth of revenue or acquisition of assets, as determined based on the most recent audited Consolidated financial statements or unaudited Consolidated financial statements, as the case may be, of Borrower and its Subsidiaries delivered to Administrative Agent and the Lenders pursuant to Sections 6.01(a) or (b);

(f)            Swap Contracts.  Upon request from time to time of Administrative Agent, the Swap Termination Values, together with a description of the method by which such values were determined, relating to any then-outstanding Swap Contracts to which any Loan Party is a party;

(g)           Labor Controversies.  Any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving Borrower or any Subsidiary thereof, in each case which could reasonably be expected to have or result in a Material Adverse Effect;

(h)           Governmental Matters.  Any notice of any violation received by any Loan Party or any Subsidiary thereof from any Governmental Authority, including any notice of violation of Environmental Laws, which in any such case could reasonably be expected to have or result in a Material Adverse Effect, except to the extent that such Loan Party is not permitted to disclose such notice or correspondence by applicable Law or the request of the Governmental Authority;

(i)            Attachments, Judgments and Levies.  Any attachment, judgment lien, levy or order exceeding the Threshold Amount that may be assessed against or threatened against any Loan Party or any Subsidiary thereof; and

(j)            Material Contracts.  Any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract or any other evidence of Indebtedness (including any Subordinated Debt) in an aggregate outstanding or committed principal amount in excess of the Threshold Amount to which any Loan Party or any of its Subsidiaries is a party, which, individually or in the aggregate, could reasonably be expected to have or result in a Material Adverse Effect.

Each notice pursuant to this Section 6.03 will be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action, if any, Borrower (or the other applicable Person) has taken or proposes to take with respect thereto.

Section 6.04         Preservation of Existence and Entitlements.

(a)           Preserve, renew and maintain in full force and effect its respective legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or Section 7.05;

(b)           Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its respective businesses, except to the extent that the failure to do so could not reasonably be expected to have or result in a Material Adverse Effect; and

(c)           Preserve or renew all of their respective registered copyrights, patents, trademarks, trade names and service marks and other intellectual property, the non-preservation of which could reasonably be expected to have or result in a Material Adverse Effect.

Section 6.05         Maintenance of Properties.

Maintain, preserve and protect (or replace in the ordinary course of business) all of their respective material properties and equipment necessary to the operation of its respective businesses in good working order and condition, ordinary wear and tear excepted, and make all necessary repairs thereto and renewals and replacements thereof, in each case except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect.

Section 6.06         Maintenance of Insurance.

Maintain or cause to be maintained, with financially sound and reputable insurers, such commercial general liability insurance, including coverage for third party bodily injury (including death) and property damage, business interruption insurance, all-risk commercial property insurance and other casualty insurance (including force majeure) with respect to bodily injury and liabilities, losses or damage in respect of the assets, properties and businesses of the Loan Parties and their Subsidiaries as may customarily be carried or maintained under similar circumstances by companies of similar size engaged in similar businesses and owning similar properties, in each case in such amounts with such deductibles, covering such risks and otherwise on such terms and conditions as will be customary for companies similarly situated in the industry, subject to commercially reasonable and prudent adjustments made by Borrower and its Subsidiaries; provided that Borrower and its Subsidiaries may self-insure against such risks, in accordance with sound business, accounting and actuarial practice, in such amounts as is usually self-insured by companies engaged in similar businesses and owning similar properties in the same general areas in which Borrower or such Subsidiary operates.

Section 6.07         Compliance with Laws.

Comply in all material respects with the requirements of all applicable Laws and all orders, writs, injunctions and decrees applicable to them or to their respective assets, properties or businesses, and will use and operate all of its facilities and properties in compliance with all applicable Laws, including Environmental Laws, and keep all permits, approvals, certificates and other authorizations of Governmental Authorities as is required by applicable Law, including Environmental Laws, in effect and remain in compliance therewith, except, in each case, where the failure to comply therewith could not reasonably be expected to have or result in a Material Adverse Effect.

Section 6.08         Books and Records.

Maintain proper books of record and account, in which full, true and correct (in all material respects) entries in conformity with GAAP consistently applied are made of all financial transactions and matters involving its respective properties and businesses.

Section 6.09         Inspection Rights.

Permit any representatives designated by Administrative Agent or any Lender, upon at least seven Business Days’ prior notice (provided that if a Default or an Event of Default has occurred and is continuing, no such prior notice shall be required), to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 6.10         Covenant to Guarantee Obligations.

Upon the formation or acquisition by any Loan Party of any new direct or indirect Domestic Subsidiary that constitutes a Material Subsidiary, or upon any Domestic Subsidiary becoming a Material Subsidiary as determined based on the most recent audited Consolidated financial statements or unaudited Consolidated financial statements, as the case may be, of Borrower and its Subsidiaries delivered to Administrative Agent and the Lenders pursuant to Sections 6.01(a) or (b), then Borrower will, in each case, at Borrower’s expense promptly (and in any event within twenty Business Days) after such formation or acquisition or the delivery of such Consolidated financial statements, (a) cause such Person to duly execute and deliver to Administrative Agent a Joinder Agreement in the form attached to this Agreement as Exhibit C, satisfactory to Administrative Agent in its Reasonable Discretion, pursuant to which such Person is joined to this Agreement and becomes a Guarantor hereunder for all purposes of this Agreement, including Section 10.15, and the other Loan Documents, guaranteeing the other Loan Parties’ Obligations under the Loan Documents; (b) cause such Person to execute and deliver to Administrative Agent such other agreements, documents, instruments and certificates required by applicable Law or deemed necessary or advisable by Administrative Agent in its Reasonable Discretion to give effect to such Guaranty as if such Person were an initial party to this Agreement, including for purposes of Section 10.15; and (c) deliver to Administrative Agent a secretary’s certificate, with the applicable certified attachments, as described in Section 4.01(a)(iii) and, if reasonably requested by Administrative Agent, a favorable opinion letter of counsel to such Person.

Section 6.11         Payment of Obligations.

Pay and discharge as the same will become due and payable, (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets the failure of which to pay could reasonably be expected to have or result in a Material Adverse Effect, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Person; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property (other than a Permitted Lien), except as could not reasonably be expected to have or result in a Material Adverse Effect; and (c) all Indebtedness, as and when due and payable (but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness), except as could not reasonably be expected to have or result in a Material Adverse Effect.

Section 6.12         Further Assurances.

In addition to the obligations and documents which this Agreement expressly requires that any Loan Party or any Subsidiary thereof execute, acknowledge, deliver and perform, each Loan Party will, and will cause each of its Subsidiaries to, execute and acknowledge (or cause to be executed and acknowledged) and deliver to Administrative Agent all documents, and take all actions, that may be reasonably requested by Administrative Agent or the Lending Parties from time to time hereunder to confirm the rights created or now or hereafter intended to be created under the Loan Documents, or otherwise to carry out the purposes of the Loan Documents and the transactions contemplated hereunder and thereunder.

ARTICLE VII
Negative Covenants

Each Loan Party hereby covenants that, until the Obligations have been paid in full and each of the Revolving Credit Commitments hereunder have terminated, it will not, and will not permit any of its Subsidiaries, directly or indirectly, to:

Section 7.01         Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than any of the following (collectively, “Permitted Liens”):

(a)           Liens existing on the date hereof and listed on Schedule 7.01 and any renewals,  extensions or replacements thereof; provided that (i) the outstanding principal amount secured or benefited thereby is not increased, (ii) the direct or any contingent obligor with respect thereto is not changed and (iii) and any renewal, extension or replacement of the obligations secured or benefited thereby is permitted by Section 7.03(c);

(b)           Liens for tax liabilities, fees, assessments and other governmental charges or levies not yet delinquent or remaining payable without penalty or to the extent that non-payment thereof is permitted by Section 6.11; provided that no notice of lien has been filed or recorded under the Code;

(c)           landlord’s, grower’s, supplier’s, producer’s, carrier’s, warehouseman’s, mechanic’s, materialman’s, repairman’s or other like Liens (whether arising by operation of law, contract or otherwise) arising in the ordinary course of business that is not overdue for a period of more than sixty days, or that is being contested in good faith and by appropriate proceedings timely instituted and diligently conducted, if adequate reserves with respect thereto, if any, in accordance with GAAP are set aside on the financial statements of the applicable Person;

(d)           pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA or applicable Environmental Law;

(e)           deposits to secure the performance of bids, trade contracts or leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation),

performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business;

(f)            zoning, building and other land use restrictions, easements, rights-of-way, covenants, restrictions and other similar encumbrances incurred in the ordinary course of business which do not in any case materially detract from the value of the real property subject thereto or interfere with the ordinary conduct of the businesses of such Person;

(g)           Liens securing Indebtedness permitted under Section 7.03(g); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing and/or improving such property, and (iii) such security interests and the Indebtedness secured thereby are incurred and attach prior to or within ninety days after such acquisition or the completion of such construction or improvement;

(h)           rights of a (sub)licensor under any license agreement for the use of intellectual property or other intangible assets as to which any Loan Party or any of its Subsidiaries is the (sub)licensee;

(i)            rights of a (sub)licensee under any license agreement for the use of intellectual property or other intangible assets of any Loan Party or any of its Subsidiaries as to which such Person is the (sub)licensor permitted under Section 7.05(i);

(j)            (sub)leases granted to others in the ordinary course of business not interfering, alone or in the aggregate, with the conduct of the business of Borrower and its Subsidiaries taken as a whole;

(k)           interests or title of a (sub)lessor under an operating lease;

(l)            Liens securing a judgment for the payment of money not constituting an Event of Default under Section 8.01(h) or securing an appeal or other surety bond related to any such judgment;

(m)          Liens arising by virtue of any contractual, statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit or security accounts or other funds maintained with a creditor depository institution; provided that such deposit account is not a dedicated cash collateral account in favor of such depository institution and is not otherwise intended to provide collateral security (other than for customary account commissions, fees and reimbursable expenses relating solely to such deposit account, and for returned items);

(n)           Liens existing on any property or assets of a Person prior to the Acquisition thereof by any Loan Party or any Subsidiary thereof or existing on any property or asset of any Person that thereafter becomes a Subsidiary of Borrower after the Closing Date; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary of Borrower, as the case may be; (ii) such Lien attaches to or otherwise encumbers only specified property, improvements and/or fixed assets of such Person and is not in the nature of a floating Lien; and (iii) such Lien will secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary of Borrower, as the case may be, and extensions, renewals and replacements thereof, provided that (A) the outstanding principal amount secured or benefited thereby is not increased, (B) the direct or any contingent obligor with respect thereto is not changed and (C) the Indebtedness secured or benefited thereby (including any such extension, renewal or replacement) is permitted by Sections 7.03(f) or (g);

(o)           Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by any Loan Party or any Subsidiary thereof in the ordinary course of business not materially interfering with the conduct of the business of Borrower and its Subsidiaries taken as a whole;

(p)           Liens deemed to exist in connection with repurchase agreements permitted under the definition of “Cash Equivalents”;

(q)           real estate security deposits with respect to leaseholds in the ordinary course of business;

(r)           Liens on any property or asset of Foreign Subsidiaries to secure Indebtedness permitted pursuant to Section 7.03(b), provided that such Lien shall not apply to any other property or asset of any Loan Party;

(s)           interests of any collection agency in accounts receivable assigned to it by the Borrower or any Subsidiary in the ordinary course of business for the purpose of facilitating the collection of such accounts receivable;

(t)            Liens in favor of customs and revenues authorities which secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(u)           reservations by vendors of security interests in the ordinary course of business pursuant to Section 2-401(1) of the Uniform Commercial Code as in effect in the applicable jurisdiction;

(v)            Permitted Encumbrances; and

(w)           Liens not otherwise permitted under this Section 7.01, provided that the obligations secured by such other Liens will not exceed $5,000,000 in the aggregate at any time outstanding.

Section 7.02         Investments.

Except as may be permitted by Section 7.04, make any Acquisition or enter into any agreement to make any Acquisition, or make, purchase or acquire any Investment, except for:

(a)           Investments in Cash Equivalents;

(b)           Investments to the extent constituting Permitted Acquisitions;

(c)           Guaranties constituting Indebtedness to the extent permitted by Section 7.03(d);

(d)           Investments by Borrower in its Subsidiaries and Investments by any Subsidiary of Borrower in any other Subsidiary or in Borrower directly (collectively, “Intercompany Investments”), provided, however, that if the Consolidated Leverage Ratio, as determined as of the date of such Investment and calculated on a pro forma basis for the trailing four consecutive Fiscal Periods ending as of the last day of the most recent Fiscal Period of Borrower for which the Consolidated audited or unaudited financial statements of Borrower have been filed with the SEC or delivered to Administrative Agent pursuant to Section 6.01(a) or (b), as the case may be, but after giving effect to such Investment and all Indebtedness to be incurred therewith, is equal to or greater than 2.00:1.00, then the aggregate amount of such Investment together with all other Intercompany Investments as are thereafter made by

Borrower and its Subsidiaries (other than Investments otherwise permitted under this Section 7.02) will not exceed $75,000,000; provided, further, however, that in the event that the Consolidated Leverage Ratio, as determined as of the last day of each of any two consecutive Fiscal Periods for which the Consolidated audited or unaudited financial statements of Borrower have been filed with the SEC or delivered to Administrative Agent pursuant to Section 6.01(a) or (b), as the case may be, for the trailing four consecutive Fiscal Periods ending on such Fiscal Period-end is less than 2.00:1.00, then the cumulative amount of Intercompany Investments made prior to the last day of such most recent Fiscal Period will be deemed to be $-0- solely for purpose of re-setting the basket contemplated by this Section 7.02(d);

(e)           Investments in the form of loans and advances to employees of Borrower and its Subsidiaries in the ordinary course of business not to exceed an aggregate principal amount of $3,000,000 at any time outstanding;

(f)            Swap Contracts to the extent permitted by Section 7.03(e);

(g)           Investments existing on the Closing Date and set forth on Schedule 7.02;

(h)           Investments arising from transactions by Borrower or any of its Subsidiaries with customers or suppliers in the ordinary course of business, including Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers and suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(i)            Investments constituting capital expenditures to the extent otherwise permitted hereby;

(j)            Investments constituting extensions of trade credit (including in the form of accounts receivable) in the ordinary course of business;

(k)           Investments constituting in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits provided to third parties, in each case, in the ordinary course of business;

(l)            loans to employees or directors of Borrower or any of its Subsidiaries for the purpose of purchasing the Equity Interests of Borrower, provided that each such loan and purchase transaction has a cash neutral effect on Borrower and its Consolidated Subsidiaries;

(m)          transactions set forth in Schedule 7.07;

(n)           transactions contemplated in clauses (A) and (B) of the first paragraph of the definition of “Permitted Acquisitions” set forth in Section 1.01;

(o)           transactions contemplated by Sections 7.04(a) and 7.04(e); and

(p)           Investments not otherwise permitted under this Section 7.02, provided that such additional Investments not exceed, in the aggregate amount invested after the Closing Date, $50,000,000 (the “General Investment Basket”); provided that in the event Borrower or any of its Subsidiaries funds an Investment or a series of Investments using the General Investment Basket (the “Initial Investment”) in the Equity Interests or assets of a third party that is not an Affiliate of any Loan Party (such as an acquisition of a non-Controlling percentage of the Equity Interests of the third party) that does not constitute a Permitted Acquisition under and for the purposes of Section 7.02(b), and such Person subsequently makes a further Investment in such third party such that the combined Investment in such third party constitutes an Acquisition qualifying for the “Permitted Acquisition” exception under and for the purposes of Section 7.02(b), then such combined Investment (including the Initial Investment) will be deemed a “Permitted Acquisition” subject to the conditions and limitations (including caps and thresholds applying to Permitted Acquisitions pursuant to the definition of “Permitted Acquisition” set forth in Section 1.01) and the General Investment Basket will be re-set by the amount of the Initial Investment.

Section 7.03         Indebtedness.

Create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a)           Indebtedness under this Agreement and the other Loan Documents;

(b)           Indebtedness of a Foreign Subsidiary secured only by the assets of any one or more Foreign Subsidiaries, and non-recourse to any Loan Party, in an aggregate principal amount not exceeding $15,000,000 at any time outstanding;

(c)           Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to the amount paid, and fees and expenses incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(d)           Guarantees provided by any Loan Party in respect and to the extent of Indebtedness otherwise permitted by this Section 7.03;

(e)           Indebtedness in the form of any Swap Contracts entered into by any Loan Party in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”;

(f)            existing Indebtedness of any Person that becomes a Subsidiary of Borrower after the Closing Date in connection with a Permitted Acquisition or other Acquisition permitted by Section 7.02, provided that such Indebtedness is not created in contemplation of or in connection with such Permitted Acquisition or such Person becoming a Subsidiary, as the case may be and provided further that the aggregate principal amount of all such Indebtedness permitted by this Section 7.03(f), including any extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof, will not exceed $25,000,000 outstanding at any time;

(g)           Indebtedness (including Capitalized Leases, Synthetic Lease Obligations, mortgage financings, construction-in-process financings secured by real estate and purchase money obligations) incurred to finance the acquisition, construction or improvement of goods or other fixed or capital assets (whether initially incurred by Borrower or any of its Subsidiaries or assumed by Borrower or any of its Subsidiaries in connection with an acquisition of such goods or other fixed or capital assets),  provided that if all or any portion of such Indebtedness is secured, the Liens securing such Indebtedness  will be subject the limitations set forth in clauses (i), (ii) and (iii) of Section 7.01(g), and provided, further, that the aggregate principal amount of all such Indebtedness permitted by this Section 7.03(g), including any extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof, will not exceed $40,000,000 outstanding  at any time;

(h)                                 Indebtedness constituting endorsements for collection or deposit in the ordinary course of business;

(i)                                    Indebtedness constituting Investments permitted under Section 7.02(d) to the extent constituting a loan among Loan Parties and/or any of their Subsidiaries, provided that (i) such Indebtedness is unsecured and (ii) ranks pari passu or junior in right of payment, enforcement and collection to the Obligations, provided, however, that if the Consolidated Leverage Ratio, as determined as of the date of incurrence of such Indebtedness and calculated on a pro forma basis for the trailing four consecutive Fiscal Periods ending as of the last day of the most recent Fiscal Period of Borrower for which the Consolidated audited or unaudited financial statements of Borrower have been filed with the SEC or delivered to Administrative Agent pursuant to Section 6.01(a) or (b), as the case may be, but after giving effect to the incurrence of such Indebtedness, is equal to or greater than 2.00:1.00, such Indebtedness is subordinated in right of payment, enforcement and collection to the Obligations pursuant to a subordination agreement in form and substance satisfactory to Administrative Agent in its Reasonable Discretion (which may be in the form of an intercompany promissory note with self-executing subordination provisions in the form of the Subordination Provisions or otherwise satisfactory to Administrative Agent in its Reasonable Discretion);

(j)                                    Indebtedness arising from any judgment, order, decree or award not constituting an Event of Default under Section 8.01(h);

(k)                                Deferred Purchase Price Obligations incurred in connection with Permitted Acquisitions, provided that such Deferred Purchase Price Obligations are (i) unsecured and (ii) rank pari passu (subject to an aggregate maximum basket of $50,000,000 for all pari passu ranking Deferred Purchase Price Obligations outstanding at any time) or junior in right of payment, enforcement and collection to the Obligations (with such junior status to be confirmed pursuant to a subordination agreement in form and substance satisfactory to Administrative Agent in its Reasonable Discretion (which may be in the form of an agreement or promissory note with self-executing subordination provisions in the form of the Subordination Provisions or otherwise satisfactory to Administrative Agent));

(l)                                    Subordinated Debt; and

(m)                              Indebtedness not otherwise permitted under this Section 7.03, provided that such additional Indebtedness is (i) unsecured, (ii) taken together with all other Indebtedness permitted under this clause (m), does not exceed, in the aggregate principal amount outstanding at any time, $25,000,000, and (iii) ranks pari passu or junior in right of payment to the Obligations under this Agreement and the other Loan Documents.

Section 7.04                            Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions (or enter into an agreement to do the same) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Event of Default has occurred and is continuing or would result therefrom:

(a)                                  any Subsidiary may merge or consolidate with (i) Borrower (provided that Borrower is the continuing or surviving Person) or (ii) any one or more other Subsidiaries (provided that when (A) any Loan Party is merging or consolidating with a Subsidiary that is not a Loan Party, such Loan Party will be the continuing or surviving Loan Party, (B) any wholly owned Subsidiary that is not a Loan Party is merging or consolidating with a Subsidiary that also is not a Loan Party, such wholly owned Subsidiary is the continuing or surviving Person), and (C) any such merger or consolidation involving a Subsidiary that is not wholly owned immediately prior to such merger or consolidation is otherwise an Investment permitted under Section 7.02);

(b)                                  any Loan Party (other than Borrower) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Borrower or to another Loan Party;

(c)                                  any Subsidiary of Borrower that is not a Loan Party may Dispose of all or substantially all its assets, and Borrower or any of its Subsidiaries may Dispose of all or a Controlling interest in the Equity Interests of any of such Person’s Subsidiaries that is not a Loan Party or otherwise a Material Subsidiary, in each case for not less than fair market value as determined in good faith by the Board of Directors of Borrower, provided that the all-in consideration for all such transactions consummated after the Closing Date does not exceed $25,000,000;

(d)                                  Borrower may contribute Equity Securities of a Subsidiary that is directly owned by Borrower to a wholly owned Subsidiary of Borrower;

(e)                                  in connection with any Permitted Acquisition, (i) Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it, provided that Borrower will be the surviving Person of such merger or consolidation, and (ii) any Subsidiary of Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it, provided that, subject to the preceding clause (i), (1) the Person surviving such merger or consolidation will be a direct or indirect wholly owned Subsidiary of Borrower and (2) in the case of any such merger or consolidation to which any Loan Party (other than Borrower) is a party, such Loan Party is the surviving Person; and

(f)                                    the liquidation or dissolution of any Subsidiary if the Board of Directors of Borrower determines in good faith that such liquidation or dissolution is in the best interest of Borrower, provided that, in the case of any Subsidiary that is a Loan Party, (i) Borrower provides written notice to Administrative Agent at least ten days prior to the effectiveness of such liquidation or dissolution and (ii) all assets and property of such Subsidiary is transferred to another Loan Party.

Section 7.05                            Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)                                  each Subsidiary of Borrower may make Restricted Payments to Borrower and to wholly-owned Subsidiaries of Borrower (and, in the case of a Restricted Payment by a non-wholly-owned Subsidiary, to Borrower and any Subsidiary of Borrower and to each other owner of Equity Interests of such Subsidiary on a pro rata basis based on their relative ownership interests);

(b)                                  each Loan Party and each of its respective Subsidiaries may declare and make dividend payments or other distributions payable solely in common Equity Interests of such Person; and

(c)                                  Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of Borrower and its Subsidiaries;

(d)                                  without limitation of Section 7.05(c), so long as no Event of Default has occurred and is continuing prior to or immediately following such action or otherwise results from such action, Borrower may declare and pay Cash dividends or make Cash distributions to its holders of Equity Interests and purchase, redeem or otherwise acquire shares of its Equity Interests or warrants, rights or options to acquire any such Equity Interests, provided that (i) if, at the time of the payment of such Cash dividend, distribution, purchase, redemption or other acquisition of Equity Interests, the Consolidated Leverage Ratio, as determined as of the end of the most recent Fiscal Period for which Borrower has furnished a Compliance Certificate to Administrative Agent and the Lenders pursuant to Section 6.01(c), exceeds 2.50:1.00, the aggregate amount of the Cash payment for such contemplated dividend or distribution or such purchase, redemption or other acquisition of Equity Interests, as the case may be, together with all other Cash dividends and distributions and all other purchases, redemptions or other acquisitions of shares of its Equity Interests or warrants, rights or options to acquire any such Equity Interests since the Closing Date will not exceed an aggregate of $100,000,000 as computed on a cumulative basis, provided that the foregoing cap will not apply to Cash dividends and distributions paid or Equity Interests (or warrants, rights or options to acquire any such Equity Interests) repurchased or redeemed while the Consolidated Leverage Ratio, as determined as of the end of the most recent Fiscal Period for which Borrower has furnished a Compliance Certificate to Administrative Agent and the Lenders pursuant to Section 6.01(c), is equal to or less than 2.50 to 1.00.  Any deemed utilization of such $100,000,000 basket will be re-set to $-0- if, subsequent to any such payment of dividends or distributions or any such purchase or redemption of Equity Interests (or warrants, rights or options to acquire any such Equity Interests), the Consolidated Leverage Ratio is equal to less than 2.50 to 1.00 as determined as of the end of the two most recent consecutive Fiscal Periods for which Borrower has delivered financial reports to Administrative Agent and the Lenders pursuant to Section 6.01(c) or Section 6.01(b), as applicable, along with the accompanying Compliance Certificate.

Section 7.06                            Sale-Leaseback Transactions.  Enter into any arrangement with any Person providing for the leasing by Borrower or any of its Subsidiaries of real or personal property which has been or is to be sold or transferred by Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of Borrower or such Subsidiary if and to the extent the aggregate consideration received by Borrower and its Subsidiaries in connection with all such transactions since the Closing Date exceeds $15,000,000; provided that the foregoing restriction will not apply to transitional leases, licenses to use or other similar rental arrangements whose term, including all renewal options, does not exceed an aggregate of one year following the initial date of sale or transfer.

Section 7.07                            Transactions with Affiliates.

Enter into any transaction of any kind with any Affiliate of any Loan Party, irrespective of whether in the ordinary course of business, other than on fair and reasonable terms at least as favorable to Borrower and the other Loan Parties as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate; provided that the foregoing restriction will not apply to (a) transactions between or among Borrower and its wholly owned Subsidiaries or between or among Borrower’s wholly owned Subsidiaries not involving any other Affiliate that is not a wholly owned Subsidiary, (b) Restricted Payments permitted under Section 7.05, (c) Guaranties permitted under Section 7.03(d), (d) employment and severance arrangements (including equity incentive plans and employee benefit plans and arrangements) with their respective officers and employees in the ordinary course of business, (e) payment of fees and other compensation and reasonable out-of-pocket costs to, and indemnities for the benefit of, directors, officers and employees of Borrower and its Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of such Person, (f) the transactions described on Schedule 7.07 and (g) transactions that, individually or in the aggregate, are otherwise not material to Borrower or any other Loan Party or to the operation of its or their business.

Section 7.08                            Burdensome Agreements.

Except for agreements described on Schedule 7.08 or otherwise as provided or permitted in this Agreement (whether referencing this Section 7.08 or not):

(a)                                  create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Borrower to pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by Borrower or any other Subsidiary; or

(b)                                  create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Loan Party or any of its Subsidiaries to (i) repay or prepay any Indebtedness owed by such Loan Party or Subsidiary to Borrower or any other Loan Party, (ii) make loans or advances to Borrower or any other Loan Party or (iii) transfer any of its property or assets to Borrower or any other Loan Party, in each case other than (A) customary non-assignment provisions of leases, subleases and sublicenses and similar agreements, (B) with respect to the specific property to be sold pursuant to an executed agreement in connection with a Disposition permitted under Section 7.04, or (C) with respect to the incurrence of Indebtedness permitted under Sections 7.03(c) and (g).

Section 7.09                            Use of Proceeds.

Use any portion of the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry Margin Stock, (b) to repay or otherwise refinance indebtedness of Borrower or others incurred to purchase or carry Margin Stock, (c) to extend credit to others for the purpose of purchasing or carrying any Margin Stock or (d) or for any other purpose other than (i) the repayment in full of the Existing Facilities, (ii) to pay Transaction Costs, (iii) to fund Permitted Acquisitions and the payment in Cash of Restricted Payments, to the extent not otherwise prohibited by this Agreement and the other Loan Documents and (iv) the ongoing working capital and general business needs of Borrower and its Subsidiaries, to the extent not otherwise prohibited by this Agreement and the other Loan Documents.

Section 7.10                            Maintenance of Business.

(a)                                  Engage to any material extent in any business other than businesses of the type conducted by Borrower and its Subsidiaries on the Closing Date and any Related Business, provided that  Borrower and its Subsidiaries may discontinue or dispose of existing product lines or product groups, subject to the other restrictions of this Agreement.

(b)                                  Dispose of its accounts receivable, or an interest therein, to any other Person (other than to a collection agency in the ordinary course of business for the purpose of facilitating the collection thereof), or enter into any other securitization transaction with respect to its accounts receivable.

Section 7.11                            Amendments of Organization Documents.

Amend or modify the terms of Borrower’s or any other Loan Party’s Organizational Document other than changes that do not adversely affect the ability of the Loan Parties to pay the Obligations in full when and as payable under the Loan Documents and to otherwise timely perform each of their material obligations under the Loan Documents or the ability of Administrative Agent and any Lending Party to enforce the Loan Documents in accordance with their terms.

Section 7.12                            Accounting Changes.

Make any (a) material change in Borrower’s or any of its Consolidated Subsidiaries’ accounting policies or financial reporting practices, except as required by GAAP, or (b) change in Borrower’s or any of its Consolidated Subsidiaries’ Fiscal Year.

Section 7.13                            Prepayments and Modifications of Subordinated Debt.

(a)                                  Amend, modify, waive or supplement (or permit the amendment, modification, waiver or supplement of) any of the terms or provisions of any Subordinated Debt in any respect if such amendment, modification, waiver or  supplement would affect any of the terms described in clauses (a) through (c) of the definition of “Subordinated Debt” set forth in Section 1.01, impair the ability of any Loan Party to pay or perform its obligations under this Agreement or the Loan Documents.

(b)                                  Cancel, forgive, make any prepayment on, or redeem or acquire for value (including by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due and at the maturity thereof) any Subordinated Debt, except:

(i)                                          refinancings, refundings, renewals, extensions or exchange of any Subordinated Debt permitted by Section 7.03 and by any subordination agreement applicable thereto; and

(ii)                                       the payment of interest, expenses and indemnities in respect of Subordinated Debt permitted by Section 7.03 (other than any such payments prohibited by the subordination provisions thereof);

provided that the foregoing restrictions on the cancellation, forgiveness or making of prepayments on, or the redemption or acquisition for value (including by way of any deposit made with any trustee) of any Subordinated Debt, will not apply (A) to Deferred Purchase Price Obligations to the extent permitted by Section 7.03(k) and (B) to any such cancellation, forgiveness, prepayment, or redemption or  acquisition for value if, at the time thereof, (1) no Default or Event of Default has occurred and is then continuing or would otherwise result therefrom and (2) the Consolidated Leverage Ratio, as separately determined as of the last day of each of the four consecutive Fiscal Periods of Borrower for which the Consolidated audited or unaudited financial statements of Borrower have most recently been filed with the SEC or delivered to Administrative Agent pursuant to Section 6.01(a) or (b), as the case may be, in each case calculated for the trailing four consecutive Fiscal Periods ending as of the last day of such Fiscal Period, is 2:00:1.00 or less.

Section 7.14                            Financial Covenants.

(a)                                  Maximum Consolidated Leverage Ratio.  Maintain a Consolidated Leverage Ratio, as determined as of the last day of each Fiscal Period, of not greater than 3:00 to 1.00.

(b)                                  Minimum Consolidated Interest Coverage Ratio.  Maintain a Consolidated Interest Coverage Ratio, as determined as of the last day of each Fiscal Period, of not less than 3.00 to 1.00.

ARTICLE VIII
Events of Default and Remedies

Section 8.01                            Events of Default.

Each of the following will constitute an event of default hereunder (each, an “Event of Default”):

(a)                                  Non-Payment.  Borrower fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any Credit Obligation or deposit of funds as Cash Collateral in respect of Credit Obligations; or (ii) pay within three Business Days after the same becomes due, any interest on any Loan or on any Credit Obligation, or any fee due hereunder; or (iii) within three Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)                                  Specific Covenants.  (i) Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.03, Section 6.04 (with respect to any Loan Party’s existence), or Section 6.10 or Article VII; or (ii) any Guarantor fails to perform or observe any term, covenant or agreement contained in its Guaranty (including any failure of any Guarantor to perform or observe any term, covenant or agreement contained in Section 10.15); (iii) any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01 (other than Section 6.01(e)) or Section 6.02 and such failure continues for five Business Days; or (iv) Borrower fails to observe or perform any term, covenant or agreement contained in Section 6.01(e) and such failure continues for forty-five days after a Responsible Officer of any Loan Party becomes aware, whether by notice thereof by Administrative Agent or any Lending Party or otherwise; or

(c)                                  Representations and Warranties.  Any representation, warranty, statement or certification made by any Loan Party or any of its Subsidiaries in this Agreement or in any other Loan Document or in any other document, instrument or Record delivered or made available to Administrative Agent or any other Lending Party in connection with any Loan Document that is subject to materiality or a Material Adverse Effect qualification will be incorrect or misleading in any respect when made or deemed made or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party or any of its Subsidiaries in this Agreement or in any other Loan Document or in any other document, instrument or Record delivered or made available to Administrative Agent or any other Lending Party in connection with any Loan Document that is not subject to materiality or a Material Adverse Effect will be incorrect or misleading in any material respect when made or deemed made; or

(d)                                  Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a), Section 8.01(b) or Section 8.01(c)) contained in this Agreement or in any other Loan Document on its part to be performed or observed and such failure continues for ten days (or if such Default is not reasonably susceptible to cure within ten days, continues for thirty days so long as and provided that the Loan Parties are diligently pursuing cure) after a Responsible Officer of any Loan Party becomes aware thereof, whether by notice thereof by Administrative Agent or any Lending Party or otherwise; or

(e)                                  Cross-Default.  (i) Any Loan Party or Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise and after giving effect to any grace or cure period) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount; or (B) after giving effect to any applicable grace or cure period, fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any document evidencing, securing or relating to any of the foregoing, or any other default or event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders), as the case may be, to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity (including the foreclosure or similar action on any Lien securing such Indebtedness); or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which Borrower or any of its Subsidiaries is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)                                    Insolvency; Voluntary Proceedings.  Any Loan Party or any Material Subsidiary thereof (i) ceases or fails to be Solvent (for purposes of this Section 8.01(f), determined without regard to any intercompany payables), or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) except as permitted under Section 7.04, voluntarily liquidates, dissolves or ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

(g)                                 Involuntary Proceedings.  (i) Any involuntary Insolvency Proceeding is commenced or filed against any Loan Party or any Material Subsidiary thereof, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of any Loan Party’s properties or assets or the properties or assets of any Material Subsidiary thereof, and any such proceeding or petition will not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process will not be released, vacated or fully bonded within sixty days after commencement, filing or levy; (ii) any Loan Party or any Material Subsidiary thereof admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-United States Debtor Relief Law) is ordered in any Insolvency Proceeding; or (iii) any Loan Party or any Material Subsidiary thereof acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property, assets or business; or

(h)                                 Judgments.  There is entered or issued against any Loan Party or any Subsidiary thereof (i) a final (non-interlocutory) judgment, order or decree by any Governmental Authority or a final or binding award by an arbitrator or arbitration panel or other similar alternative dispute resolution body for the payment of money in an amount, singularly or in the aggregate, exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage); or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have or result in, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order or (B) there is a period of thirty consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)                                    ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower or any ERISA Affiliate under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount and such ERISA Event continues unremedied for a period of thirty days after it occurs or otherwise arises (provided that such thirty day cure period will not apply to (A) ERISA Events which are Reportable Events for which no cure period is allowed by regulation, (B)  an ERISA Event of the type described in clause (d) of the definition of “ERISA Event” set forth in Section 1.01) and (C) an ERISA Event of the type described in clause (f) of the definition of “ERISA Event” set forth in Section 1.01), or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)                                    Invalidity of Loan Documents.  Any Loan Document or any material provision thereof, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any Loan Document or any provision thereof; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document or any provision thereof; or

(k)                                Change of Control.  A Change of Control occurs.

Section 8.02                            Waivers of Events of Defaults.

Any Event of Default (or any Default that, with the lapsing of the applicable grace period, if any, would become an Event of Default) may be waived only with the written consent of Required Lenders; except that a Event of Default (or a Default) under any of Sections 8.01(a), (f), (g), (j) or (k) may only be waived with the written consent of all Lenders.  Any Event of Default (or Default) so waived will be deemed to have been cured and not to be continuing; but no such waiver will be deemed a continuing waiver or will extend to or affect any subsequent like default or impair any rights arising therefrom.

Section 8.03                            Remedies Upon Event of Default.

Upon the occurrence and during the continuance of any Default or Event of Default, the Lending Parties will have no obligation to advance money or extend any additional credit to or for the benefit of Borrower, whether in the form of the making of Loans, the issuance of Letters of Credit or otherwise.  In addition, upon the occurrence and during the continuance of any Event of Default, Administrative Agent will, at the request of, or may, with the consent of, Required Lenders, take any or all of the following actions, all of which are hereby authorized by Borrower and each of the other Loan Parties:

(a)                                  Termination of Revolving Credit Commitments.  Declare, by written notice to Borrower, the Aggregate Revolving Credit Commitments, including any commitments of any Lender or the Swing Line Lender to make and advance Loans and any obligation of L/C Issuer to make or issue L/C Credit Extensions, to be terminated, whereupon such commitments and obligations will be terminated;

(b)                                  Acceleration of Obligations.  Declare all or any portion of the unpaid principal amount the outstanding Loans, the interest accrued and unpaid thereon and the other amounts and Obligations owing or payable under this Agreement or under any other Loan Document or any other instrument executed by Borrower or any other Loan Party pursuant to the Loan Documents to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower and each such other Loan Party;

(c)                                  Cash Collateralization of Credit Obligations.  Require that Borrower Cash Collateralize the Credit Obligations in an amount equal to 105% of the then Outstanding Amount thereof;

(d)                                  Discretionary Advances.  Make advances of Loans after the occurrence of any Event of Default, without thereby waiving their right to demand payment of the Obligations under this Agreement, or any of the other Loan Documents, or any other rights or remedies described in this Agreement or any other Loan Document, and without liability to make any other or further advances, notwithstanding Administrative Agent’s or any Lending Party’s previous exercise of any such rights and remedies; or

(e)                                  Exercise of Rights and Remedies.  Exercise on behalf of itself and the Lending Parties, in addition to all rights and remedies granted or otherwise made available to Administrative Agent or the Lending Parties under this Agreement, any and all rights and remedies granted or otherwise made available to Administrative Agent or the Lending Parties under the other Loan Documents or otherwise under applicable Law or in equity;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under any Debtor Relief Law, the obligation of each Lender or Swing Line Lender to make or advance Loans and any obligation of L/C Issuer to make or issue L/C Credit Extensions will automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts and Obligations as aforesaid will automatically become due and payable, and the obligation of Borrower to Cash Collateralize the Credit Obligations in an amount equal to 105% of the then Outstanding Amount thereof will automatically become effective, in each case, without further act of Administrative Agent or any Lending Party.

Section 8.04                            Application of Funds.

Following the occurrence and during the continuation of an Event of Default or following any exercise of remedies provided for in Section 8.03 (or after the Loans have automatically become immediately due and payable and the Credit Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.03), any amounts received on account of the Obligations will, subject to the provisions of Section 2.15 and Section 3.07, be applied by Administrative Agent in the following order (on a pro rata basis within each level of priority):

(a)                                  First, to payment in full of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent and amounts payable under Article III) payable to Administrative Agent in its capacity as such;

(b)                                  Second, to payment in full of that portion of the Obligations constituting fees (including commitment fees), indemnities and other amounts (other than principal, interest and Credit Fees) payable to the Lending Parties (including fees, charges and disbursements of counsel to the respective Lending Parties arising under the Loan Documents and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

(c)                                  Third, to payment in full of that portion of the Obligations constituting accrued and unpaid interest on the Loans, Credit Borrowings and other Obligations arising under the Loan Documents and accrued and unpaid Credit Fees, ratably among the Lending Parties in proportion to the respective amounts described in this clause Third payable to them;

(d)                                  Fourth, to payment in full of that portion of the Obligations constituting unpaid principal of all Loans and the Credit Borrowings;

(e)                                  Fifth, to payment in full of that portion of the Obligations constituting (i) Hedging Obligations, including Swap Termination Values, then payable with respect to any Swap Contract and (ii) Cash Management Obligations then owing, ratably among the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fifth held by them;

(f)                                    Sixth, to Administrative Agent for the account of L/C Issuer, to Cash Collateralize in full that portion of Credit Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by Borrower pursuant to Section 2.15;

(g)                                 Seventh, to payment in full of all other Obligations (including the provision of amounts to Administrative Agent to be held by Administrative Agent, for the benefit of the Cash Management Banks, as the amount necessary to secure the Loan Parties’ obligations in respect of unliquidated or contingent Cash Management Obligations); and

(h)                                 Eighth, the balance, if any, after all of the Obligations have been paid in full, to Borrower or as otherwise required by Law.

Subject to Section 2.03(c) and Section 2.15, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to the foregoing clause Sixth will be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount will be applied to the other Obligations, if any, in the order set forth in this Section 8.04.

Notwithstanding the foregoing, Hedging Obligations arising under Swap Contracts and Cash Management Obligations under Cash Management Agreements will be excluded from the application described above if Administrative Agent has not received written notice thereof, together with such supporting documentation as Administrative Agent may reasonably request, from the applicable Hedge Bank or Cash Management Bank, as the case may be.  Each Hedge Bank or Cash Management Bank that has given the notice contemplated by the preceding sentence will, by such notice, be deemed to have acknowledged and accepted the appointment of Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto; it being understood and agreed that the rights and benefits of any such Hedge Bank or Cash Management Bank under the Loan Documents consist exclusively of such Hedge Bank’s or Cash Management Bank’s, as the case may be, right to share in payments and collections arising after the occurrence and during the continuation of an Event of Default as more fully set forth herein.  In connection with any such distribution of payments and collections, Administrative Agent will be entitled to assume no amounts are due to any Hedge Bank or Cash Management Bank unless such Hedge Bank or Cash Management Bank has notified Administrative Agent in writing of the amount of any such liability owed to it prior to such distribution.  Except as otherwise expressly set forth herein, no Person that obtains the benefit of the provisions of this Section 8.04 by virtue of the provisions hereof will have any right to notice of any action or to consent to, direct or object to any action hereunder or under any of the other Loan Documents other than in its capacity as a Lending Party and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any provision in Article IX to the contrary, Administrative Agent will be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Hedging Obligations and Cash Management Obligations only if and to the extent Administrative Agent has received written notice of such Obligations, together with such supporting documentation as Administrative Agent may request, from the applicable Hedge Bank or Cash Management Bank.

ARTICLE IX
Administrative Agent

Section 9.01                            Appointment and Authorization of Administrative Agent.

Each Lending Party hereby irrevocably appoints Wells Fargo to act on its behalf as Administrative Agent hereunder and under the other Loan Documents, including to act in such representative capacity as secured party on behalf and for the benefit of each such Lending Party under this Agreement and the other Loan Documents, and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article IX are solely for the benefit of Administrative Agent and the Lending Parties, and neither Borrower nor any other Loan Party will have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.02                            Rights as a Lender.

If the Person serving as Administrative Agent hereunder is also “Swing Line Lender,” “L/C Issuer” or a “Lender,” such Person will have the same rights and powers in such capacity(ies) as any other Person in such capacity(ies) and may exercise the same as though it were not Administrative Agent.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to any other Lending Party.

Section 9.03                            Exculpatory Provisions.

Administrative Agent will not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder will be administrative in nature.  Without limiting the generality of the foregoing, Administrative Agent:

(a)                                  will not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)                                  will not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by Required Lenders (or such other number or percentage of Lenders as will be expressly provided for herein or in any other Loan Documents), Swing Line Lender or L/C Issuer, as applicable; provided that Administrative Agent will not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c)                                  will not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and will not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity; and

(d)                                  will not be liable for any action taken or not taken by it (i) with the consent or at the request of Required Lenders (or such other number or percentage of Lenders as will be necessary, or as Administrative Agent will believe in good faith will be necessary, under the circumstances as provided in Section 8.02 and Section 10.01), or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final and nonappealable judgment.

Administrative Agent will be deemed not to have knowledge of any Default or Event of Default, unless and until Borrower, a Loan Party, or a Lending Party provides written notice to Administrative Agent describing such Default or Event of Default.  Administrative Agent will not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (E) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

Section 9.04                            Reliance by Administrative Agent.

Administrative Agent will be entitled to rely upon, and will not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and will not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Credit, that by its terms must be fulfilled to the satisfaction of a specified Lending Party, Administrative Agent may presume that such condition is satisfactory to such Lending Party, unless Administrative Agent will have received notice to the contrary from such Lending Party prior to the making of such Loan or the issuance, extension, renewal or increase of such Credit.  In this regard, for purposes of determining compliance with the conditions set forth in Section 4.01, each Lending Party that has executed this Agreement will be deemed to have consented to, approved or accepted, or to be satisfied with, each document and matter either sent, or made available, by Administrative Agent to such Lending Party for consent, approval, acceptance or satisfaction, or required thereunder to be to be consent to or approved by or acceptable or satisfactory to such Lending Party, unless Administrative Agent will have received notice from such Lending Party not less than two days prior to the Closing Date specifying such Lending Party’s objection thereto and such objection will not have been withdrawn by notice to Administrative Agent to such effect on or prior to the Closing Date.  Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts it selects and will not be liable for any action it takes or does not take in accordance with the advice of any such counsel, accountants or experts.

Section 9.05                            Delegation of Duties.

Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents it appoints.  Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article IX will apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent and will apply to their respective activities in connection with the syndication of the credit facilities provided for herein, as well as activities as Administrative Agent.  Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.06                            Resignation of Administrative Agent.

(a)                                  Administrative Agent may at any time give notice of its resignation to the Lending Parties and Borrower.  Upon receipt of any such notice of resignation, Required Lenders will have the right, in consultation with Borrower, to appoint a successor, which shall be a bank or an Affiliate of a bank.  If no such successor will have been so appointed by Required Lenders and will have accepted such appointment within thirty days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lending Parties, appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation will become effective in accordance with such notice on the Resignation Effective Date.

(b)                                  If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof set forth in Section 1.01, Required Lenders may, to the extent permitted by applicable Law, by notice in writing to Borrower and such Person remove such Person as Administrative Agent and, in consultation with Borrower, appoint a successor. If no such successor will have been so appointed by Required Lenders and shall have accepted such appointment within thirty days (or such earlier day as shall be agreed by Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)                                  Effective as of and from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent will be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security, including any Cash Collateral, held by Administrative Agent for the benefit of the Credit Parties or L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent will continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lending Party directly, until such time, if any, as Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.04 will continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d)                                  Any resignation by Wells Fargo as Administrative Agent pursuant to this Section 9.06 will also constitute its resignation as L/C Issuer and Swing Line Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder: (i) such successor will succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender; (ii) the retiring L/C Issuer and Swing Line Lender will be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents; (iii) the successor L/C Issuer will issue letters of credit and/or bank undertakings in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit; and (iv) the successor Swing Line Lenders will purchase the outstanding Swing Line Loans of the resigning Swing Line Lender at par.

Section 9.07                            Non-Reliance on Administrative Agent and Other Lenders.

Each Lending Party acknowledges that it has, independently and without reliance upon Administrative Agent, any other Lending Party or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lending Party also acknowledges that it will, independently and without reliance upon Administrative Agent, any other Lending Party or any of their Related Parties and based on such documents and information as it will from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08                            No Other Duties, Etc.

Notwithstanding anything to the contrary contained herein, no Person identified herein or on the facing page or signature pages hereof as a “Syndication Agent,” “Documentation Agent,” “Co-Agent,” “Book Manager,” “Book Runner,” “Arranger,” “Lead Arranger,” “Co-Lead Arranger” or “Co-Arranger,” if any, will have or be deemed to have any right, power, obligation, liability, responsibility or duty under this Agreement or the other Loan Documents, other than in such Person’s capacity as (a) Administrative Agent or a Lending Party hereunder and (b) an Indemnitee hereunder, and no such Person will have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on such Persons in deciding to enter into this Agreement or any other Loan Document or in taking or not taking any action hereunder or thereunder.

Section 9.09                            Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan or Credit Obligation will then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent will have made any demand on Borrower) will be entitled and empowered, by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Credit Obligations and all other Obligations that are owing and unpaid, and to file such other documents as may be necessary or advisable in order to have the claims of the Lending Parties and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lending Parties and Administrative Agent and their respective agents and counsel and all other amounts due the Lending Parties and Administrative Agent under Sections 2.03(h), 2.09, 3.05 and 10.04) allowed in such judicial proceeding, and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lending Party to make such payments to Administrative Agent and, in the event that Administrative Agent will consent to the making of such payments directly to the Lending Parties, to pay to Administrative Agent

any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.03(h), 2.09, 3.05 and 10.04.  Nothing contained herein will be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lending Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lending Party or to authorize Administrative Agent to vote in respect of the claim of any Lending Party in any such proceeding.

Section 9.10                            Guaranty Matters.

Each Lending Party hereby (a) irrevocably authorizes Administrative Agent, at its option and in its discretion, to execute and deliver all documentation reasonably requested to evidence the release of any Guarantor from its obligations under a Guaranty if such Person is to be released from its Guaranty pursuant to the terms of this Agreement, including Section 10.15(o), and (b) agrees that, upon request by Administrative Agent at any time, it will confirm in writing Administrative Agent’s authority to execute and deliver such documentation pursuant to this Section 9.10.

Section 9.11                            Legal Representation of Administrative Agent.

In connection with the negotiation, drafting, and execution of this Agreement and the other Loan Documents, or in connection with future legal representation relating to loan administration, amendments, modifications, waivers, or enforcement of remedies, Bingham McCutchen LLP only has represented and only will represent Wells Fargo in its capacity as Administrative Agent and as a Lending Party and Wells Fargo Securities, LLC in its capacity as Arranger.  Each other Lending Party hereby acknowledges that Bingham McCutchen LLP does not represent it in connection with any such matters.

ARTICLE X
General Provisions

Section 10.01                     Amendments, Etc.

No amendment or, subject to Section 8.02, waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Loan Party therefrom (including any cure of any Event of Default), will be effective unless in writing signed by Required Lenders (or Administrative Agent at the written request of Required Lenders) and Borrower or the applicable Loan Party, as the case may be, with receipt acknowledged by Administrative Agent, and each such waiver or consent will be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent will:

(a)                                  waive any condition set forth in Section 4.01 without the written consent of each Lender;

(b)                                  increase or extend the expiration date of any of the Revolving Credit Commitments of any Lender (or reinstate any Revolving Credit Commitment terminated pursuant to Section 8.03) without the written consent of such affected Lender;

(c)                                  postpone any date fixed by this Agreement or any other Loan Document for any payment, of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each affected Lender;

(d)                                  reduce the principal of, or the rate of interest specified herein on, any Loan or Credit Borrowing, or (subject to clause (i) of the proviso below to this Section 10.01(e)) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Margin that would result in a reduction of any interest rate on any Loan or any fee payable hereunder, without the written consent of each affected Lender; provided, however, that only the consent of the Required Lenders will be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of Borrower to pay interest or Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or Credit Borrowing or to reduce any fee payable hereunder;

(e)                                  change Section 2.13 or Section 8.04 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)                                    change (i) any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 10.01(g)), without the written consent of each Lender, (ii)(A) the definition of “Required Lenders”, “Revolving Credit Maturity Date” or “Revolving Credit Stated Maturity Date” or (B) Section 2.06 to allow for non-pro rata application of any reductions in the Aggregate Revolving Credit Commitments without the written consent of each Lender, (iii) any provision of Section 3.07 or Section 8.04 without the written consent of each Lender, (iv) any provision of Section 10.06 or the definition of “Eligible Assignee,” “Participant,” “Defaulting Lender” or “Specified Lender” without the written consent of each Lender; or (v) the definition of “Alternate Currency” or any provision of Section 1.02(l) with the consent of each Lender; or

(g)                                 release any Guarantor that is a Designated Subsidiary from its Guaranty without the written consent of each Lender or any release of any other Guarantor without the written consent of Required Lenders; except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 10.15(o) (in which case such release may be made by Administrative Agent acting alone);

and provided, further, that (i) no amendment, waiver or consent will, unless in writing and signed by L/C Issuer in addition to the Lenders required above, affect the rights or duties of L/C Issuer under this Agreement or any Issuer Document relating to any Credit issued or to be issued by it; (ii) no amendment, waiver or consent will, unless in writing and signed by Swing Line Lender in addition to the Lenders required above, affect the rights or duties of Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent will, unless in writing and signed by Administrative Agent in addition to the Lenders required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender will have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (A) the Revolving Credit Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, (B) the amount of principal and accrued fees and interest owing to the Defaulting Lender may not be reduced without the consent of such Lender and (C) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders will require the consent of such Defaulting Lender.

Section 10.02                     Notices; Effectiveness; Electronic Communications.

(a)                                  Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.02(b), all notices and other communications provided for herein will be in writing and will be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by facsimile transmission or sent by approved electronic transmission in accordance with Section 10.02(b), and all notices and other communications expressly permitted to be given by telephone will be made to the applicable telephone number, as follows:

(i)                                    if to any Loan Party, Administrative Agent, L/C Issuer or Swing Line Lender, to the address, facsimile number, e-mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)                                if to any Lender, to the address, facsimile number, e-mail address or telephone number specified in its Administrative Detail Form (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to Borrower).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, will be deemed to have been given when received, and notices sent by facsimile transmission or by means of approved electronic communication will be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, will be deemed to have been given at the opening of business on the next business day for the recipient); provided that notices delivered through electronic communications to the extent provided by Section 10.02(b) will be effective as provided in such subsection (b).

(b)                                  Electronic Communications.

(i)                                    Each Lending Party agrees that notices and other communications to it hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent; provided that the foregoing will not apply to notices to any Lending Party pursuant to Article II if such Lending Party has notified Administrative Agent that it is incapable of receiving notices under Article II by electronic communication.  In furtherance of the foregoing, each Lending Party hereby agrees to notify Administrative Agent in writing, on or before the date such Lending Party becomes a party to this Agreement, of such Lending Party’s e-mail address to which a notice may be sent (and from time to time thereafter to ensure that Administrative Agent has on record an effective e-mail address for such Lending Party).  Each of Administrative Agent and Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by means of electronic communication pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(ii)                                Unless Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address will be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (B) notices or communications posted to an Internet or intranet website will be deemed received upon the deemed receipt by the intended recipient at its e-mail  address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both the preceding clauses (A) and (B), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(iii)                            Borrower and each Loan Party hereby acknowledges and agrees that (A) Administrative Agent may, but will not be obligated to, make the Communications available to Lending Parties by posting some or all of the Communications on an Electronic Platform, (B) the distribution of materials and information through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with any such distribution, (C) the Electronic Platform is provided and used on an “As Is,” “As Available” basis and (D) neither Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency or sequencing of the Specified Materials posted on the Electronic Platform.  Administrative Agent and its Related Parties (the “Agent Parties”) do not warrant the adequacy of the Electronic Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Electronic Platform.  In no event shall any Agent Party have any liability to Borrower or any other Loan Party, any Lending Party or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any other Loan Party’s or Administrative Agent’s transmission of Communications through the Electronic Platform.

(iv)                               Each Lending Party hereby agrees that notice to it in accordance with Section 10.02(b)(ii)(B) specifying that any Specified Materials (and as such, constituting Communications) have been posted to the Electronic Platform will, for purposes of this Agreement, constitute effective delivery to such Lending Party of such Specified Materials.

(v)                                   Each Loan Party hereby acknowledges and agrees certain of the Lending Parties (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Borrower or the other Loan Parties or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Person’s securities.  Each Loan Party hereby agrees that so long as Borrower or any of the other Loan Parties is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Specified Materials that may be distributed to the Public Lenders and that (A) all such Specified Materials will be clearly and conspicuously marked “PUBLIC” which, at a minimum, will mean that the word “PUBLIC” will appear prominently on the first page thereof; (B) by marking Borrower Materials “PUBLIC,” Borrower (on behalf of itself, the other Loan Parties and its other Affiliates) will be deemed to have authorized Administrative Agent and the Lending Parties to treat such Specified Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Specified Materials constitute Information, they will treated as set forth in Section 10.07); (C) all Specified Materials marked “PUBLIC” are permitted to be made available through a portion of the Electronic Platform designated “Public Investor;” and (D) Administrative Agent will be entitled to treat any Specified Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Electronic Platform not designated “Public Investor.”

(vi)                               Each Lending Party (A) acknowledges that the Specified Materials, including information furnished to it by any Loan Party or Administrative Agent pursuant to, or in the course of administering, the Loan Documents, may include material, non-public information concerning Borrower and the other Loan Parties and their respective Affiliates or their respective securities and businesses, and (B) confirms that it (1) has developed compliance procedures regarding the use of material, non-public information and (2) will handle such material, non-public information in accordance with such procedures and applicable Laws, including Federal and state securities Laws.

(c)                                  Change of Address, Etc.  Borrower, Administrative Agent, Swing Line Lender and L/C Issuer may change their respective address(es), facsimile number(s), telephone number(s) or e-mail address(es) for notices and other communications hereunder by notice to the other parties hereto.  Each Lender may change its address(es), facsimile number(s), telephone number(s) or e-mail address(es) for notices and other communications hereunder by notice to Borrower, Administrative Agent, Swing Line Lender and L/C Issuer.

(d)                                  Reliance by Administrative Agent and the Lending Parties.  Administrative Agent and the Lending Parties will be entitled to rely and act upon any notices (including telephonic or electronically delivered Requests for Credit Extension) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  Borrower will indemnify Administrative Agent and each Lending Party and their respective Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower; provided that such indemnity will not be available to the extent that such losses, costs, expenses and liabilities resulted from the gross negligence or willful misconduct of the party seeking indemnification as determined by a court of competent jurisdiction by final and nonappealable judgment.  All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03                     No Waiver; Cumulative Remedies; Enforcement.

No failure by Administrative Agent or any Lending Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder will operate as a waiver thereof; no single or partial exercise of any right, remedy, power or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against Borrower or any other Loan Party will be vested exclusively in, and all actions and proceedings at law in connection with such enforcement will be instituted and maintained exclusively by, Administrative Agent in accordance with Section 8.03 for the benefit of all the Lending Parties; provided, however, that the foregoing will not prohibit (a) Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) L/C Issuer or Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lending Party from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) Required Lenders will have the rights otherwise ascribed to Administrative Agent pursuant to Section 8.03 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of Required Lenders, enforce any rights and remedies available to it and as authorized by Required Lenders.

Section 10.04                     Expenses; Indemnity; Damage Waiver.

(a)                                  Costs and Expenses.  Borrower will pay or reimburse, promptly upon written demand therefor, (i) all reasonable out-of-pocket expenses incurred by Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of one firm of outside counsel for Administrative Agent and all reasonable audit, appraisal, environmental assessment or inspection, consulting, search and filing, registration and recording and other similar fees and other expenses), in connection with the syndication of the credit facility provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of, or consents with respect to, the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby will be consummated); (ii) all reasonable out-of-pocket expenses incurred by L/C Issuer in connection with the issuance, amendment, renewal or extension of any Credit or any demand for payment thereunder; and (iii) all out-of-pocket expenses incurred by Administrative Agent or any Lending Party (including the reasonable fees, charges and disbursements of one firm of outside counsel for Administrative Agent and one firm of outside counsel  for the other Lending Parties), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04 or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout or restructuring (or negotiations in connection with the foregoing) in respect of such Loans or Letters of Credit.

(b)                                  Indemnification by Borrower.  Borrower will indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges, settlement costs and disbursements of any counsel for any Indemnitee), and will indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys, who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Loan Party other than such Indemnitee and its Related Parties) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any document contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of Administrative Agent (and any sub-agent) and its Related Parties only, the administration of this Agreement and the other Loan Documents; (ii) any Loan or Credit or the use or proposed use of the proceeds therefrom (including any refusal by L/C Issuer to honor a demand for payment under a Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Credit); (iii) Environmental Claims and Environmental Liabilities related in any way to any Loan Party or any of its Subsidiaries, including any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries; or (iv) any actual or prospective claim, investigation, litigation or other proceeding (including any administrative proceeding or any arbitration or other alternative dispute resolution proceeding) relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party or any of their respective Affiliates, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity will not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (A) the gross negligence or willful misconduct of such Indemnitee or (B) such Indemnitee’s bad faith breach of its obligations under this Agreement or any other applicable Loan Document.

(c)                                  Reimbursement by Lenders.  If and to the extent Borrower for any reason fails to pay when due any amount that it is required to pay under Section 10.04(a) or Section 10.04(b) to Administrative Agent (or any sub-agent thereof), Swing Line Lender, L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), Swing Line Lender, L/C Issuer or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on its Revolving Credit Percentage Share at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender; provided that with respect to such unpaid amounts owed to L/C Issuer or the Swing Line Lender solely in its capacity as such, only the Lenders will be required to pay such unpaid amounts, such payment to be made severally among them based on such Lenders’ applicable Revolving Creditor Percentage Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided further that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent), Swing Line Lender, L/C Issuer or any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent), Swing Line Lender or L/C Issuer in connection with such capacity.  The obligations of Lenders under this Section 10.04(c) are subject to the provisions of Section 2.12(d).

(d)                                  Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, neither Borrower nor any other Loan Party will assert, and Borrower and each other Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any document contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Credit, or the use of the proceeds thereof.  No Indemnitee referred to in Section 10.04(b) will be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)                                  Payments.  All amounts due under this Section 10.04 will be payable not later than ten Business Days after demand therefor.

(f)                                    Survival.  The agreements in this Section 10.04 will survive the resignation of Administrative Agent, Swing Line Lender and L/C Issuer, the replacement of any Lender, the termination of the Aggregate Revolving Credit Commitments and payment in full of the Obligations.

Section 10.05                     Marshalling; Payments Set Aside.

Neither Administrative Agent nor any Lending Party will be under any obligation to marshal any asset in favor of Borrower or any other Loan Party or any other Person or against or in payment of any or all of the Obligations.  To the extent that any payment by or on behalf of Borrower or any Loan Party is made to Administrative Agent or any Lending Party, or Administrative Agent or any Lending Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or any Lending Party in such Person’s discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied will be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lending Party severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate.  The obligations of each Lending Party under clause (b) of the preceding sentence will survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.06                     Successors and Assigns.

(a)                                  Successors and Assigns Generally.  The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lending Party, and neither Swing Line Lender nor any Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(e) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto will be null and void).  Nothing in this Agreement, expressed or implied, will be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.06(e) and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and each Lending Party) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                  Assignments by Swing Line Lender or any Lender.  Swing Line Lender or any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment(s) and the Loans (including for purposes of this subsection (b), participations in Credit Obligations and in Swing Line Loans, as applicable) at the time owing to it); provided that any such assignment will be subject to the following conditions:

(i)                                    Minimum Amounts.

(A)                               in the case of (1) an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment and/or the Loans at the time owing to it, (2) contemporaneous assignments to related Approved Funds that equal at least the amount specified in Section 10.06(b)(i)(B) in the aggregate or (3) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                               in any case not described in Section 10.06(b)(i)(A), the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)                                Proportionate Amounts.  Each partial assignment will be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this

Agreement with respect to the Loan or the Revolving Credit Commitment(s) (including any Additional Revolving Credit Commitment) assigned.

(iii)                            Required Consents.  No consent will be required for any assignment except to the extent required by Section 10.06(b)(i)(B) and, in addition:

(A)                               the consent of Borrower (such consent not to be unreasonably withheld or delayed) will be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment, or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that Borrower will be deemed to have consented to any such assignment unless it objects thereto by written notice to Administrative Agent within ten Business Days after having received notice thereof;

(B)                               the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) will be required for assignments if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)                               the consent of L/C Issuer and the Swing Line Lender will be required for any assignment in respect of the Revolving Credit Facility.

(iv)                               Assignment and Assumption.  The parties to each assignment will execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, will deliver to Administrative Agent an Administrative Questionnaire.

(v)                                   No Assignment to Certain Persons.  No assignment will be made to (A) Borrower or any other Loan Party or any of its or their respective Subsidiaries or Affiliates or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender.

(vi)                               No Assignment to Natural Persons.  No assignment will be made to a natural Person.

(vii)                           Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no assignment will be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent and each Lending Party hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its applicable Revolving Credit Percentage Share.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder will become effective under applicable Law without compliance with the provisions of this Section 10.06(b)(vii), then the assignee of such interest will be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by Administrative Agent pursuant to Section 10.06(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder will, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Article III and Section 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph will be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c)                                  Register.  Administrative Agent, acting solely for this purpose as an agent of Borrower (and such agency being solely for tax purposes), will maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a Register.  The entries in the Register will be conclusive absent manifest error, and Borrower, Administrative Agent and the Lending Parties will treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register will be available for inspection by each of Borrower, Swing Line Lender and L/C Issuer, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                  Participations.  Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person other than a natural person, Borrower or any Affiliate of Borrower (each, a “Participant”) in all or a portion of such Person’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans (including such Lender’s participations in Credit Obligations and/or Swing Line Loans) owing to it); provided that (i) any sale of a participation to a proposed Participant that would not otherwise qualify as an Eligible Assignee or that is a Defaulting Lender must be approved by Administrative Agent, (ii) such Person’s obligations under this Agreement will remain unchanged, (iii) such Person will remain solely responsible to the other parties hereto for the performance of such obligations and (iv) Borrower, Administrative Agent and the Lending Parties will continue to deal solely and directly with such Person in connection with such Person’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender will be responsible for the indemnity under Section 10.04(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement, instrument or other document pursuant to which a Lender sells such a participation will provide that such Person will retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that such document may provide that such Person will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Borrower agrees that each Participant will be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 3.01(d) (it being understood that the documentation required under Section 3.01(d) will be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b); provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 3.08 as if it were an assignee under Section 10.06(b), and (B) will not be entitled to receive any greater payment under Sections 3.01 and 3.04, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 3.08 with respect to any Participant.  To the extent permitted by applicable Law, each Participant also will be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.  Each Lender that sells a participation will, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender will have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender will treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) will have no responsibility for maintaining a Participant Register.

(e)                                  Limitations upon Participant Rights.  A Participant will not be entitled to receive any greater payment under Section 3.01 or Section 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender will not be entitled to the benefits of Section 3.01 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f)                                    Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment will release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                 Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption will be deemed to include electronic signatures or the keeping of records in electronic form, each of which will be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, the California Uniform Electronic Transactions Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)                                 Resignation as L/C Issuer or Swing Line Lender.  Notwithstanding anything to the contrary contained herein, if at any time Wells Fargo assigns all of its Revolving Credit Commitments and Loans pursuant to Section 10.06(b), Wells Fargo may do either or both of the following: (i) upon thirty days’ notice to Borrower and all Lenders, resign as L/C Issuer or (ii) upon thirty days’ notice to Borrower, resign as Swing Line Lender.  In the event of any such resignation as L/C Issuer or Swing Line Lender, Borrower will be entitled to appoint from among Lenders a successor L/C Issuer or Swing Line Lender (subject to such Lender’s consent to such appointment, at its sole discretion);

provided that no failure by Borrower to appoint any such successor will affect the resignation of Wells Fargo as L/C Issuer or Swing Line Lender, as the case may be.  If Wells Fargo resigns as L/C Issuer, it will retain all the rights and obligations of L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all Credit Obligations with respect thereto (including the right to require Lenders to make Revolving Credit Loans that are Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If Wells Fargo resigns as Swing Line Lender, it will retain all the rights of Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require Lenders to make Revolving Credit Loans that are Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

Section 10.07                     Treatment of Certain Information; Confidentiality.

Administrative Agent and each Lending Party each agrees to maintain the confidentiality of the Information, except that Information may be disclosed: (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority, purporting to have jurisdiction over such Person or is Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, provided that, if not prohibited by law, the disclosing party will use commercially reasonable efforts (i) to notify Borrower in advance of such disclosure so that Borrower may seek an appropriate protective order and (ii) to cooperate with Borrower to obtain such protective order; (d) to Gold Sheets (published by Thomson Reuters LPC) or other similar bank trade publication or online information service, provided that such disclosures of Information will be limited to the material deal terms of the Facilities consistent with other customary disclosures by banks and institutional lenders to such publications or online services for league table reporting purposes; (e) to any other party hereto; (f) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (g)  subject to an agreement containing provisions substantially the same as those of this Section 10.07 to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder; (h) on a confidential basis to (A) any rating agency in connection with rating Borrower or its Subsidiaries or the credit facility provided herein or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facility provided herein; (i) with the consent of Borrower; or (j) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section 10.07 or (2) becomes available to Administrative Agent, any Lending Party or any of their respective Affiliates on a non-confidential basis from a source other than Borrower or any Subsidiary thereof and not in contravention of this Section 10.07.  For purposes of this Section 10.07, “Information” means all information (including financial information) received from Borrower or any other Loan Party or any of their respective Subsidiaries relating to Borrower or any such Loan Party or any of such Affiliates or their respective businesses, assets, operations or condition (financial or otherwise), other than any such information that is available to Administrative Agent or any Lending Party on a non-confidential basis, and not in contravention of this Section 10.07, prior to disclosure by Borrower or any other Loan Party or any of their respective Subsidiaries; provided that, in the case of information received from Borrower or any other Loan Party or any of their respective Subsidiaries after the date of this Agreement, such information is clearly identified at the time of delivery as confidential or should, because of its nature, reasonably be understood to be confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 will be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.08                     Right of Setoff.

If an Event of Default will have occurred and be continuing, each Lending Party and its respective Affiliates is hereby authorized at any time and from time to time to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lending Party or any such Affiliate to or for the credit or the account of Borrower or any other Loan Party against any and all of the Obligations to such Lending Party or such Affiliate, irrespective of whether or not such Lending Party or Affiliate will have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lending Party different from the branch, office or Affiliate holding such deposit or obligated on such obligations; provided, that in the event that any Defaulting Lender will exercise any such right of setoff, (a) all amounts so set off will be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 3.07 and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent and the Lending Parties, and (b) the Defaulting Lender will provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lending Party and its Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lending Party or its Affiliates may have.  Each Lending Party agrees to notify Borrower and Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice will not affect the validity of such setoff and application.

Section 10.09                     Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents will not exceed the maximum rate of non-usurious interest permitted by applicable Law.  If Administrative Agent or any Lender will receive interest in an amount that exceeds the maximum rate of non-usurious interest permitted by applicable Law, the excess interest will be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower or the Guarantors, as applicable.  In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the maximum rate of non-usurious interest permitted by applicable Law, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.10                     Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which will constitute an original, but all of which when taken together will constitute a single contract.  This Agreement and the other Loan Documents constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous documents, agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement will become effective when it will have been executed and delivered by Administrative Agent and when Administrative Agent will have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic transmission (such as by “pdf”) will be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.11                     Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith will survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by Administrative Agent and each Lending Party, regardless of any investigation made by Administrative Agent or any Lender or on their behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and will continue in full force and effect until the payment in full of the Obligations.

Section 10.12                     Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents will not be affected or impaired thereby and (b) the parties will endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders will be limited by Debtor Relief Laws, as determined in good faith by Administrative Agent, L/C Issuer or Swing Line Lender, as applicable, then such provisions will be deemed to be in effect only to the extent not so limited.

Section 10.13                     Lender-Creditor Relationship.

The relationship between the Lending Parties and Administrative Agent, on the one hand, and Borrower and the other Loan Parties, on the other, is solely that of creditor and debtor.  Neither any Lending Party nor Administrative Agent has (or will be deemed to have) any fiduciary relationship or duty to Borrower or any other Loan Party arising out of or in connection with, and there is no agency or joint venture relationship between the Lending Parties and Administrative Agent, on the one hand, and Borrower and the other Loan Parties, on the other, by virtue of this Agreement or any other Loan Document or any of the Transactions contemplated herein or therein.

Section 10.14                     USA Patriot Act Notice.

Each Lending Party that is subject to the PATRIOT Act and Administrative Agent (for itself and not on behalf of any Lending Party) hereby notifies Borrower that, pursuant to the requirements of the PATRIOT Act, they are each required to obtain, verify and record information that identifies Borrower and each other Loan Party, which information includes the name and address of Borrower and each other Loan Party and other information that will allow such Lending Party or Administrative Agent, as applicable, to identify Borrower and each other Loan Party in accordance with the PATRIOT Act.

Section 10.15                     Guaranty.

(a)                                  Guaranty.  Simpson Strong-Tie and Simpson Strong-Tie International and each other Guarantor at any time party hereto, jointly and severally, unconditionally and irrevocably guarantees to Administrative Agent and the Lending Parties the full and prompt payment when due

(whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) and performance of the Obligations (the “Guaranteed Obligations”).  The Guaranteed Obligations include interest that, but for a proceeding under any Debtor Relief Law, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in any such proceeding.

(b)                                  Separate Obligation.  Each Guarantor acknowledges and agrees that (i) the Guaranteed Obligations are separate and distinct from any Indebtedness arising under or in connection with any other document, including under any provision of this Agreement other than this Section 10.15, executed at any time by such Guarantor in favor of Administrative Agent or any Lending Party; and (ii) such Guarantor will pay and perform all of the Guaranteed Obligations as required under this Section 10.15, and Administrative Agent and the Lending Parties may enforce any and all of their respective rights and remedies hereunder, without regard to any other document, including any provision of this Agreement other than this Section 10.15, at any time executed by such Guarantor in favor of Administrative Agent or any Lending Party, irrespective of whether any such other document, or any provision thereof or hereof, will for any reason become unenforceable or any of the Indebtedness thereunder will have been discharged, whether by performance, avoidance or otherwise.  Each Guarantor acknowledges that, in providing benefits to Borrower, Administrative Agent and the Lending Parties are relying upon the enforceability of this Section 10.15 and the Guaranteed Obligations as separate and distinct Indebtedness of each such Guarantor, and each Guarantor agrees that Administrative Agent and the Lending Parties would be denied the full benefit of their bargain if at any time this Section 10.15 or the Guaranteed Obligations were treated any differently.  The fact that the Guaranty is set forth in this Agreement rather than in a separate guaranty document is for the convenience of Borrower and each Guarantor and will in no way impair or adversely affect the rights or benefits of Administrative Agent and the Lending Parties under this Section 10.15.  Each Guarantor agrees to execute and deliver a separate document, immediately upon request at any time of Administrative Agent or any Lending Party, evidencing each such Guarantor’s obligations under this Section 10.15.  Upon the occurrence of any Event of Default, a separate action or actions may be brought against each such Guarantor, whether or not Borrower or any other Guarantor or any other Person is joined therein or a separate action or actions are brought against Borrower or any such other Guarantor or any such other Person.

(c)                                  Insolvency Laws; Right of Contribution.

(i)                                    As used in this Section 10.15(c): (a) the term “Guarantor Applicable Insolvency Laws” means the Laws of any Governmental Authority relating to bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (including 11 U. S. C. §547, §548, §550 and other “avoidance” provisions of the Bankruptcy Code) as applicable in any proceeding in which the validity or enforceability of this Agreement or any other Loan Document against any Guarantor, or any Guarantor Specified Lien is in issue; and (b) “Guarantor Specified Lien” means any Lien from time to time granted by any Guarantor securing the Guaranty Obligations.  Notwithstanding any provision of this Agreement to the contrary, if, in any proceeding, a court of competent jurisdiction determines that with respect to any Guarantor, this Agreement or any other Loan Document or any Guarantor Specified Lien would, but for the operation of this Section 10.15(c), be subject to avoidance and/or recovery or be unenforceable by reason of Guarantor Applicable Insolvency Laws, this Agreement, such other Loan Document and each such Guarantor Specified Lien will be valid and enforceable against such Guarantor, only to the maximum extent that would not cause this Agreement, such other Loan Document or such Guarantor Specified Lien to be subject to avoidance, recovery or unenforceability.  To the extent that any payment to, or realization by, Administrative Agent or any Lending Party on the Guaranty Obligations exceeds the limitations of this Section 10.15(c) and is otherwise subject to avoidance and recovery in any such proceeding, the amount subject to avoidance will in all events be limited to the amount by which such actual payment or realization exceeds such limitation, and this Agreement as limited will in all events remain in full force and effect and be fully enforceable against such Guarantor.  This Section 10.15(c) is intended solely to reserve the rights of Administrative Agent and the Lending Parties hereunder against each Guarantor, in such proceeding to the maximum extent permitted by Guarantor Applicable Insolvency Laws and neither Borrower, nor any Guarantor or any other guarantor of the Obligations nor any other Person will have any right, claim or defense under this Section 10.15(c) that would not otherwise be available under Guarantor Applicable Insolvency Laws in such proceeding.

(ii)                                Each Guarantor hereby agrees that, to the extent that any Guarantor will have paid an amount hereunder to or on behalf of Administrative Agent and the Lending Parties that is greater than the net value of the benefits received, directly or indirectly, by such paying Guarantor as a result of the Credit Extensions and other credit accommodations extended hereunder, such paying Guarantor will be entitled to contribution from any Guarantor that has not paid its proportionate share, based on benefits received as a result of the making and issuance of the Credit Extensions.  Any amount payable as a contribution under this Section 10.15(c) will be determined as of the date on which the related payment or distribution is made by the Guarantor seeking contribution and each Guarantor acknowledges that the right to contribution hereunder will constitute an asset of such Guarantor to which such contribution is owed.  Notwithstanding the foregoing, the provisions of this Section 10.15 (c) will in no respect limit the obligations and liabilities of any Guarantor to Administrative Agent and the Lending Parties hereunder or under any other Loan Document, and each Guarantor will remain jointly and severally liable for the full payment and performance of the Guaranty Obligations.

(d)                                  Liability of Guarantors.  The liability of each Guarantor under this Section 10.15 will be irrevocable, absolute, independent and unconditional, and will not be affected by any circumstance that might constitute a discharge of a surety or guarantor other than the payment and performance in full of all Guaranteed Obligations.  In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(i)                                    such Guarantor’s liability hereunder will be the immediate, direct, and primary obligation of such Guarantor and will not be contingent upon Administrative Agent’s or any Lending Party’s exercise or enforcement of any remedy it may have against Borrower or any other Person, or against any collateral or other security for any Guaranteed Obligations;

(ii)                                this Guaranty is a guaranty of payment when due and not merely of collectibility;

(iii)                            Administrative Agent and the Lending Parties may enforce this Section 10.15 upon the occurrence of an Event of Default notwithstanding the existence of any dispute among Administrative Agent and the Lending Parties, on the one hand, and Borrower or any other Person, on the other hand, with respect to the existence of such Event of Default;

(iv)                               such Guarantor’s payment of a portion, but not all, of the Guaranteed Obligations will in no way limit, affect, modify or abridge such Guarantor’s liability for any portion of the Guaranteed Obligations remaining unsatisfied; and

(v)                                   such Guarantor’s liability with respect to the Guaranteed Obligations will remain in full force and effect without regard to, and will not be impaired or affected by, nor will such Guarantor be exonerated or discharged by, any of the following events:

(A)                               any proceeding under any Debtor Relief Law;

(B)                               any limitation, discharge, or cessation of the liability of Borrower or any Guarantor or other Person for any Guaranteed Obligations due to any applicable Law, or any invalidity or unenforceability in whole or in part of any of the Guaranteed Obligations or the Loan Documents;

(C)                               any merger, acquisition, consolidation or change in structure of Borrower or any Guarantor or other Person, or any sale, lease, transfer or other disposition of any or all of the assets or shares of Borrower or any other Guarantor or Person;

(D)                               any assignment or other transfer, in whole or in part, of Administrative Agent’s or any Lending Party’s interests in and rights under this Agreement (including this Section 10.15) or the other Loan Documents;

(E)                                 any claim, defense, counterclaim or setoff, other than that of prior performance, that Borrower, any Guarantor or any other Person may have or assert, including any defense of incapacity or lack of corporate or other authority to execute any of the Loan Documents;

(F)                                 Administrative Agent’s or any Lending Party’s amendment, modification, renewal, extension, cancellation or surrender of any Loan Document or any Guaranteed Obligations;

(G)                               Administrative Agent’s or any Lending Party’s exercise or non-exercise of any power, right or remedy with respect to any Guaranteed Obligations or any collateral;

(H)                               Administrative Agent’s or any Lending Party’s vote, claim, distribution, election, acceptance, action or inaction in any proceeding under any Debtor Relief Law; or

(I)                                    any other guaranty, whether by such Guarantor or any other Person, of all or any part of the Guaranteed Obligations or any other indebtedness, obligations or liabilities of Borrower to Administrative Agent or any Lending Party.

(e)                                  Consents of Guarantors.  Each Guarantor hereby unconditionally consents and agrees that, without notice to or further assent from any such Guarantor:

(i)                                    the principal amount of the Guaranteed Obligations may be increased or decreased and additional indebtedness or obligations of Borrower under the Loan Documents may be incurred and the time, manner, place or terms of any payment under any Loan Document may be extended or changed, by one or more amendments, modifications, renewals or extensions of any Loan Document or otherwise;

(ii)                                the time for Borrower’s (or any other Person’s) performance of or compliance with any term, covenant or agreement on its part to be performed or observed under any Loan Document may be extended, or such performance or compliance waived, or failure in or departure from such performance or compliance consented to, all in such manner and upon such terms as Administrative Agent and the Lending Parties (as applicable under the relevant Loan Documents) may deem proper;

(iii)                            Administrative Agent and the Lending Parties may request and accept other guaranties and may take and hold security as collateral for the Guaranteed Obligations, and may, from time to time, in whole or in part, exchange, sell, surrender, release, subordinate, modify, waive, rescind, compromise or extend such other guaranties or security and may permit or consent to any such action or the result of any such action, and may apply such security and direct the order or manner of sale thereof; and

(iv)                               Administrative Agent or the Lending Parties may exercise, or waive or otherwise refrain from exercising, any other right, remedy, power or privilege even if the exercise thereof affects or eliminates any right of subrogation or any other right of such Guarantor against Borrower.

(f)                                    Guarantors’ Waivers.  Each Guarantor hereby waives and agrees not to assert:

(i)                                    any right to require Administrative Agent or any Lending Party to proceed against Borrower, any other Guarantor or any other Person, or to pursue any other right, remedy, power or privilege of Administrative Agent or any Lending Party whatsoever;

(ii)                                the defense of the statute of limitations in any action hereunder or for the collection or performance of the Guaranteed Obligations (and in this regard that the performance of any act or any payment which tolls any statute of limitations applicable to Obligations under any of the Loan Documents will similarly operate to toll the statute of limitations applicable to each such Guarantor’s liability hereunder);

(iii)                            any defense arising by reason of any lack of corporate or other authority or any other defense of Borrower, such Guarantor or any other Person (other than payment in full of the Guaranteed Obligations);

(iv)                               any defense based upon Administrative Agent’s or any Lending Party’s errors or omissions in the administration of the Guaranteed Obligations;

(v)                                   any rights to set-offs and counterclaims;

(vi)                               without limiting the generality of the foregoing, to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties, or that may conflict with the terms of this Section 10.15, including any and all benefits that otherwise might be available to such Guarantor under California Civil Code Sections 1432, 2809, 2810, 2815, 2819, 2839, 2845, 2848, 2849, 2850, 2899 and 3433 and California Code of Civil Procedure Sections 580a, 580b, 580d and 726; and

(vii)                           any and all notice of the acceptance of this Guaranty, and any and all notice of the creation, renewal, modification, extension or accrual of the Guaranteed Obligations, or the reliance by Administrative Agent and the Lending Parties upon this Guaranty, or the exercise of any right, power or privilege hereunder.  The Guaranteed Obligations will conclusively be deemed to have been created, contracted, incurred and permitted to exist in reliance upon this Guaranty.  Each Guarantor waives promptness, diligence, presentment, protest, demand for payment, notice of default, dishonor or nonpayment and all other notices to or upon Borrower, any Guarantor or any other Person with respect to the Guaranteed Obligations.

(g)                                 Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against Borrower under any Debtor Relief Law, or otherwise, all such amounts will nonetheless be jointly and severally payable by each Guarantor immediately upon demand by Administrative Agent.

(h)                                 Financial Condition of Borrower.  No Guarantor will have any right to require Administrative Agent or any Lending Party to obtain or disclose any information with respect to (i) the financial condition or character of Borrower or the ability of Borrower to pay and perform the Guaranteed Obligations, (ii) the Guaranteed Obligations, (iii) any collateral or other security for any or all of the Guaranteed Obligations, (iv) the existence or nonexistence of any other guarantees of all or any part of the Guaranteed Obligations, (v) any action or inaction on the part of Administrative Agent or any Lending Party or any other Person or (vi) any other matter, fact or occurrence whatsoever.  Each Guarantor hereby acknowledges that it has undertaken its own independent investigation of the financial condition of Borrower and all other matters pertaining to this Guaranty set forth in this Section 10.15 and further acknowledges that it is not relying in any manner upon any representation or statement of Administrative Agent or any Lending Party with respect thereto.

(i)                                    Subrogation.  Until the Guaranteed Obligations have been paid and performed in full and the Aggregate Revolving Credit Commitments have been terminated, no Guarantor will directly or indirectly exercise (i) any rights that it may acquire by way of subrogation under this Section 10.15, by any payment hereunder or otherwise, (ii) any rights of contribution, indemnification, reimbursement or similar suretyship claims arising out of this Section 10.15 or (iii) any other right that it might otherwise have or acquire (in any way whatsoever) that could entitle it at any time to share or participate in any right, remedy or security of Administrative Agent or any Lending Party as against any Borrower or any other Guarantor or any other Person, whether in connection with this Section 10.15, any of the other Loan Documents or otherwise.

(j)                                    Subordination.  All payments on account of all indebtedness, liabilities and other obligations of Borrower to any Guarantor, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined (the “Guarantor Subordinated Indebtedness”) will be subject, subordinate and junior in right of payment and exercise of remedies, to the extent and in the manner set forth herein, to the prior payment in full in Cash of the Guaranteed Obligations.  As long as any of the Guaranteed Obligations (other than unasserted contingent indemnification obligations) will remain outstanding and unpaid, no Guarantor will accept or receive any payment or distribution by or on behalf of Borrower or any other Guarantor, directly or indirectly, or assets of Borrower or any other Guarantor, of any kind or character, whether in Cash, property or securities, including on account of the purchase, redemption or other acquisition of Guarantor Subordinated Indebtedness, as a result of any collection, sale or other disposition of collateral, or by setoff, exchange or in any other manner, for or on account of the Guarantor Subordinated Indebtedness (“Guarantor Subordinated Indebtedness Payments”), except that, so long as an Event of Default does not then exist, each Guarantor will be entitled to accept and receive payments on its Guarantor Subordinated Indebtedness in accordance with past business practices of such Guarantor and Borrower (or any other applicable Guarantor or other Person) and not in contravention of any Law or the terms of the Loan Documents.

If any Guarantor Subordinated Indebtedness Payments will be received in contravention of this Section 10.15, such Guarantor Subordinated Indebtedness Payments will be held in trust for the benefit of Administrative Agent and the Lending Parties and will be paid over or delivered to Administrative Agent for application to the payment in full in Cash of all Guaranteed Obligations remaining unpaid to the extent necessary to give effect to this Section 10.15 after giving effect to any concurrent payments or distributions to Administrative Agent and the Lending Parties in respect of the Guaranteed Obligations.

(k)                                Continuing Guaranty.  The Guaranty set forth in this Section 10.15 is a continuing irrevocable guaranty and agreement of subordination and will continue in effect and be binding upon each Guarantor until termination of the Aggregate Revolving Credit Commitments and payment and performance in full of the Guaranteed Obligations, including Guaranteed Obligations which may exist continuously or which may arise from time to time under successive transactions, and each such Guarantor expressly acknowledges that this Guaranty will remain in full force and effect notwithstanding that there may be periods in which no Guaranteed Obligations exist.

(l)                                    Reinstatement.  The Guaranty set forth in this Section 10.15 will continue to be effective or will be reinstated and revived, as the case may be, if, for any reason, any payment of the Guaranteed Obligations by or on behalf of Borrower (or receipt of any proceeds of collateral) will be rescinded, invalidated, declared to be fraudulent or preferential, set aside, voided or otherwise required to be repaid to Borrower, its estate, trustee, receiver or any other Person (including under any Debtor Relief Law), or must otherwise be restored by Administrative Agent or any Lending Party, whether as a result of proceedings under any Debtor Relief Law or otherwise.  All losses, damages, costs and expenses that Administrative Agent, or any Lending Party may suffer or incur as a result of any voided or otherwise set aside payments will be specifically covered by the indemnity in favor of Administrative Agent and the Lending Parties contained in Section 10.04.

(m)                              Substantial Benefits.  The Credit Extensions provided to or for the benefit of Borrower hereunder by the Lending Parties have been and are to be contemporaneously used for the benefit of Borrower and each Guarantor.  It is the position, intent and expectation of the parties that Borrower and each such Guarantor have derived and will derive significant and substantial direct and indirect benefits from the Credit Extensions to be made available by the Lending Parties under the Loan Documents.

(n)                                 Knowing and Explicit Waivers.  Each Guarantor acknowledges that it either has obtained the advice of legal counsel or has had the opportunity to obtain such advice in connection with the terms and provisions of this Section 10.15.  Each Guarantor acknowledges and agrees that each of the waivers and consents set forth herein is made with full knowledge of its significance and consequences, that all such waivers and consents herein are explicit and knowing and that each such Guarantor expects such waivers and consents to be fully enforceable.

(o)                                  Release of Guaranty.  Notwithstanding anything to the contrary in this Section 10.15:

(i)   if Borrower’s delivery of financial reports to Administrative Agent and the Lenders pursuant to Sections 6.01(c) or (b), as applicable, along with the accompanying Compliance Certificates, demonstrates to the reasonable satisfaction of Administrative Agent that any Guarantor that has been a Material Subsidiary is no longer a Material Subsidiary for a period of four consecutive Fiscal Periods, and if no Event of Default has occurred and is then continuing, Administrative Agent will, within twenty Business Days after delivery of such Compliance Certificate, terminate and release the Guaranty set forth in this Section 10.15 by such Guarantor of the Obligations; and

(ii)  in the event that Required Lenders shall consent under Section 7.04 to a sale of all or substantially all of the assets or Equity Interests of a Guarantor (such that upon the consummation of such sale such Guarantor would cease to be a Material Subsidiary), Administrative Agent will upon the consummation of such sale, and conditioned upon the effectiveness thereof, terminate and release the Guaranty set forth in this Section 10.15 by such Guarantor of the Obligations.

If, while any Guarantor Subordinated Indebtedness is outstanding, any proceeding under any Debtor Relief Law is commenced by or against Borrower or its property, Administrative Agent, when so instructed by L/C Issuer, Swing Line Lender and Required Lenders, is hereby irrevocably authorized and empowered (in the name of the Lending Parties or in the name of any Guarantor or otherwise), but will have no obligation, to demand, sue for, collect and receive every payment or distribution in respect of all Guarantor Subordinated Indebtedness and give acquittances therefor and to file claims and proofs of claim and take such other action (including voting the Guarantor Subordinated Indebtedness) as it may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of Administrative Agent and the Lending Parties; and each such Guarantor will promptly take such action as Administrative Agent (on instruction from L/C Issuer, Swing Line Lender and Required Lenders) may reasonably request (A) to collect the Guarantor Subordinated Indebtedness for the account of the Lending Parties and to file appropriate claims or proofs of claim in respect of the Guarantor Subordinated Indebtedness; (B) to execute and deliver to Administrative Agent such powers of attorney, assignments and other instruments as it may request to enable it to enforce any and all claims with respect to the Guarantor Subordinated Indebtedness; and (C) to collect and receive any and all Guarantor Subordinated Indebtedness Payments.

Section 10.16                     Governing Law; Jurisdiction; Etc.

(a)                                  Governing Law.  This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby will be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of law other than New York General Obligations Law 5-1401 and 5-1402.

(b)                                  Submission to Jurisdiction.  Borrower and each other Loan Party party hereto each irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against Administrative Agent, any Lending Party or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the Supreme Court of the State of New York sitting in New York County in the Borough of Manhattan and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the excusive (subject only to the last sentence of this Section 10.16(b)) jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State Court or, to the fullest extent permitted by applicable Law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Nothing in this Agreement or in any other Loan Document will affect any right that Administrative Agent or any Lending Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or any of its properties in the courts of any other jurisdiction.

(c)                                  Waiver of Venue.  Borrower and each other Loan Party party hereto each irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.16(b).  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                  Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.02.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

Section 10.17                     Waiver of Right to Jury Trial.

(a)                                  BORROWER AND EACH OTHER LOAN PARTY, ADMINISTRATIVE AGENT AND EACH LENDING PARTY HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM WILL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  BORROWER AND EACH OTHER LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR ADMINISTRATIVE AGENT AND THE LENDING PARTIES ENTERING INTO THIS AGREEMENT.

(b)                                  EACH OF THE PARTIES HERETO REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL ON SUCH MATTERS.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(c)                                  TO THE EXTENT THAT THE WAIVER OF JURY TRIAL IN SECTION 10.17(a) IS UNENFORCEABLE, THE PARTIES HERETO DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE OR RETIRED JUDGE APPLYING THE APPLICABLE LAW.  THEREFOR, THE PARTIES HERETO AGREE TO REFER, FOR A COMPLETE AND FINAL ADJUDICATION, ANY AND ALL ISSUES OF FACT OR LAW INVOLVED IN ANY LITIGATION OR PROCEEDING (INCLUDING ALL DISCOVERY AND LAW AND MOTION MATTERS, PRETRIAL MOTIONS, TRIAL MATTERS, AND POST-TRIAL MOTIONS (E.G., MOTIONS FOR RECONSIDERATION, NEW TRIAL AND TO TAX COSTS, ATTORNEY FEES AND PREJUDGMENT INTEREST)) UP TO AND INCLUDING FINAL JUDGMENT, BROUGHT TO RESOLVE ANY DISPUTE (WHETHER SOUNDING IN CONTRACT, TORT, UNDER ANY STATUTE, OR OTHERWISE) BETWEEN THE LENDER AND BORROWER ARISING OUT OF, CONNECTED WITH, OR RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THE PARTIES IN CONNECTION WITH THIS AGREEMENT, THE LOAN DOCUMENTS OR THE TRANSACTIONS RELATED HERETO AND THERETO, TO A JUDICIAL REFEREE WHO WILL BE APPOINTED UNDER A GENERAL REFERENCE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638.  THE REFEREE’S DECISION WOULD STAND AS THE DECISION OF THE COURT, WITH JUDGMENT TO BE ENTERED ON HIS STATEMENT OF DECISION IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT.  ADMINISTRATIVE AGENT AND BORROWER WILL SELECT A SINGLE NEUTRAL REFEREE, WHO WILL BE A RETIRED STATE OR FEDERAL JUDGE WITH AT LEAST FIVE YEARS OF JUDICIAL EXPERIENCE IN CIVIL MATTERS.  IN THE EVENT THAT ADMINISTRATIVE AGENT AND BORROWER CANNOT AGREE UPON A REFEREE, THE REFEREE WILL BE APPOINTED BY THE COURT.  THE LOAN PARTIES WILL JOINTLY AND SEVERALLY BEAR THE FEES AND EXPENSES OF THE REFEREE UNLESS THE REFEREE OTHERWISE PROVIDES IN THE STATEMENT OF DECISION.  EACH PARTY AGREES THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE REFERENCE TO A JUDICIAL REFEREE AS PROVIDED ABOVE.

Section 10.18                     Judgment Currency.

If, for the purpose of obtaining judgment in any court or obtaining an order enforcing a judgment, it becomes necessary to convert any amount due under this Agreement in Dollars or in any other currency (hereinafter in this Section 10.18 called the “first currency”) into any other currency (hereinafter in this Section 10.18 called the “second currency”), then the conversion will be made at the rate of exchange at which in accordance with normal banking procedures Administrative Agent could purchase the first currency with such second currency at Administrative Agent’s close of business on the Business Day next preceding the day on which the judgment is given or (as the case may be) the order is made.  Any payment made to Administrative Agent or any Lending Party pursuant to this Agreement in the second currency will constitute a discharge of the obligations of Borrower to pay to Administrative Agent and the Lending Parties any amount originally due to Administrative Agent and the Lending Parties in the first currency under this Agreement only to the extent of the amount of the first currency which Administrative Agent and each of the Lending Parties is able, on the date of the receipt by it of such payment in any second currency, to purchase, in accordance with Administrative Agent’s and such Lending Party’s normal banking procedures, with the amount of such second currency so received.  If the amount of the first currency falls short of the amount originally due to Administrative Agent and the Lending Parties in the first currency under this Agreement, Borrower hereby agrees that it will indemnify each of Administrative Agent and each of the Lending Parties against and save each of Administrative Agent and each of the Lending Parties harmless from any shortfall so arising.  This indemnity will constitute an obligation of Borrower separate and independent from the other obligations contained in this Agreement, will give rise to a separate and independent cause of action and will continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due to Administrative Agent or any Lending Party under this Agreement or under any such judgment or order.  Any such shortfall will be deemed to constitute a loss suffered by each of Administrative Agent and each such Lending Party, as the case may be; provided that Administrative Agent and each such Lending Party will provide documentary proof or evidence of any actual loss.  The covenant contained in this Section 10.18 will survive the payment in full of all of the other Obligations of Borrower under this Agreement and the other Loan Documents.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first written above.

BORROWER:

SIMPSON MANUFACTURING CO., INC.

By:	/s/ BRIAN MAGSTADT
Name:	Brian Magstadt
Title:	Chief Financial Officer

GUARANTORS:

SIMPSON STRONG-TIE COMPANY INC.		SIMPSON STRONG-TIE INTERNATIONAL, INC.

By:	/s/ BRIAN MAGSTADT	By:	/s/ BRIAN MAGSTADT
Name:	Brian Magstadt	Name:	Brian Magstadt
Title:	Chief Financial Officer	Title:	Chief Financial Officer

ADMINISTRATIVE AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ WAYNE W. XIA
Name:	Wayne W. Xia
Title:	Vice President

L/C ISSUER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ WAYNE W. XIA
Name:	Wayne W. Xia
Title:	Vice President

SWING LINE LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ WAYNE W. XIA
Name:	Wayne W. Xia
Title:	Vice President

LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ WAYNE W. XIA
Name:	Wayne W. Xia
Title:	Vice President

UNION BANK, N.A.

By:	/s/ MICHAEL McCAULEY
Name:	Michael McCauley
Title:	Vice President

HSBC BANK USA, N.A.

By:	/s/ JANET LEE
Name:	Janet Lee
Title:	Vice President

BANK OF MONTREAL

By:	/s/ GUY HEYWOOD
Name:	Guy Heywood
Title:	Senior Relationship Manager

By:	/s/ LARRY ALLAN SWINIARSKI
Name:	Larry Allan Swiniarski
Title:	Director, Bank of Montreal Chicago Branch

THE NORTHERN TRUST COMPANY

By:	/s/ JOHN LASCODY
Name:	John Lascody
Title:	Vice President

Schedule 2.01

LENDERS; COMMITMENTS; PERCENTAGE SHARES

Lender	Revolving Credit Commitment as of Closing Date	Percentage Share of Aggregate Commitments
Wells Fargo Bank, National Association	$125,000,000	41.666666667%
Union Bank, N.A.	$100,000,000	33.333333333%
Bank of Montreal	$25,000,000	8.333333333%
HSBC Bank USA, N.A.	$25,000,000	8.333333333%
The Northern Trust Company	$25,000,000	8.333333333%
Total	$300,000,000	100.0%

Schedule 10.02

ADMINISTRATIVE AGENT’S OFFICE,
CERTAIN ADDRESSES FOR NOTICES

LOAN PARTIES:

c/o Simpson Manufacturing Co., Inc.

5956 W. Las Positas Blvd.

Pleasanton, CA 94588

Attention:  Brian J. Magstadt, Chief Financial Officer

Facsimile:  (925) 833-1499

Electronic Mail:  bmagstadt@strongtie.com

With copies (which will not constitute notice) to:

Shartsis Friese LLP

One Maritime Plaza, 18th Floor

San Francisco, CA 94111

Attention:  Rupert Russell

Facsimile:  (415) 421-2922

Electronic Mail:  rrussell@sflaw.com

ADMINISTRATIVE AGENT:

Wells Fargo Bank, National Association

2175 N. California Blvd., Suite 700
Walnut Creek, CA 94596

Attention:  Wayne Xia

Facsimile:  (925) 942-4480

Electronic Mail: wayne.xia@wellsfargo.com

and

Wells Fargo Bank, National Association

1525 W WT Harris Blvd., 1st Floor

Charlotte, NC 28262-8522

Attention:  Sandy Sumislawski, Loan Administration Manager

Facsimile:  (704) 715-0017

Electronic Mail:  sandy.sumislawski@wellsfargo.com

Alternative Electronic Mail:  agencyservices.requests@wellsfargo.com

With copies (which will not constitute notice) to:

Bingham McCutchen LLP

Three Embarcadero Center

San Francisco, California 94111

Attention:  Peter H. Carson

Facsimile:  (415) 393-2286

Electronic Mail:  peter.carson@bingham.com

For requests for Credit Extensions:

Wells Fargo Bank, National Association

2175 N. California Blvd., Suite 700
Walnut Creek, CA 94596

Attention:  Wayne Xia

Facsimile: (925) 942-4480

Electronic Mail: wayne.xia@wellsfargo.com

and

Wells Fargo Bank, National Association

1525 W WT Harris Blvd., 1st Floor

Charlotte, NC 28262-8522

Attention:  Sandy Sumislawski, Loan Administration Manager

Facsimile:  (704) 715-0017

Electronic Mail:  sandy.sumislawski@wellsfargo.com

Alternative Electronic Mail:  agencyservices.requests@wellsfargo.com

L/C ISSUER:

Wells Fargo Bank, National Association

2175 N. California Blvd., Suite 700
Walnut Creek, CA 94596

Attention:  Wayne Xia

Facsimile: (925) 942-4480

Electronic Mail: wayne.xia@wellsfargo.com

LENDERS:

Wells Fargo Bank, National Association

2175 N. California Blvd., Suite 700
Walnut Creek, CA 94596

Attention:  Wayne Xia

Facsimile: (925) 942-4480

Electronic Mail: wayne.xia@wellsfargo.com

and

Wells Fargo Bank, National Association

1525 W WT Harris Blvd., 1st Floor

Charlotte, NC 28262-8522

Attention:  Sandy Sumislawski, Loan Administration Manager

Facsimile:  (704) 715-0017

Electronic Mail:  sandy.sumislawski@wellsfargo.com

Alternative Electronic Mail:  agencyservices.requests@wellsfargo.com

With copies (which will not constitute notice) to:

Bingham McCutchen LLP

Three Embarcadero Center

San Francisco, California 94111

Attention:  Peter H. Carson

Facsimile:  (415) 393-2286

Electronic Mail:  peter.carson@bingham.com

Union Bank, N.A.

445 S. Figueroa Street

Los Angeles, CA 90071

Attention:  Mike McCauley

Facsimile: (925) 943-7442

Electronic Mail:  michael.mccauley@unionbank.com

HSBC Bank USA, N.A.

601 Montgomery Street, Suite 1000

San Francisco, CA 94111

Attention:  Janet K. Lee

Facsimile: (415) 678-3855

Electronic Mail:  janet.k.lee@us.hsbc.com

Bank of Montreal

595 Burrard Street

Vancouver, BC, CAN V7L 1X7

Attention:  Guy Heywood

Facsimile:  (604) 687-3666

Electronic Mail:  guy.heywood@bmo.com

The Northern Trust Company

50 S. LaSalle Street, M-27

Chicago, IL 60603

Attention:  John Lascody

Facsimile:  (312) 557-1425

Electronic Mail:  jl98@ntrs.com

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This ASSIGNMENT AND ASSUMPTION (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”).  Capitalized terms used but not defined herein will have the meanings given to them in the Credit Agreement identified below (as amended, supplemented, restated or otherwise modified as of the Effective Date, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (a) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and the other Loan Documents and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective Facilities identified below (including, without limitation, any Letters of Credit and Guarantees included in such Facilities) and (b) to the extent permitted to be assigned under applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement or any other Loan Document or any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”).  Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.	Borrower:	Simpson Manufacturing Co., Inc., a Delaware corporation

4.	Administrative Agent:	Wells Fargo Bank, National Association,
as the administrative agent under the Credit Agreement

5.	Credit Agreement:

The Credit Agreement dated as of July [  ], 2012 among Simpson Manufacturing Co., Inc., as Borrower, the Guarantors party thereto, the Lenders party thereto, and Wells Fargo Bank, National Association in its separate capacities as the Swing Line Lender and L/C Issuer and as Administrative Agent

6.	Assigned Interest[s]:

Assignor	Assignee	Facility Assigned	Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment/ Loans Assigned(8)	Percentage Assigned of Commitment/ Loans
			$	$		%
			$	$		%
			$	$		%

Effective Date:                                    , 201   [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH WILL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:
Name:
Title:

2

[Consented to and Accepted: [INCLUDE IF REQUIRED PURSUANT TO SECTION 10.06(B) OF THE CREDIT AGREEMENT]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By
Name:
Title:]

[Consented to: [INCLUDE IF REQUIRED PURSUANT TO SECTION 10.06(B) OF THE CREDIT AGREEMENT]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as L/C Issuer

By
Name:
Title:]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Swing Line Lender

By
Name:
Title:]

[Consented to: [INCLUDE IF REQUIRED PURSUANT TO SECTION 10.06(B) OF THE CREDIT AGREEMENT]

[SIMPSON MANUFACTURING CO., INC.,
as Borrower

By
Name:
Title:]

3

ANNEX 1

Credit Agreement dated as of July [    ], 2012 among Simpson Manufacturing Co., Inc., the Guarantors party thereto, the Lenders party thereto, and Wells Fargo Bank, National Association in its separate capacities as the Swing Line Lender and L/C Issuer and as the Administrative Agent

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1  Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (A) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (B) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (C) the financial condition of the Borrower, any of the other Loan Parties or any of their respective Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (D) the performance or observance by the Borrower, any of the other Loan Parties, or any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement and the other Loan Documents, (ii) it meets all the requirements to be a permitted assignee under Section 10.06(b) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b) of the Credit Agreement), (iii) from and after the Effective Date, it will be bound by the provisions of the Credit Agreement and the other Loan Documents as a Lender thereunder and, to the extent of the Assigned Interest, will have the obligations of a Lender thereunder, including the provisions of Section 10.07 of the Credit Agreement, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 of the Credit Agreement, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lending Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lending Party, and based on such documents and information as it will deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.  Payments.  From and after the Effective Date, the Administrative Agent will make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.  General Provisions.  This Assignment and Assumption will be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together will constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy will be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption will be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

COMPLIANCE CERTIFICATE

                                    , 201

To:                              Wells Fargo Bank, National Association

2175 N. California Blvd., Suite 700
Walnut Creek, CA  94596

Attention:  Wayne Xia

Facsimile: (925) 942-4480

Electronic Mail: wayne.xia@wellsfargo.com

and

Wells Fargo Bank, National Association

1525 W WT Harris Blvd., MAC D1109-019

Charlotte, NC  28262

Attention:  Elisha Sabido

Facsimile:  (704) 590-3481

Electronic Mail:  elisha.sabido@wellsfargo.com

Re:                               The Credit Agreement dated as of July [    ], 2012 among Simpson Manufacturing Co., Inc., as Borrower, the Guarantors party thereto, the Lenders party thereto, and Wells Fargo Bank, National Association in its separate capacities as the Swing Line Lender and L/C Issuer and as Administrative Agent.

Ladies and Gentlemen:

Reference is made to the Credit Agreement. Capitalized terms used in this Compliance Certificate have the same meaning when used herein as given to them in the Credit Agreement.

Pursuant to Section 6.01(c) of the Credit Agreement, Borrower, by its undersigned Responsible Officer, acting solely in such capacity and not in his or her individual capacity, hereby certifies that the information furnished in Schedule 1 attached hereto and incorporated herein by this reference was true, accurate and complete as of [insert the last day of the Fiscal Period/calendar month, as applicable, immediately preceding the date of this Compliance Certificate] and that:

1.                                      The undersigned Responsible Officer is the duly appointed [                            ] of Borrower and has responsibility for the financial affairs of Borrower and its Subsidiaries.

2.                                      The undersigned Responsible Officer has reviewed the terms of the Credit Agreement, the Notes and the Letters of Credit and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and financial condition of Borrower and its Subsidiaries during the accounting period covered by the financial statements most recently delivered to Administrative Agent pursuant to Sections 6.01(a) and 6.01(b), as applicable, of the Credit Agreement, [and attached hereto as Schedule 1][and filed with the SEC by being posted on EDGAR on [                       , 201  ] in Form [10-K][10-Q]].  Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of Borrower and its Consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP consistently applied, subject, in the case of quarterly financial statements, to year-end adjustments and the absence of footnotes.

3.                                      All representations and warranties of each Borrower and each other Loan Party contained in the Credit Agreement (including Article V) or in any other Loan Document are true and correct in all material respects (except that such materiality qualifier will not be applicable to any portion of any representation and warranty that is already qualified or modified by materiality in the text thereof) on and as of the date hereof, except to the extent that any such representation or warranty specifically refer to an earlier date, in which case such representation or warranty is true and correct in all material respects (except that such materiality qualifier will not be applicable to any portion of any representation and warranty that is already qualified or modified by materiality in the text thereof) as of such earlier date, and the representations and warranties contained in Section 5.11 of the Credit Agreement will be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), as applicable, of the Credit Agreement.

4.                                      The information furnished in Schedule 2 attached hereto was true and correct as of the last date of the fiscal quarter immediately preceding the date of this Compliance Certificate.

5.                                      Such reviews have not disclosed the existence during or at the end of such accounting period, and the undersigned does not have knowledge of the existence as of the date hereof, of any condition or event which constitutes a Default or Event of Default, except for such conditions or events listed on Schedule 3 attached hereto, specifying the nature and period of existence thereof and what action Borrower has taken, or is taking and proposes to take, if any, with respect thereto.

6.                                      Since the date of the most recent Compliance Certificate submitted by Borrower, there has been no material change in Borrower’s or any of its Consolidated Subsidiary’s accounting policies or financial reporting practices (except changes required by GAAP) that has not been disclosed by Borrower pursuant to Section 6.02(g) of the Credit Agreement, other than [describe any such change, and if any such change has occurred, specify the effect of such change on the financial statements accompanying this Compliance Certificate to the extent not set forth in a Form 10-K or 10-Q filed by Borrower with the SEC by posting to EDGAR as referred to in Paragraph 2 above or as set forth in any Form 8-K filed by Borrower with the SEC by posting on EDGAR after the date on the most recent Compliance Certificate delivered to Administrative Agent (and if so set forth in any Form 10-K, 10-Q or 8-K filed with the SEC, refer to the date posted on EDGAR].

7.                                      Since the date of the most recent Compliance Certificate submitted by Borrower:

(a)                                  Borrower has not changed its name, organizational identification number or legal structure (i.e., converted from a corporation to a limited liability company);

(b)                                 Borrower has not changed its jurisdiction of organization; and

(c)                                  Borrower has not formed or acquired any new direct or indirect Subsidiaries[, other than pursuant to a Permitted Acquisition with respect to which Borrower has delivered the certificate required by clause (i) of the definition of “Permitted Acquisition” in Section 1.01 of the Credit Agreement and [describe]].

8.                                      During the four most recently completed fiscal quarters of Borrower, no Guarantor under the Credit Agreement has ceased to be a Material Subsidiary[, other than [describe]].

9.                                      During the four most recently completed fiscal quarters of Borrower, no Domestic Subsidiary has qualified to be a Material Subsidiary or a Designated Subsidiary, and no Person has otherwise become a Material Subsidiary or a Designated Subsidiary[, other than [describe]].

[remainder of page intentionally blank]

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned as of the date first written above.

SIMPSON MANUFACTURING CO., INC.,
a Delaware corporation

By:
Name:
Title:

SCHEDULE 1 TO COMPLIANCE CERTIFICATE

Dated                                       , 201

[attach financial statements]

SCHEDULE 2 TO COMPLIANCE CERTIFICATE

Dated                                       , 201

FINANCIAL COVENANTS OF BORROWER

I.                                         Maximum Consolidated Leverage Ratio (Section 7.14(a)).  Maintain a Consolidated Leverage Ratio, as determined as of the last day of each Fiscal Period, of not greater than 3.00 to 1.00.

(a)	Consolidated Funded Debt	$

(b)	Consolidated EBITDA (calculated as follows for such period):	$

(i)	Consolidated Net Income	$

(ii)	Consolidated Interest Expense (net of interest income)	$

(iii)	Federal, state, local and foreign taxes on or measured by income accrued during such period by Borrower and its Consolidated Subsidiaries	$

(iv)	amortization of intangibles (including goodwill) and organization costs	$

(v)	amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness	$

(vi)	depreciation and other amortization expense	$

(vii)	extraordinary, unusual or non-recurring expenses or losses	$

(viii)

other charges (including goodwill impairment charges) of Borrower and its Consolidated Subsidiaries reducing such Consolidated Net Income which do not represent a Cash item in such period or any future period

$

(ix)	extraordinary, unusual or non-recurring income or gains increasing Consolidated Net Income for such period	$

(x)	other income of Borrower and its Consolidated Subsidiaries increasing such Consolidated Net Income which does not represent a Cash item in such period or any future period	$

(xi)	Consolidated EBITDA (the sum of Lines I(b)(i) through I(b)(viii) minus the sum of Lines I(b)(ix) through I(b)(x))	$

(c)	Consolidated Leverage Ratio ((Line I(a) divided by Line I(b)(xi))		:1.00

II.                                Minimum Consolidated Interest Coverage Ratio (Section 7.14(b)).  Maintain a Consolidated Interest Coverage Ratio, as determined as of the last day of each Fiscal Period, of not less than 3.00 to 1.00.

(a)	Consolidated EBIT (calculated as follows for such period):

(i)	Consolidated EBITDA (Line I(b)(xi))	$

(ii)	Depreciation and other amortization expense (Line I(b)(vi))	$

(iii)	Consolidated EBIT (Line II(a)(i) minus Line II(a)(ii))	$

(b)	Consolidated Interest Expense	$

(c)	Consolidated Interest Coverage Ratio (Line II(a)(iii) di vided by Line II(b))	:1.00

SCHEDULE 3 TO COMPLIANCE CERTIFICATE

Dated                                       , 201

LIST OF EXCEPTIONS

Condition(s) or event(s) constituting a Default or Event of Default:

Period of Existence:

Remedial action with respect to such condition or event:

Exhibit C

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of                                 , 201    , is entered into and made by                                                             , a                              corporation (the “Additional Obligor”), in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, in its separate capacity as Administrative Agent (in such capacity, the “Administrative Agent”), for the benefit of the Credit Parties under and as defined in the Credit Agreement referred to below.  All capitalized terms not defined herein will have the meaning ascribed to them in such Credit Agreement.

RECITALS

A.                                   Simpson Manufacturing Co., Inc., a Delaware corporation (the “Borrower”), and the Guarantors party thereto (each a “Guarantor” and collectively the “Guarantors”), have entered into that Credit Agreement dated as of July [    ], 2012 (as the same may from time to time be amended, modified, supplemented or restated, the “Credit Agreement”) with the banks and other institutional lenders party thereto and named as Lenders therein (each a “Lender,” and collectively, the “Lenders”) and Wells Fargo Bank, National Association, not in its individual capacity but in its separate capacities as Swing Line Lender and L/C Issuer and as Administrative Agent, pursuant to which the Lending Parties agreed to make certain Credit Extensions to the Borrower up to an initial aggregate available principal amount of $300,000,000 on the terms and subject to the conditions set forth therein and in the other Loan Documents.

B.                                     Pursuant to Section 10.15 of the Credit Agreement, each of the Guarantors party to the Credit Agreement have, jointly and severally, unconditionally and irrevocably guaranteed the full and prompt payment when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) and performance of the Obligations (defined therein as the “Guaranteed Obligations”).

C.                                     Section 6.10 of the Credit Agreement requires that each direct and indirect Domestic Subsidiary that constitutes a Material Subsidiary formed or acquired by any Loan Party will become a Guarantor by executing and delivering to Administrative Agent this Joinder Agreement.

D.                                    Additional Obligor is a [wholly owned [direct][indirect] Domestic Subsidiary and a Material Subsidiary of Borrower] and currently obtains and enjoys or will continue to obtain and enjoy substantial direct and indirect benefit from the Credit Extensions made and issued by the Lending Parties pursuant to the Credit Agreement.

E.                                      The Additional Obligor has agreed to execute and deliver this Joinder Agreement in order to become a Guarantor party to the Credit Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt of which is hereby confirmed, IT IS AGREED:

1.                                      Joined as Guarantor to Credit Agreement.  By executing and delivering this Joinder Agreement, the Additional Obligor, as provided in Section 10.15 of the Credit Agreement, hereby becomes a party to the Credit Agreement as a Guarantor thereunder with the same force and effect as if originally named therein as a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor thereunder.  The information set forth in Annex I-A hereto is hereby added to the information set forth in the schedules to the Credit Agreement.  The Additional Obligor hereby represents and warrants that each of the representations and warranties contained in Article V of the Credit Agreement, with respect to itself, is true and correct on and as of the date hereof (after giving effect to this Joinder Agreement) as if made on and as of such date.

2.                                      GOVERNING LAW.  THIS JOINDER AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL OBLIGOR]

By:
Name:
Title:

Address for notices:

Attention:
Tel:
Facsimile:

Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

By:
Name:
Title:

Annex I-A
to
Joinder Agreement

Supplement to Credit Agreement Disclosure Schedules

Exhibit D

FORM OF LOAN NOTICE

                                    , 201

To:                              Wells Fargo Bank, National Association

2175 N. California Blvd., Suite 700
Walnut Creek, CA  94596

Attention:  Wayne Xia

Facsimile: (925) 942-4480

Electronic Mail:  wayne.xia@wellsfargo.com

and

Wells Fargo Bank, National Association

1525 W WT Harris Blvd., MAC D1109-019

Charlotte, NC  28262

Attention:  Elisha Sabido

Facsimile:  (704) 590-3481

Electronic Mail:  elisha.sabido@wellsfargo.com

Re:                               The Credit Agreement dated as of July [    ], 2012 among Simpson Manufacturing Co., Inc., as Borrower, the Guarantors party thereto, the Lenders party thereto, and Wells Fargo Bank, National Association in its separate capacities as the Swing Line Lender and L/C Issuer and as Administrative Agent

Ladies and Gentlemen:

1.                                      Borrower requests (select one):

(a)                                  A Borrowing of Revolving Credit Loans

(b)                                  A conversion or continuation of Revolving Credit Loans

2.                                      The designated [funding date][date of conversion/continuation], which will be a Business Day, of the requested [Borrowing][conversion/continuation] is                     , 201  .

3.                                      The aggregate amount of the requested [Borrowing][conversion/continuation] is $                    .

4.                                      The requested [Borrowing][conversion/continuation] is in [Dollars][the following Alternative Currency:                                                  ].

5.                                      The requested [Borrowing][conversion/continuation] will consist of $                     of Base Rate Loans and $                     of Eurodollar Loans.

6.                                      The duration of the Interest Period for the Eurodollar Rate Loans included in the requested [Borrowing][conversion/continuation] will be          months.

7.                                      The designated deposit account to which proceeds of the Loans are to be transferred together with wiring instructions are:

Bank:	[ ]
Account No.:	[ ]
ABA No.:	[ ]
Reference:	[ ]

If this Loan Notice is submitted as a request for a Borrowing, then the undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the requested Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

(a)                                  all representations and warranties of each Borrower and each other Loan Party contained in the Credit Agreement (including Article V) or in any other Loan Document are true and correct in all material respects (except that such materiality qualifier will not be applicable to any portion of any representation and warranty that is already qualified or modified by materiality in the text thereof) on and as of the date hereof, except to the extent that any such representation or warranty specifically refer to an earlier date, in which case such representation or warranty is true and correct in all material respects (except that such materiality qualifier will not be applicable to any portion of any representation and warranty that is already qualified or modified by materiality in the text thereof) as of such earlier date, and the representations and warranties contained in Section 5.11 of the Credit Agreement will be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), as applicable, of the Credit Agreement;

(b)                                  no Default or Event of Default has occurred and is continuing, or would result from, such requested Borrowing or from the application of the proceeds thereof;

(c)                                  no Material Adverse Change has occurred since December 31, 2011; and

(d)                                  after giving effect to any Revolving Credit Borrowing, the Total Revolving Credit Outstandings will not exceed the Aggregate Revolving Credit Commitments.

[remainder of page intentionally blank]

IN WITNESS WHEREOF, the undersigned has caused this Loan Notice to be duly executed and delivered as of the date first above written.

SIMPSON MANUFACTURING CO., INC.,
a Delaware corporation

By:
Name:
Title:

Exhibit E-1

FORM OF REVOLVING LOAN NOTE

([Name of Lender])

U.S. $[ ]	, 201

SIMPSON MANUFACTURING CO., INC., a Delaware corporation (the “Borrower”), for value received, promises to pay to the order of [NAME OF LENDER] (the “Lender”), in lawful money of the United States of America, the aggregate principal amount of all Revolving Credit Loans made or advanced by the Lender under the Revolving Credit Facility (such Revolving Credit Loans made by the Lender being referred to herein as the “Lender Advances”) made or maintained by the Lender pursuant to the Credit Agreement (as defined below), payable on the dates, in the amounts and in the manner set forth below.

This promissory note (this “Note”) is one of the Notes referred to in that Credit Agreement dated as of July [    ], 2012 (as the same may from time to time be amended, modified or supplemented or restated, the “Credit Agreement”), by and among Borrower, the Guarantors party thereto, the banks, financial institutions and other institutional lenders from time to time party thereto and referred to as Lenders therein, and Wells Fargo Bank, National Association, not in its individual capacity, but in its separate capacities as the Swing Line Lender, the L/C Issuer and as the Administrative Agent.  All capitalized terms used but not defined herein will have the meaning given to them in the Credit Agreement.

1.                                      Principal Payments.  All payments of the principal amount of the Lender Advances will be made in the applicable currency of account as set forth in the Credit Agreement and will be due and payable on the date(s) determined pursuant to the Credit Agreement.

2.                                      Interest Rate.  The Borrower further promises to pay interest on the sum of the daily unpaid principal balance of the Lender Advances outstanding on each day in the applicable currency of account as set forth in the Credit Agreement, from the date of this Note until all such principal amounts will have been repaid in full, which interest will be payable at the rates per annum and on the dates determined pursuant to the Credit Agreement.

3.                                      Place of Payment.  All amounts payable hereunder will be payable by wire transfer to the Administrative Agent, on behalf and for the benefit of the Lender, at the Administrative Agent’s Office, or such other place of payment as may be specified by the Lender in writing.

4.                                      Application of Payments; Acceleration.  Payments on this Note will be applied in the manner set forth in the Credit Agreement.  Without limiting the generality of Section 1 of this Note, the Credit Agreement contains provisions for acceleration of the maturity of the principal amount of the Lender Advances upon the occurrence of certain stated events.

Each Lender Advance made by the Lender to the Borrower pursuant to the Credit Agreement will be recorded by the Lender on its books and records, including the Register.  The failure of the Lender to record any repayment made on account of the principal balance thereof will not limit or otherwise affect the obligation of the Borrower under this Note and under the Credit Agreement to pay the principal, interest and other amounts due and payable thereunder.

Any principal repayment of or interest payment on the Lender Advances not paid when due or within the applicable cure period, if any, whether at stated maturity, by acceleration or otherwise, will thereafter bear interest at the Default Rate determined pursuant to Section 2.08(b) of the Credit Agreement.

5.                                      Default.  The Borrower’s failure to pay timely any of the principal amount due under this Note when the same becomes due and payable or failure to pay timely any accrued interest due under this Note on the date the same becomes due and payable or within three Business Days thereafter will constitute a default under this Note.  Upon the occurrence of a default hereunder or an Event of Default under the Credit Agreement or any of the other Loan Documents, all unpaid principal, accrued interest and other amounts owing hereunder will be collectible the Administrative Agent, on behalf and for the benefit of the Lender, pursuant to the Credit Agreement and applicable Law.

6.                                      Waiver.  The Borrower hereby waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and will pay the costs of collection when incurred by or on behalf of the Lender, including, without limitation, reasonable attorneys’ fees, costs and other expenses, as provided in Section 10.04(a) of the Credit Agreement.

The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law.

7.                                      Governing Law.  This Note will be governed by and construed and enforced in accordance with, the laws of the State of New York, without regard to the principles of conflicts of law other than New York General Obligations Law 5-1401 and 5-1402.

8.                                      Successors and Assigns.  The provisions of this Note will inure to the benefit of, and be binding on, any successor to the Borrower, and will extend to any holder hereof.

IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed and delivered as of the date first above written.

BORROWER:

SIMPSON MANUFACTURING CO., INC.,
a Delaware corporation

By:
Name:
Title:

EXHIBIT E-2

FORM OF SWING LINE LOAN NOTE

([NAME OF LENDER])

U.S. $[ ]	, 201

SIMPSON MANUFACTURING CO., INC., a Delaware corporation (“Borrower”), for value received, hereby promises to pay to the order of [NAME OF LENDER] (the “Lender”), in lawful money of the United States of America, the aggregate principal amount of all Loans made or advanced by the Swing Line Lender constituting Swing Line Loans (such Swing Line Loans made by the Swing Line Lender being referred to herein as the “Swing Line Borrowings”) made or maintained by the Swing Line Lender pursuant to the Credit Agreement (as defined below), payable on the dates, in the amounts and in the manner set forth below.

This promissory note (this “Note”) is one of the Notes referred to in that Credit Agreement dated as of July [      ], 2012 (as the same may from time to time be amended, modified, supplemented or restated, the “Credit Agreement”), among Borrower, the Guarantors party thereto, the several financial institutions party thereto as Lenders, and Wells Fargo Bank, National Association, a national banking association, in its separate capacities as Administrative Agent, and as Swing Line Lender and L/C Issuer.  All capitalized terms used but not defined herein will have the meaning given to them in the Credit Agreement.

1.                                      Principal Payments.  All payments of the principal amount of the Swing Line Borrowings will be made in lawful money of the United States of America and will be due and payable on the date(s) determined pursuant to the Credit Agreement.

2.                                       Interest Rate.  Borrower further promises to pay interest on the sum of the daily unpaid principal balance of the Swing Line Borrowings outstanding on each day in lawful money of the United States of America, from the date of this Note until all such principal amounts will have been repaid in full, which interest will be payable at the rates per annum and on the dates determined pursuant to the Credit Agreement.

3.                                      Place of Payment.  All amounts payable hereunder will be payable by wire transfer to Administrative Agent, on behalf and for the benefit of the Swing Line Lender, at Administrative Agent’s Office, or such other place of payment as may be specified by the Swing Line Lender in writing.

4.                                      Application of Payments; Acceleration.  Payments on this Note will be applied in the manner set forth in the Credit Agreement.  Without limiting the generality of Section 1 of this Note, the Credit Agreement contains provisions for acceleration of the maturity of the principal amount of the Swing Line Borrowings upon the occurrence of certain stated events.

Each Swing Line Borrowing made by the Swing Line Lender to Borrower pursuant to the Credit Agreement will be recorded by the Swing Line Lender on its books and records, including the Register.  The failure of the Swing Line Lender to record any repayment made on account of the principal balance thereof will not limit or otherwise affect the obligation of Borrower under this Note and under the Credit Agreement to pay the principal, interest and other amounts due and payable thereunder.

Any principal repayment of or interest payment on the Swing Line Borrowings not paid when due or within the applicable cure period, if any, whether at stated maturity, by acceleration or otherwise, will thereafter bear interest at the Default Rate determined pursuant to Section 2.08(b) of the Credit Agreement.

5.                                      Default.  Borrower’s failure to pay timely any of the principal amount due under this Note when the same becomes due and payable or failure to pay timely any accrued interest due under this Note on the date the same becomes due and payable or within three Business Days thereafter will constitute a default under this Note.  Upon the occurrence of a default hereunder or an Event of Default under the Credit Agreement or any of the other Loan Documents, all unpaid principal, accrued interest and other amounts owing hereunder will be collectible by Administrative Agent, on behalf and for the benefit of the Swing Line Lender, pursuant to the Credit Agreement and applicable Law.

6.                                      Waiver.  Borrower hereby waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and will pay the costs of collection when incurred by or on behalf of the Swing Line Lender, including, without limitation, reasonable attorneys’ fees, costs and other expenses, as provided in Section 10.04(a) of the Credit Agreement.

The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law.

7.                                      Governing Law.  This Note will be governed by and construed and enforced in accordance with, the laws of the State of New York, without regard to the principles of conflicts of law other than New York General Obligations Law 5-1401 and 5-1402.

8.                                      Successors and Assigns.  The provisions of this Note will inure to the benefit of, and be binding on, any successor to Borrower, and will extend to any holder hereof.

BORROWER:	SIMPSON MANUFACTURING CO., INC.,
a Delaware corporation

By:
Printed Name:
Title:

EXHIBIT F

FORM OF SWING LINE LOAN NOTICE

Date: , 201

To:                              Wells Fargo Bank, National Association

2175 N. California Blvd., Suite 700

Walnut Creek, CA  94596

Attention:  Wayne Xia

Facsimile:  (925) 942-4480

Electronic Mail:  wayne.xia@wellsfargo.com

and

Wells Fargo Bank, National Association

1525 W WT Harris Blvd., MAC D1109-019

Charlotte, NC  28262

Attention:  Elisha Sabido

Facsimile:  (704) 590-3481

Electronic Mail:  elisha.sabido@wellsfargo.com

Re:                               The Credit Agreement dated as of July [    ], 2012 among Simpson Manufacturing Co., Inc., as Borrower, the Guarantors party thereto, the Lenders party thereto, and Wells Fargo Bank, National Association in its separate capacities as the Swing Line Lender and L/C Issuer and as Administrative Agent.

Ladies and Gentlemen:

The undersigned Borrower refers to the Credit Agreement, the terms defined therein used herein as defined, and hereby gives notice irrevocably, pursuant to Section 2.04(b) of the Credit Agreement, of a requested Borrowing of a Swing Line Loan by Borrower as specified herein:

1.                                       The requested date (the “Requested Borrowing Date”), which will be a Business Day, for the funding of the requested Borrowing of a Swing Line Loan is             , 201  .

2.                                       The aggregate amount of the requested Borrowing of a Swing Line Loan is $                    .

3.                                       The wire instructions for the deposit account to which proceeds of the requested Borrowing of a Swing Line Loan are to be disbursed are as follows:

Bank:	[ ]
Account No.:	[ ]
ABA No.:	[ ]
Reference:	[ ]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the requested Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

(a)                                  the representations and warranties of Borrower and each other Loan Party contained in Article V of the Credit Agreement or any other Loan Document are true and correct in all material respects (except that such materiality qualifier will not be applicable to any portion of any representation and warranty that is already qualified or modified by materiality in the text thereof) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case are true and correct in all material respects (except that such materiality qualifier will not be applicable to any portion of any representation and warranty that is already qualified or modified by materiality in the text thereof) as of such earlier date, and except that for purposes of Section 4.02 of the Credit Agreement, the representations and warranties contained in Section 5.11 will be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and 6.01(b), as applicable, of the Credit Agreement;

(b)                                  no Default or Event of Default has occurred and is continuing, or would result from such proposed Credit Extension;

(c)                                  no Material Adverse Change has occurred since December 31, 2011; and

(d)                                  the requested Borrowing of a Swing Line Loan, together with the Outstanding Amount of all Swing Loan Loans as of the Requested Borrowing Date, does not exceed an amount equal to the lesser of (i) the Swing Line Sublimit and (ii) the maximum amount permitted under Section 2.04(a) of the Credit Agreement.

SIMPSON MANUFACTURING CO., INC.,
a Delaware corporation

By:
Printed Name:
Title:

EXHIBIT G-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Re:                               The Credit Agreement dated as of July [    ], 2012 (as the same may from time to time be amended, modified or supplemented or restated, the “Credit Agreement”), by and among Simpson Manufacturing Co., Inc. (the “Borrower”), the Guarantors party thereto, the banks, financial institutions and other institutional lenders from time to time party thereto and referred to as Lenders therein, and Wells Fargo Bank, National Association, not in its individual capacity, but in its separate capacities as the Swing Line Lender, the L/C Issuer and as the Administrative Agent.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and Administrative Agent, and (ii) the undersigned shall have at all times furnished the Borrower and Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:	, 201[ ]

EXHIBIT G-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Re:                               The Credit Agreement dated as of July [    ], 2012 (as the same may from time to time be amended, modified or supplemented or restated, the “Credit Agreement”), by and among Simpson Manufacturing Co., Inc. (the “Borrower”), the Guarantors party thereto, the banks, financial institutions and other institutional lenders from time to time party thereto and referred to as Lenders therein, and Wells Fargo Bank, National Association, not in its individual capacity, but in its separate capacities as the Swing Line Lender, the L/C Issuer and as the Administrative Agent.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (d) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (ii) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	, 201[ ]

EXHIBIT G-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Re:                               The Credit Agreement dated as of July [    ], 2012 (as the same may from time to time be amended, modified or supplemented or restated, the “Credit Agreement”), by and among Simpson Manufacturing Co., Inc. (the “Borrower”), the Guarantors party thereto, the banks, financial institutions and other institutional lenders from time to time party thereto and referred to as Lenders therein, and Wells Fargo Bank, National Association, not in its individual capacity, but in its separate capacities as the Swing Line Lender, the L/C Issuer and as the Administrative Agent.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the participation in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such participation, (c) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.

By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:	, 201[ ]

EXHIBIT G-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Re:                               The Credit Agreement dated as of July [    ], 2012 (as the same may from time to time be amended, modified or supplemented or restated, the “Credit Agreement”), by and among Simpson Manufacturing Co., Inc. (the “Borrower”), the Guarantors party thereto, the banks, financial institutions and other institutional lenders from time to time party thereto and referred to as Lenders therein, and Wells Fargo Bank, National Association, not in its individual capacity, but in its separate capacities as the Swing Line Lender, the L/C Issuer and as the Administrative Agent.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (c) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.

By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and  Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:	, 201[ ]

Exhibit J - Subordination Provisions

SECTION 1.                            SUBORDINATION

1.1                                 Agreement to Subordinate.

(a)                                  Each of Maker/Purchaser(1) and the Lender/Seller(2) covenants and agrees that this Note/Agreement and the Obligations(3) are subject to the provisions of this Section 1.1, and the Lender/Seller accepts and agrees to be bound by such provisions.  The Lender/Seller also acknowledges and agrees that the subordination provisions set forth in this Section 1.1 are, and are intended to be, an inducement and a consideration to each Senior Lender to acquire and continue to hold, or to continue to hold, the Senior Debt and such Senior Lender shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or continuing to hold, such Senior Debt.

(b)                                 The Lender/Seller agrees, for itself and each future holder of the Obligations, that the Obligations are expressly “subordinate and junior in right of payment” (as that phrase is hereinafter defined) to all Senior Debt.  “Subordinate and junior in right of payment” means that (A) no part of the Obligations shall have any claim to the assets of Maker/Purchaser on a parity with or prior to the claim of the Senior Debt, and (B) unless and until the Senior Debt has been Paid in Full, without the express prior written consent of the Required Lenders, subject to Sections 1.1(c) and 1.1(d), the Lender/Seller will not take, demand (including by means of any legal action) or receive from Maker/Purchaser, Borrower or any Guarantor, and Maker/Purchaser will not make, give or permit, directly or indirectly, by set-off, redemption, purchase or in any other manner, any payment of the whole or any part of the Obligations.

(c)                                  [USE THIS PARAGRAPH FOR INTERCOMPANY NOTE]  Notwithstanding Section 1.1(b), Maker/Purchaser may make, and the Lender/Seller may receive, (i) principal payments of the outstanding Obligations and (ii) regularly scheduled payments (which shall not be deemed to include any mandatory or voluntary prepayments) on account of interest on the Obligations in accordance with the terms of this Note/Agreement, in each case, so long as no Default (as defined in the Senior Credit Agreement) or Event of Default (as defined in the Senior Credit Agreement) has occurred and is continuing.  Maker/Purchaser may resume payments of payments permitted hereby on the date upon which such Default or Event of Default is cured or waived in accordance with the Senior Credit Agreement; provided that no other Defaults or Events of Default have occurred and are then continuing.

[ALTERNATIVE PARAGRAPH FOR EARNOUT]  Notwithstanding Section 1.1(b), Maker/Purchaser may make, and the Lender/Seller may receive, payments of the outstanding Obligations, so long as no Default (as defined in the Senior Credit Agreement) or Event of Default (as defined in the Senior Credit Agreement) has occurred and is continuing.  Maker/Purchaser may resume

(1)  This party will be the entity that is the maker of the intercompany note or the purchaser under the purchase agreement.

(2)  This party will be the entity that is the payee of the intercompany note or the seller under the purchase agreement.

(3)  “Obligations” needs to be defined in the intercompany note, and will be defined as the earn out under the purchase agreement, as amended or modified from time to time as permitted by the Senior Credit Agreement.

payments of the Obligations on the date upon which such Default or Event of Default is cured or waived in accordance with the Senior Credit Agreement; provided that no other Defaults or Events of Default have occurred and are then continuing.

(d)                                 Until the earlier to occur of (i) the commencement of an Insolvency Proceeding involving the Maker/Purchaser, Borrower or any Guarantor, (ii) the Maturity Date, or (iii) 360 days after the date of delivery of a written notice by the Administrative Agent to the Lender/Seller of the occurrence and continuance of a Default (as defined in the Senior Credit Agreement) or an Event of Default (as defined in the Senior Credit Agreement):   the Lender/Seller shall not accelerate the Obligations and shall not, directly or indirectly, commence or participate in the commencement of any lawsuit, action, or proceeding, whether private, judicial, equitable, administrative, or otherwise to enforce its rights or interests in respect of the Obligations.

(e)                                  Unless and until the Senior Debt is Paid in Full and irrespective of whether a default or event of default has occurred and is continuing with respect to the Senior Debt, the Lender/Seller shall have no right to obtain a lien on any assets of Maker/Purchaser, Borrower or any Guarantor, whether consensually or by attachment, levy or other judicial action or otherwise.

1.2                                 Insolvency.

(a)                                  Continuing Subordination.  The provisions of this Section 1 are intended to be enforceable notwithstanding any dissolution, winding-up, liquidation, or reorganization of Maker/Purchaser, Borrower or any Guarantor, whether voluntary or involuntary, or the commencement of any Insolvency Proceeding by or against Maker/Purchaser, Borrower or any Guarantor.  Upon any such dissolution, winding-up, liquidation, reorganization, or Insolvency Proceeding, (A) all amounts due or to become due upon the Senior Debt shall first be Paid in Full before any payment is made on account of the Obligations, and (B) any payment or distribution of any kind or character (whether in cash, property, securities, by set-off, or otherwise) to which the Lender/Seller would be entitled but for the provisions of this Section 1.2(a), shall be immediately delivered by the Person making such payment or distribution (whether the Maker/Purchaser, a Guarantor, a trustee in bankruptcy, a receiver, or otherwise) or the Lender/Seller (if received by it) directly to the Administrative Agent for application to the payment of the Senior Debt in accordance with the terms of the Senior Credit Agreement.

(b)                                 Reinstatement.  If any Senior Lender is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay any amount (a “Recovery”) to the estate or to any creditor or representative of Maker/Purchaser or any other Person, then the Senior Debt shall be reinstated to the extent of such Recovery.  If the provisions of this Section 1.2(b) shall have been terminated prior to such Recovery, such provisions shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the parties hereto from such date of reinstatement.

(c)                                  Proof of Claim.  If the Lender/Seller does not file a proper claim or proof of debt or other document or amendment thereof in the form required in any Insolvency Proceeding prior to 30 days before the expiration of time to file such claim or other document or amendment thereof, then the Administrative Agent shall have the right (but not the obligation) in such proceeding, and the Lender/Seller hereby irrevocably appoints the Administrative Agent as such holder’s lawful attorney in fact to demand, sue for, collect, receive and give receipt for the payments and distributions in respect of

2

the Obligations that are made in such proceeding and that are required to be paid or delivered to the Administrative Agent as provided in Section 1.2(a), to file and prove all claims therefore, to vote the claim of the Lender/Seller (whether in respect of any plan of reorganization or liquidation or otherwise), and to execute and deliver all documents in such proceeding, all in the name of the Administrative Agent or the Lender/Seller, as the Administrative Agent reasonably may determine to be necessary or appropriate.

(d)                                 Other Waivers.  Until the Senior Debt has been Paid in Full, the Lender/Seller agrees that it shall not without the written consent of the Administrative Agent, (i) propose any plan of reorganization or liquidation or file any pleading or other document in support of any plan that would impair the rights of the Administrative Agent or any Senior Lender, (ii) oppose any plan of reorganization or liquidation proposed by, or approved in writing by, the Administrative Agent, (iii) vote its claim in favor of any plan of reorganization or liquidation opposed by the Administrative Agent, (iv) oppose any relief requested or supported by the Administrative Agent, or (v) commence or participate in the commencement of any Insolvency Proceeding against Maker/Purchaser, Borrower or any Guarantor.  Notwithstanding anything to the contrary in this Section 1, the Lender/Seller may file (A) a claim or statement of interest with respect to the Obligations if an Insolvency Proceeding has been commenced by or against Maker/Purchaser, Borrower or any Guarantor, as debtor, file a claim or statement of interest with respect to the Obligations, (B) any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding, or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Lender/Seller, or (C) any lawsuit solely to prevent the running of any applicable statute of limitations or other similar restriction on claims.

1.3                                 Turnover.  In the event that the Lender/Seller receives any payment or distribution of assets of Maker/Purchaser of any kind in contravention of any term of this Note/Agreement (whether in cash, property or securities, by setoff or otherwise) before the Senior Debt is Paid in Full, then such payment or distribution shall be held by such holder in trust for the benefit of the Administrative Agent, and the Lender/Seller shall immediately deliver such payment or distribution to the Administrative Agent in precisely the form received (except for the endorsement or assignment by such holder where necessary) for application to the payment of the Senior Debt in accordance with the terms of the Senior Credit Agreement.  In the event of the failure of the Lender/Seller to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent and any of its officers or agents are hereby irrevocably authorized to make such endorsement or assignment and the Lender/Seller hereby irrevocably appoints the Administrative Agent as such holder’s lawful attorney in fact to make such endorsement or assignment.

1.4                                 Subrogation.  With respect to the value of any payments or distributions in cash, property, or other assets that the Lender/Seller pays over to the Administrative Agent or any Senior Lender under the provisions of this Section 1, the Lender/Seller shall be subrogated to the rights of the Administrative Agent and the Senior Lenders; provided that the Lender/Seller hereby agrees not to assert or enforce all such rights of subrogation it may acquire as a result of any payment hereunder until the Senior Debt has been Paid in Full.  Maker/Purchaser acknowledges and agrees that the value of any payments or distributions in cash, property or other assets received by the Lender/Seller that are paid over to the Administrative Agent or any Senior Lender pursuant to the provisions of this Section 1 shall not reduce any of the Obligations.

3

1.5                                 No Impairment of Subordination.  No right of any present or future Senior Lender to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of Maker/Purchaser, Borrower or any Guarantor or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by Maker/Purchaser, Borrower or any Guarantor with the terms, provisions and covenants of this Note/Agreement, regardless of any knowledge thereof which any such holder may have or otherwise be charged with.

1.6                                 No impairment of Maker/Purchaser’s Obligation.  Nothing contained in this Section 1 or elsewhere in this Note/Agreement is intended to or shall impair, as among Maker/Purchaser, its creditors other than the Senior Lenders, and the Lender/Seller, the obligation, which is absolute and unconditional, to pay to the Lender/Seller the Obligations as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Lender/Seller and creditors of Maker/Purchaser other than the Senior Lenders.  No provision of this Section 1.6 shall prevent the occurrence of any event of default under this Note/Agreement.

1.7                                 Modification of this Section 1.  None of the provisions of this Section 1 may be waived, amended, supplemented or otherwise modified without the prior written consent of the Administrative Agent.

1.8                                 Third Party Beneficiaries.  The Administrative Agent, on behalf and for the benefit of the Senior Lenders are express third party beneficiaries of Section 1 of this Note/Agreement, and shall have the right to enforce solely Section 1 of this Note/Agreement in accordance with the terms thereof.

1.9                                 Definitions.  The following definitions shall apply to terms used in this Section 1:

(a)                                  Administrative Agent:  as defined in the Senior Credit Agreement.

(b)                                 Bankruptcy Code:  means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. Sections 101 et seq.), and the rules and regulations promulgated thereunder.

(c)                                  Borrower: as defined in the Senior Credit Agreement.

(d)                                 Governmental Authority:  means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank).

(e)                                  Guarantor:  as defined in the Senior Credit Agreement.

(f)                                    Insolvency Proceeding:  means (i) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each of case (i) and (ii) undertaken under federal, state or foreign Law, including the Bankruptcy Code.

4

(g)                                 Maturity Date:  the Revolving Credit Maturity Date, as defined in the Senior Credit Agreement.

(h)                                 Paid in Full:  means the payment in full in cash of all Senior Debt and the termination of all commitments of the Senior Lenders to extend further credit to Maker/Purchaser under the Senior Credit Agreement, or, in the case of Senior Debt consisting of contingent obligations in respect of letters of credit, hedging obligations, bank product obligations, or other reimbursement obligations that remain outstanding and unsatisfied, the setting apart of cash sufficient to discharge such portion of the Senior Debt in an account for the exclusive benefit of the holders thereof, in which account such holders shall be granted a first priority perfected security interest in a manner reasonably acceptable to such holders.

(i)                                     Person:  as defined in the Senior Credit Agreement.

(j)                                     Required Lenders:  as defined in the Senior Credit Agreement.

(k)                                  Senior Credit Agreement:  the Credit Agreement dated as of July 27, 2012, among Simpson Manufacturing Co., Inc., a Delaware corporation, as Maker/Purchaser, the Guarantors party thereto, the several financial institutions party thereto as Lender/Sellers, and Wells Fargo Bank, National Association, as the Administrative Agent, as the same may be amended, modified, supplemented, restated or refinanced and replaced from time to time.

(l)                                     Senior Debt:  the “Obligations” as defined in the Senior Credit Agreement.

(m)                               Senior Lenders:  the Lending Parties, as defined in the Senior Credit Agreement.

5

Exhibit I - Form of Payoff Letter

July 27, 2012

Wells Fargo Bank, National Association, as Administrative Agent

2175 N. California Blvd. Suite 700

Walnut Creek, CA 94596

Attention:                                         Wayne W. Xia

Vice President, Relationship Manager

Re: Termination of Existing Credit Facility (“Payoff Letter”)

Ladies and Gentlemen:

Reference is hereby made to:

(a)                                  that Credit Agreement dated as of October 10, 2007, as amended and modified to the date hereof, including by that Limited Consent and Release of Guarantor dated as of July 15, 2010 (as so amended and modified, the “Credit Agreement”), among Simpson Manufacturing Co., Inc., a Delaware corporation (“Borrower”), Simpson Strong-Tie Company Inc., a California corporation (“Strong-Tie”), and Simpson Strong-Tie International Inc., a California corporation (“SST International”, and together with Strong-Tie, collectively, the “Guarantors”), the financial institutions party thereto and named therein as Lenders (the “Lenders”), and Wells Fargo Bank, National Association (“Wells Fargo”), in its separate capacities as Swingline Lender and Issuing Bank and as Administrative Agent, for the benefit of the Credit Parties; and

(e)                                  each of the other Loan Documents executed, delivered or issued by Borrower and/or any Guarantor pursuant to or in connection with the Credit Agreement (all such other Loan Documents being collectively referred to herein as the “Other Loan Documents”).

The Credit Agreement and the Other Loan Documents are sometimes hereinafter collectively referred to as the “Existing Documents.”  Capitalized terms used but not defined in this Payoff Letter shall have the respective meanings given to them in the Credit Agreement.

Administrative Agent and the Lenders have been advised by Borrower that Borrower intends to enter into a new institutional credit facility (the “Refinancing Facility”) to replace the existing credit facility with the Lenders described in and evidenced by the Existing Documents and to pay in full in immediately available funds any and all of the outstanding Obligations (collectively, the “Existing Debt”) owing under the Existing Documents which are outstanding as of July [2], 2012 (the “Payment Date”).

Agreements

1.                                       Borrower agrees that from and after the date hereof, it shall not request the borrowing of any new Loans or the issuance of any new Letters of Credit under the Credit Agreement.

2.                                       The Lenders and Borrower agree that the entire amount of the Existing Debt outstanding and payable on the Payment Date (the “Final Payoff Amount”) is set forth on Exhibit A hereto.  The Final Payoff Amount shall include all outstanding principal and accrued and unpaid interest, all accrued and unpaid fees (including Facility Fees) and all indemnities, expenses and costs (including all attorneys fees and costs of counsel to Administrative Agent under the Existing Documents).  If the Final Payoff Amount is not paid on the Payment Date, then the Payoff Amount will be subject to adjustment and Lender shall, upon the request of Borrower, provide a new computation of the Final Payoff Amount.  The Final Payoff Amount may include an estimate of additional amounts which will be due if payment is received after 12:00 noon (Pacific time) on the Payment Date.  If such funds are not required, they will be returned to Borrower by Administrative Agent.

3.                                       Upon the receipt by Administrative Agent, on behalf of itself and the Lenders, of the Final Payoff Amount, in immediately available funds, at Administrative Agent’s Payment Office set forth on Exhibit A.1 hereto (other than that portion of the Final Payoff Amount constituting the Bingham Expenses (as defined in Exhibit A hereto), which shall have been received by Bingham McCutchen LLP, counsel to Administrative Agent, in immediately available funds, at the account set forth on Exhibit A.2 hereto) (the “Payoff Condition”), Administrative Agent, each Lender, Borrower and each Guarantor each hereby agrees and acknowledges that: (a) all Existing Debt of Borrower and the Guarantors under the Credit Agreement and other Existing Documents shall thereupon be immediately and automatically without further notice discharged, released and satisfied, (b) all commitments of the Lenders to provide or issue any loan or other financial accommodation to or for the benefit of Borrower or any Guarantor under the Credit Agreement and the other Existing Documents shall thereupon be immediately, automatically and permanently terminated without further notice, (c) each Lender having been issued a Note evidencing the Obligations owing to such Lender under the Existing Documents shall return the original of such Note to Borrower marked “cancelled” (or if such Note has been destroyed or lost, such Lender shall deliver to Borrower a lost note indemnity in form and substance reasonably satisfactory to Borrower), and (d) except for and as to such provisions as by their express terms are to survive termination, the Credit Agreement and each of the other Existing Documents, and the obligations of the Loan Parties thereunder, shall thereupon be immediately and automatically terminated and cancelled without further notice or action.

This Payoff Letter may be executed by facsimile signature and issued in one or more counterparts, each of which shall be an original and all of which together shall constitute one and the same agreement. The terms and provisions of this Payoff Letter shall be governed by the internal laws and decisions (other than conflict of laws provisions) of the State of California.

2

Very truly yours,

BORROWER:	SIMPSON MANUFACTURING CO., INC.

By:
Name:
Title:

3

GUARANTORS:	SIMPSON STRONG-TIE COMPANY INC.

By:
Name:
Title:

SIMPSON STRONG-TIE INTERNATIONAL, INC.

By:
Name:
Title:

4

Accepted and Agreed:
ADMINISTRATIVE AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

LENDERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

UNION BANK, N.A.

By:
Name:
Title:

COMERICA BANK

By:
Name:
Title:

5

EXHIBIT A

FINAL PAYOFF AMOUNT

Revolving Credit Facility:	Outstanding principal under Revolving Loans:	$	[-0-]

	Accrued and unpaid interest under Revolving Loans:	$	[-0-]

	Outstanding principal under Swingline Loans:	$	[-0-]

	Accrued and unpaid interest under Swingline Loans:	$	[-0-]

	Breakage fees:	$	[-0-]

Outstanding Letters of Credit:		[None]

Fees	Facility Fees:		$12,444.44

	Letter of Credit fees, costs and charges:	$	[-0-]

Expenses and Costs	Total expenses and costs Fees and costs of Bingham McCutchen, as counsel to Administrative Agent with payoff of Obligations and termination of the Existing Liens (the “Bingham Expenses”)		$2,000.00

	Other reimbursable expenses and costs of Administrative Agent	$	[-0-]

Total (“Final Payoff Amount”) as of July 27, 2012			$14,444.44

6

EXHIBIT A.1

WIRE TRANSFER INSTRUCTIONS ADMINISTRATIVE AGENT’S PAYMENT OFFICE (FOR FINAL PAYOFF AMOUNT OTHER THAN BINGHAM EXPENSES)

Bank:	Wells Fargo Bank, National Association
Account No.:	01104331628807
ABA No.:	121000248
Attention:	Agency West Cash Account
Reference:	Simpson Manufacturing

EXHIBIT B.2

WIRE TRANSFER INSTRUCTIONS FOR BINGHAM EXPENSES

Bank:	Bank of America, N.A.
100 Federal Street, Boston, MA 02110
For the credit of Bingham McCutchen LLP
Account No.:	00405-17005
Reference:	2003573/0000360042
ABA No.:	0260-0959-3 (for wire transfers)
0110-0013-8 (for ACH transfers)
Contact:	Peter Carson (415/393-2830

Exhibit H — Borrower’s Investment Policy

SIMPSON MANUFACTURING CO., INC.

INVESTMENT POLICY

PURPOSE

This document establishes the policy for the investment management of operating funds of Simpson Manufacturing Co., Inc.

OBJECTIVE

To invest in instruments with the following criteria, prioritized as listed:

•                  Preservation of Capital

•                  Liquidity to meet Cash Flow Requirements

•                  Maximization of yield

POLICY

The Chief Financial Officer is charged with the overall responsibility of monitoring and managing all operating funds and to direct those funds either to ongoing business uses or to direct their investment as appropriate.

The Chief Financial Officer, or any person specifically designated in writing by the Chief Financial Officer, is authorized to invest operating funds in investment instruments that comply with the standards set forth herein.

Investment Management Firms may be approved by the Chief Financial Officer to manage the investment of Simpson Manufacturing Co., Inc.  operating funds.  Approved Investment Management Firms must sign an Investment Management Agreement and manage funds only in accordance with these guidelines.

APPROVED SECURITIES/CREDIT QUALITY

•                  United States Government obligations, obligations guaranteed by the United States government and United States Government agency obligations.

•                  Obligations issued by any state or political subdivision (including the District of Columbia and any possession of the United States)

•                  Negotiable Certificates of Deposit, Eligible Bankers Acceptances and Time deposits of approved banks or guaranteed by approved banks.  Approved banks are defined as:

•                  U.S. Banks — Any bank or banking holding company which maintains at the time of purchase a TBW (Thomson Bank Watch)  “ Domestic Bank Watch” rating of B/C or higher or a commercial paper rating of at least P-1 by Moody’s Investors Services, Inc. (Moody’s) or A-1 by Standard and Poor’s Corporation (S&P).

•                  Non U.S. Banks— At the time of purchase any bank or banking holding company which maintains a TBW “International Bank Watch” rating of B/C or higher or a commercial paper rating of at least P-1 by Moody’s or A-1 by S&P.

•                  Obligations of domestic or foreign corporations including: Commercial Paper, Loan Participation, Short-Term Notes, Asset Backed Securities and Corporate Notes/Bonds at the time of purchase having the following ratings:

•                  Commercial Paper ratings of at least P-2 by Moody’s or A-2 by S&P; or

•                  Asset Backed Securities ratings of AAA by Moody’s or Aaa by S&P.

•                  Corporate Notes/Bonds and other corporate securities listed above must have ratings of at least A2 by Moody’s or A by S&P or an equivalent rating from a nationally recognized statistical ratings organization (NRSRO) designated by The Securities and Exchange Commission.

•                  Obligations of governments other than the United States having the highest ratings as defined in the second or third item above.

•                  Repurchase Agreements collateralized by securities permitted in the first through fourth items above.

•                  Money Market Funds registered with The Securities and Exchange Commission according to Rule 2a-7 under the Investment Company Act of 1940.

•                  Any Approved Security previously listed in this section with split credit ratings shall be considered to carry the lowest publicly available rating for eligibility purposes under this investment policy.

EXCLUDED SECURITIES

•                  All complex derivative securities including: inverse floaters, range notes, swaps, options, and structured notes with embedded swaps or options.  However, for the purpose of this guideline, ordinary structured derivatives, such as floating rate notes, callable notes and puttable notes will not be defined as complex derivatives.

DIVERSIFICATION

•                  United States Government or Agency obligations — no limit.

•                  All Other Instruments — No more than 10% of the portfolio value shall be invested in the obligations of any one issuer. No more than 15% of the portfolio shall be invested in Commercial Paper obligations rated P-2 by Moody’s or A-2 by S&P. No more than 10% of portfolio value shall be exposed to issuers from any one foreign country.  No more than 10% of portfolio value shall be exposed to any given repurchase agreement counterparty.

MATURITY

•                  Limited to a maximum of 24 months for any single security purchased by Simpson Manufacturing Co., Inc directly.

•                  Investment management firms may maintain a weighted average portfolio maturity of up to 1 year and an average credit quality of at least AA.  However any investment maturing in excess of 6 months must be able to be sold in a secondary market.  No investment in the investment manager’s portfolio may have maturity in excess of 2 years. Asset Backed Securities will be deemed to have a maturity equal to such security’s weighted average life.  At least 15% of the externally managed portfolios must also mature, or have a put or auction feature within 90 days at all times.

•                  Investments that have regular puts at par or regular interest rate resets via auction in which the investor can redeem the investment at par are considered to mature in concurrence with the frequency of the put or auction.

REALIZED LOSS                                                   Realized losses as determined on an accounting basis are not permitted without the prior authorization of the Chief Financial Officer.

RESTRICTION SAFEKEEPING

All Investments (except time deposits and loan participation) with maturities of more than one week shall require safekeeping of the actual investment for the full term of the investment, at a safekeeping facility approved by the Chief Financial Officer.  For externally managed portfolios, all securities will be held in a separate custody account in the name of Simpson Manufacturing Co., Inc.

POLICY EXCEPTIONS

Any individual exceptions to the above policy require prior approval by the Chief Financial Officer.  Any changes to the above policy require prior approval by the Board of Directors of Simpson Manufacturing Co., Inc.

Schedule 5.06

LITIGATION

Four lawsuits have been filed against Borrower in the Hawaii First Circuit Court: Alvarez v. Haseko Homes, Inc. and Simpson Manufacturing, Inc., Civil No. 09-1-2697-11; Ke Noho Kai Development, LLC v. Simpson Strong-Tie Company, Inc., and Honolulu Wood Treating Co., LTD., Case No. 09-1-1491-06 SSM; North American Specialty Ins. Co. v. Simpson Strong-Tie Company, Inc. and K.C. Metal Products, Inc., Case No. 09-1-1490-06 VSM; and Charles et al. v. Haseko Homes, Inc. et al. and Third Party Plaintiffs Haseko Homes, Inc. et al. v. Simpson Strong-Tie Company, Inc., et al., Civil No. 09-1-1932-08.

An action filed on April 19, 2011, in the United States District Court for the District of Hawaii, National Union Fire Insurance Company of Pittsburgh, PA v. Simpson Manufacturing Company, Inc., et al., Civil No. 11-00254 ACK.

On April 12, 2011, Fireman’s Fund Insurance Company (“Fireman’s Fund”), one of Borrower’s general liability insurers, sued Hartford Fire Insurance Company (“Hartford”), another insurance company from whom Borrower purchased general liability insurance, in the United States District Court for the Northern District of California, Fireman’s Fund Insurance Company v. Hartford Fire Insurance Company, Civil No. 11 1789 SBA (the “Fireman’s Fund action”).  Borrower has intervened in the Fireman’s Fund action and has moved to stay all proceedings in that action as well, pending resolution of the underlying cases identified in the first paragraph of this Schedule 5.06.

On November 21, 2011, Borrower commenced a lawsuit against National Union, Fireman’s Fund, Hartford and others in the Superior Court of the State of California in and for the City and County of San Francisco.

Nishimura v. Gentry Homes, Ltd; Simpson Manufacturing Co., Inc.; and Simpson Strong-Tie Company, Inc., Civil no. 11-1-1522-07, was filed in the Circuit Court of the First Circuit of Hawaii on July 20, 2011.

The foregoing Proceedings are described in greater detail in Borrower’s Form 10-Q for the Fiscal Period ending March 31, 2012, under the heading Part II, Item 1. Legal Proceedings.

Schedule 5.07

PENSION PLANS

Sheet Metal Workers National Pension Fund

Sheet Metal Workers of Northern California Pension Trust Fund

CWA Savings & Retirement Trust

CMTA Tool and Die Craftsmen Association Pension Trust

FOREIGN PENSION PLANS

Canada Profit Sharing Trust

UK Sterling & Personal Plan

French PAYE Plan

Denmark Plan

Schedule 5.09

ENVIRONMENTAL

None

Schedule 5.15(a)

EQUITY INTERESTS IN SUBSIDIARIES

Owner of
	Jurisdiction of	Outstanding
Name	Organization	Equity Interests

Simpson Strong-Tie Company Inc. (“SST”)	California	Borrower
Simpson Strong-Tie International, Inc. (“STI”)	California	SST
Simpson Strong-Tie Japan, Inc.	California	SST
Simpson Strong-Tie Australia, Inc. (“STAU”)	California	SST
Simpson Strong-Tie Canada, Limited	Canada	SST
Simpson Strong-Tie Asia Limited (“SST Asia”)	Hong Kong	SST
Simpson Strong-Tie A/S (“STDEN”)	Denmark	STI
Simpson Strong-Tie Europe EURL (“STEUR”)	France	STI
Simpson Strong-Tie, S.A.S. (“STSA”)	France	STEUR
Simpson France SCI	France	STEUR-.02%
STSA-99.98%
Simpson Strong-Tie GmbH (“STGER”)	Germany	STI
Simpson Strong-Tie Sp.z,o.o.	Poland	STDEN
Simpson Strong-Tie Australia Pty Limited (“SSTAPL”)	Australia	STAU
Simpson Strong-Tie Asia Holding Limited (“SST Asia HLDG”)	Hong Kong	SST Asia
Simpson Strong-Tie (Beijing) Company Limited	China	SST Asia
Simpson Strong-Tie (Zhangjiagang) Co., Ltd.	China	SST Asia HLDG
Simpson Strong-Tie Ireland Limited	Ireland	STI
Ahorn-Geräte & Werkzeuge Vertriebs GmbH (“Ahorn”)	Germany	STI-99%
SST-1%
Simpson Strong-Tie s.r.o.	Czech Republic	Ahorn
Socom S.A.S.	France	STEUR
Simpson Strong-Tie (New Zealand) Limited	New Zealand	SSTAPL
Simpson Strong-Tie Switzerland GmbH (“SST Switzerland”)	Switzerland	STI
S&P Clever Reinforcement Company AG (“S&P”)	Switzerland	SST Switzerland
S&P Handels GmbH	Austria	S&P
S&P Clever Reinforcement GmbH	Germany	S&P
S&P Clever Reinforcement Company Benelux B.V.	Dutch	S&P
S&P Polska Sp.z.o.o.	Poland	S&P
Clever Reinforcement Iberica — Materiais de Construção, Lda.	Portugal	S&P
Fiberstrength, Lda	Portugal	S&P
Simpson Strong-Tie Vietnam Company Limited	Vietnam	SST Asia
Simpson Strong-Tie South Africa (Proprietary) Limited	South Africa	SSTAPL

LOAN PARTIES

Name	Jurisdiction of Organization	Principal Place of Business	Foreign Qualifications in the U.S.

Simpson Manufacturing Co., Inc.	Delaware	5956 W. Las Positas Blvd. Pleasanton, CA 94588	California Ohio Texas

Simpson Strong-Tie Company Inc.	California	5956 W. Las Positas Blvd. Pleasanton, CA 94588

Alaska

Arizona

Arkansas

Colorado

Connecticut

Delaware

Florida

Georgia

Hawaii

Indiana

Iowa

Kentucky

Maine

Maryland

Massachusetts

Mississippi

Missouri

Montana

New Hampshire

New Jersey

New Mexico

New York

North Carolina

Ohio

Pennsylvania

Rhode Island

South Carolina

Tennessee

Texas

Simpson Strong-Tie International, Inc.	California	5956 W. Las Positas Blvd. Pleasanton, CA 94588	None

Schedule 5.15(b)

EQUITY INTERESTS IN OTHER PERSONS

None

Schedule 7.01

EXISTING LIENS

1.          UCC #11-7293233001 filed with the CA Secretary of State

Debtor: Simpson Strong-Tie Company Inc.

Secured Party: Butler Manufacturing, a division of BlueScope Buildings North America, Inc.

Collateral: A continuing purchase money security interest in all inventory, equipment, and goods including all embedded and non-embedded software manufactured by or distributed by secured party, whenever sold, consigned or delivered, directly or indirectly, to or for the benefit of debtor by secured party, wherever located, now owned and hereafter acquired including but not limited to all pre-engineered steel building systems and/or components labeled Butler Manufacturing a division of BlueScope Buildings North America, Inc. or Butler, and all accessions and products; and accessories, supplies and parts including repossessions and returns; and all proceeds from the sale thereof; all documents including books and records; and all existing or subsequently arising accounts and accounts receivable, and supporting obligations which may from time to time hereafter come into existence during the term of the security agreement.

2.          UCC #10-7231091448 filed with the CA Secretary of State

Debtor: Simpson Strong-Tie Company Inc.

Secured Party: US Bancorp

Collateral: Filing for informational purposes only covering various equipment identified in financing statement.

3.          UCC #11-7264488940 filed with CA Secretary of State

Debtor: Simpson Strong-Tie Company Inc.

Secured Party: US Bancorp Equipment Finance, Inc.

Collateral: Filing for informational purposes only covering various equipment identified in financing statement.

4.          UCC #11-7271160208 filed with CA Secretary of State

Debtor: Simpson Strong-Tie Company Inc.

Secured Party: US Bancorp Equipment Finance, Inc.

Collateral: Filing for informational purposes only covering various equipment identified in financing statement.

Schedule 7.02

EXISTING INVESTMENTS

None

Schedule 7.03

EXISTING INDEBTEDNESS

All amounts as of June 30, 2012, except as noted below:

S&P Clever Reinforcement Company AG

2,500,000 Swiss Francs outstanding

Bank Line of Credit-Schwyzer-Darlehen

S&P Clever Reinforcement Company AG

1,248,078 Swiss Francs outstanding

Bank Line of Credit-KMU Konto

S&P Clever Reinforcement GmbH

531,154 Euro outstanding as of June 30, 2012; Balance paid in full on July 3, 2012

Bank Line of Credit-Taunus-Sparkassa

Clever Reinforcement Iberica — Materiais de

Construção, Lda.

165,000 Euro outstanding

Bank Line of Credit-Banco Santander Totta, S.A.

S&P Minority shareholder earn-out notes recorded as liabilities per US GAAP:

Total 450,000 Euro outstanding

Schedule 7.07

TRANSACTIONS WITH AFFILIATES

1.               Any and all transactions, not to exceed $500,000 in the aggregate subsequent to the Closing Date, (a) between Borrower or any Subsidiary and any non-profit or charitable organization whose board of directors includes an individual who also serves as a member of the board of directors of Borrower or any Subsidiary, and/or (b) between Borrower or any Subsidiary and any non-profit or charitable organization to which Barclay Simpson or Sharon Simpson makes charitable contributions or on whose behalf Barclay Simpson or Sharon Simpson serves as a member of the board of directors or trustees, including without limitation the California College of Arts, the California Shakespeare Festival, and the University of California, Berkeley.

2.               Any and all activities in furtherance of or related to the transactions in #1 above, including without limitation the sponsoring by Borrower or any Subsidiary of educational courses and activities and the donation of goods and services in kind, with a value not to exceed $500,000 in the aggregate subsequent to the Closing Date.

3.               Any and all transactions, not to exceed $500,000 in the aggregate subsequent to the Closing Date, between Borrower or any Subsidiary and Simpson Fine Arts for the purchase of fine art and other goods and services.

4.               Any and all transactions, not to exceed $2,000,000 in the aggregate subsequent to the Effective Date, (a) between Borrower or any Subsidiary and PSB, a non-profit organization, pursuant to which Borrower or any Subsidiary provides assistance to PSB, as the holder of Equity Interests in the Borrower, by (i) filing a registration statement with the SEC under the Securities Act of 1933, as amended, covering the resale of such party’s Equity Interests in Borrower, (ii) paying all costs, expenses and attorneys’ fees related to the registration statement, and (iii) making all necessary efforts and filings to keep such registration statement continuously effective ((i) — (iii), collectively, “Registration Activities”) and (b) between Borrower or any Subsidiary and the Simpson Family, as the holders of Equity Interests in Borrower, with respect to any and all Registration Activities for the benefit of the Simpson Family’s Equity Interests in Borrower.

For purposes of #4 above, “Simpson Family” means each of Barclay Simpson and Sharon Simpson and each of their descendants, including the spouses of such descendants. A “spouse” shall mean the individual to whom a person is married, and “descendants” of an individual shall mean all the individual’s lineal descendants of all generations, with the relationship of parent and child at each generation being determined by the definitions of parent and child under the California Probate Code; the terms “child” and “descendant” shall include “adopted child”; the term “adopted child” means an individual who was adopted before reaching age 18 and who lived a substantial part of his or her minority with the adopting parent; an adopted child and the adopted child’s descendants shall be considered descendants of the adopting parent or parents and of anyone who is by blood or adoption an ancestor of the adopting parent or of either of the adopting parents; and the terms “child” and “descendant” shall not include a foster child or a stepchild, even if a parent-child relationship existed between the foster parent and the foster child or between the stepparent and the stepchild.

Schedule 7.08

BURDENSOME AGREEMENTS

None